Exhibit 10.1

Execution Version

AMENDMENT NO. 2, dated as of May 26, 2022 (this “Amendment”), to the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on April 26, 2019 and as amended by Amendment No. 1 on October 24, 2019 (the “Credit Agreement”), by and among CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company (“Borrower”), CCO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the LENDERS and ISSUING LENDERS party thereto and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended by this Amendment, as the context requires.

WHEREAS, the Borrower wishes to convert all of its Term A-4 Loans to Term A-5 Loans, borrow additional amounts of Term A-5 Loans, create and borrow a new tranche of Term A-6 Loans, repay all Revolving Loans outstanding under the Credit Agreement immediately prior to the Amendment No. 2 Effective Date (as defined below), terminate the Revolving Commitments under the Credit Agreement immediately prior to the Amendment No. 2 Effective Date, establish a new Class of “Revolving B Commitments” and make certain other amendments to the Credit Agreement;

WHEREAS, each Revolving Lender party hereto, the Required Lenders, each Issuing Lender, the Swingline Lender, and the Administrative Agent have agreed to the amendments contemplated above;

WHEREAS, each Lender listed on Schedule I hereto has agreed to provide a Revolving B Commitment, Term A-5 Additional Commitment and/or Term A-6 Commitment, as applicable, in the respective amounts set forth opposite such Lender’s name on Schedule I;

WHEREAS, the aggregate principal amount of Term A-5 Loans of each Term A-5 Lender on the Amendment No. 2 Effective Date, immediately after giving effect to this Amendment No. 2, is set forth on Schedule II;

WHEREAS, each Lender with an outstanding Term A-4 Loan that has so indicated on its counterpart to this Amendment has agreed to convert such Term A-4 Loan to a Term A-5 Loan on the Amendment No. 2 Effective Date; and

WHEREAS, after giving effect to the new Revolving B Commitments, the making of the new Term A-5 Loans, the making of the new Term A-6 Loans, and the conversion of the Converted Second Amendment Term A Loans on the Amendment No. 2 Effective Date, the aggregate principal amount of Term A-2 Loans outstanding shall be $0, the aggregate principal amount of Term A-4 Loans outstanding shall be $0, the aggregate principal amount of Term A-5 Loans outstanding shall be $6,050,000,000, the aggregate principal amount of Term A-6 Loans outstanding shall be $500,000,000, the aggregate principal amount of Term B-1 Loans outstanding shall be $2,363,573,226.46, the aggregate principal amount of Term B-2 Loans outstanding shall be $3,718,249,936.84 and the aggregate amount of Revolving B Commitments shall be $5,500,000,000.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Borrower, Holdings, the Lenders, Issuing Lenders and Swingline Lender party hereto and the Administrative Agent hereby agree as follows:

SECTION 1. Amendment of the Credit Agreement.

(a)            The Credit Agreement is, effective as of the Amendment No. 2 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto. Additionally, on the Amendment No. 2 Effective Date, the Revolving B Commitments, Term A-5 Additional Commitments and Term A-6 Commitments of each Lender shall be as set forth on Schedule I hereto. For the avoidance of doubt, the aggregate principal amount of Term A-5 Loans of each Term A-5 Lender on the Amendment No. 2 Effective Date, immediately after giving effect to this Amendment No. 2, is set forth on Schedule II.

(b)            The Exhibits to the Credit Agreement are, effective as of the Amendment No. 2 Effective Date, hereby amended and restated in their entirety as set forth on Exhibit B attached hereto.

(c)            Schedule 10.2 to the Credit Agreement is, effective as of the Amendment No. 2 Effective Date, hereby amended with respect to the notice information of the Administrative Agent as set forth on Exhibit C attached hereto.

(d)            For the avoidance of doubt, it is understood and agreed that the Revolving Commitments under the Credit Agreement as in effect immediately prior to the Amendment No. 2 Effective Date shall be deemed to be terminated in full upon the effectiveness of this Amendment and the repayment of all Revolving Loans outstanding immediately prior to the Amendment No. 2 Effective Date, in each case, on the Amendment No. 2 Effective Date.

SECTION 2. Amendment of the Guaranty and Collateral Agreement. The Amended and Restated Guaranty and Collateral Agreement, dated as of March 18, 1999 and as amended and restated on May 18, 2016 (as otherwise amended, supplemented or modified prior to the date hereof, the “Guaranty and Collateral Agreement”), by and among Holdings, Borrower, certain of its subsidiaries and the Administrative Agent, is, effective as of the Amendment No. 2 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Guaranty and Collateral Agreement attached as Exhibit D hereto.

SECTION 3. Effectiveness. This Amendment shall become effective on the date (such date and time of effectiveness, the “Amendment No. 2 Effective Date”) that each of the conditions precedent set forth below shall have been satisfied:

(a)            The Administrative Agent shall have received executed counterparts hereof from each of the Loan Parties, Lenders constituting the Required Lenders, each Converting Second Amendment Term A Lender, each Lender listed on Schedule I hereto as having a Term A-5 Additional Commitment, a Term A-6 Commitment and a Revolving B Commitment, as applicable, each Issuing Lender and the Swingline Lender;

(b)            On the Amendment No. 2 Effective Date, the Administrative Agent shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(c)            The Administrative Agent shall have received completed Notices of Borrowing for the Term A-5 Loans and Term A-6 Loans;

(d)            The Administrative Agent shall have received from a Responsible Officer of the Borrower a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to this Amendment and the payment of all fees and expenses in connection therewith, are Solvent;

(e)            The Administrative Agent shall have received from the Borrower upfront fees for the account of each Lender equal to (i) in the case of each Lender that is not a Term A-4 Lender or a Revolving Lender immediately prior to the Amendment No. 2 Effective Date, 0.20% of the sum of (A) the aggregate principal amount of the Revolving B Commitment of such Revolving Lender actually made available to the Borrower and (B) the aggregate principal amount of Term A-5 Loans funded by such Lender, in each case, on the Amendment No. 2 Effective Date, and (ii) in the case of each Lender that is a Revolving Lender and/or a Term A-4 Lender immediately prior to the Amendment No. 2 Effective Date, the sum of (A) 0.08% of the sum of (x) the aggregate principal amount of the Revolving B Commitment of such Lender actually made available to the Borrower and (y) the aggregate principal amount of Term A-5 Loans funded by such Lender, in each case, on the Amendment No. 2 Effective Date, in an aggregate principal amount up to the sum of (1) such Lender’s Revolving B Commitment and (2) such Lender’s Term A-4 Loans, in each case, in effect immediately prior to the Amendment No. 2 Effective Date, and (B) 0.20% of the amount, if any, by which the sum of (x) the aggregate principal amount of the Revolving B Commitment of such Lender actually made available to the Borrower and (y) the aggregate principal amount of Term A-5 Loans funded by such Lender, in each case, on the Amendment No. 2 Effective Date, exceeds the sum of (1) such Lender’s Revolving B Commitment and (2) such Lender’s Term A-4 Loans, in each case, in effect immediately prior to the Amendment No. 2 Effective Date;

(f)             The Borrower shall have paid, or concurrently herewith shall pay, to the Administrative Agent for the benefit of the applicable Lenders all accrued (i) commitment fees pursuant to Section 2.6(a) of the Credit Agrement and (ii) Letter of Credit fees pursuant to the first sentence of Section 3.3(a) of the Credit Agreement, in each case, to but excluding the Amendment No. 2 Effective Date;

(g)            The Borrower shall have (i) repaid, or concurrently herewith shall repay, all Term A-2 Loans, Term A-4 Loans that are not Converted Second Amendment Term A Loans and all Revolving Loans that are outstanding under the Credit Agreement as in effect immediately prior to the Amendment No. 2 Effective Date, together with all accrued and unpaid interest on such Loans up to but excluding the Amendment No. 2 Effective Date, and (ii) shall have terminated, or concurrently herewith shall terminate, all Revolving Commitments in effect under the Credit Agreement immediately prior to the Amendment No. 2 Effective Date.

(h)            The Borrower shall have paid, or concurrently herewith shall pay, to the Administrative Agent for the benefit of the Term A-6 Lender, all fees required to be paid to the Term A-6 Lenders pursuant to that certain Fee Letter, dated as of the date hereof, among the Borrower and CoBank, ACB; and

(i)             The Borrower shall have paid, or concurrently herewith shall pay to the Administrative Agent for the benefit of the applicable Agents, to the extent invoiced, the reasonable documented out-of-pocket expenses of such Agents in connection with this Agreement.

SECTION 4. Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that, after giving effect to this Amendment, and both before and after giving effect to the transactions contemplated by this Amendment:

(a)            no Default or Event of Default has occurred and is continuing; and

(b)            each of the representations and warranties made by each of the Loan Parties in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, in all material respects as of such specific date) and in each case without duplication of any materiality qualifier therein.

SECTION 5. Reference to and Effect on the Loan Documents. On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. Each of the Loan Parties hereby consents to the Amendment and reaffirms its obligations under the Loan Documents to which it is party and its prior grant and the validity, enforceability and perfection of the Liens granted by it pursuant to the Loan Documents with all such Liens continuing in full force and effect after giving effect to the Amendment. This Amendment shall not constitute a novation of the Credit Agreement or any other Loan Document.

SECTION 6. Applicable Law; Waiver of Jury Trial.

(A)            THIS AMENDMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(B)            EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM HEREIN.

SECTION 7. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of an original executed counterpart hereof. The provisions of Section 10.17 of the Credit Agreement are incorporated herein, mutatis mutandis.

SECTION 9. Tax Matters. The parties agree that all of the Term A-5 Loans (whether issued for cash or upon conversion of Term A-4 Loans) will be treated as one fungible tranche for U.S. federal income tax purposes.

SECTION 10. Waiver. Subject to the occurrence of the Amendment No. 2 Effective Date, each Lender party to this Amendment agrees to waive (i) the payment to such Lender of any breakage costs pursuant to Section 2.18 of the Credit Agreement in connection with the prepayment of any Loans on the Amendment No. 2 Effective Date, (ii) solely in connection with the transactions contemplated by this Amendment, the delivery by the Borrower of a notice pursuant to Section 2.7(a) of the Credit Agreement relating to the termination of the Revolving B Commitments outstanding immediately prior to the Amendment No. 2 Effective Date and (iii) solely in connection with the transactions contemplated by this Amendment, the delivery by the Borrower of a notice pursuant to Section 2.8(a) of the Credit Agreement relating to the prepayment of each of the Term A-2 Loans and the Term A-4 Loans, each outstanding on the Amendment No. 2 Effective Date.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

CHARTER COMMUNICATIONS OPERATING, LLC, as Borrower

By:	/s/ Scott A. Schwartz
	Name:	Scott A. Schwartz
	Title:	Group Vice President, Corporate Finance and Treasurer

CCO HOLDINGS, LLC, as Holdings

By:	/s/ Scott A. Schwartz
	Name:	Scott A. Schwartz
	Title:	Group Vice President, Corporate Finance and Treasurer

THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

By:	/s/ Scott A. Schwartz
	Name:	Scott A. Schwartz
	Title:	Group Vice President, Corporate Finance and Treasurer

[Amendment No. 2 to Charter Communications Credit Agreement]

BANK OF AMERICA, N.A, as Administrative Agent

By:	/s/ Don B. Pinzon
	Name:	Don B. Pinzon
	Title:	Vice President

BANK OF AMERICA, N.A, as Swingline Lender and an Issuing Lender

By:	/s/ Arti Dighe
	Name:	Arti Dighe
	Title:	Director

JPMORGAN CHASE BANK, N.A, as an Issuing Lender

By:	/s/ Inderjeet Aneja
	Name:	Inderjeet Aneja
	Title:	Executive Director

[Amendment No. 2 to Charter Communications Credit Agreement]

[Lender’s Signature Pages on File with Charter]

[Amendment No. 2 to Charter Communications Credit Agreement]

Schedule A

Subsidiary Guarantors

1.	Bresnan Broadband Holdings, LLC
2.	CCO NR Holdings, LLC
3.	Charter Advanced Services (MO), LLC
4.	Charter Communications VI, L.L.C.
5.	Charter Communications, LLC
6.	Charter Communications Operating Capital Corp.
7.	Charter Distribution, LLC
8.	Charter Leasing Holding Company, LLC
9.	Charter Procurement Leasing, LLC
10.	DukeNet Communications, LLC
11.	Marcus Cable Associates, L.L.C.
12.	Spectrum Advanced Services, LLC
13.	Spectrum Gulf Coast, LLC
14.	Spectrum Mid-America, LLC
15.	Spectrum Mobile, LLC
16.	Spectrum Mobile Equipment, LLC
17.	Spectrum New York Metro, LLC
18.	Spectrum NLP, LLC
19.	Spectrum Northeast, LLC
20.	Spectrum Oceanic, LLC
21.	Spectrum Originals, LLC
22.	Spectrum Originals Development, LLC
23.	Spectrum Pacific West, LLC
24.	Spectrum Reach, LLC
25.	Spectrum RSN, LLC
26.	Spectrum Security, LLC
27.	Spectrum Southeast, LLC
28.	Spectrum Sunshine State, LLC
29.	Spectrum TV Essentials, LLC
30.	Spectrum Wireless Holdings, LLC
31.	TC Technology LLC
32.	Time Warner Cable Enterprises LLC
33.	Time Warner Cable, LLC
34.	TWC Administration LLC
35.	TWC Communications, LLC
36.	TWC SEE Holdco LLC

Exhibit A

Credit Agreement

[See attached.]

EXHIBIT A Deal CUSIP: 16117LBP3 Revolving A Commitments CUSIP: 16117LBQ1 Revolving B Commitments CUSIP: 16117LBT5 Term A-25 Loan CUSIP: 16117LBR9LBY4 Term A-46 Loan CUSIP: 16117LBV0LBZ1 Term B-1 Loan CUSIP: 16117LBW8 Term B-2 Loan CUSIP: 16117LBX6 AMENDED AND RESTATED CREDIT AGREEMENT CHARTER COMMUNICATIONS OPERATING, LLC, as Borrower, CCO HOLDINGS, LLC, BANK OF AMERICA, N.A., as Administrative Agent, BANK OF AMERICA, N.A., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLCCITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., RBC CAPITAL MARKETS, TD SECURITIES (USA) LLC AND WELLS FARGO SECURITIES, LLC,as Syndication Agents and Documentation Agents and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 1,2, BARCLAYS BANK OF AMERICA, N.A., CITIGROUP GLOBAL MARKETS INCPLC, BNP PARIBAS SECURITIES CORP., CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., RBC CAPITAL MARKETS, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 1, 2, and COBANK, ACB, as Lead Arranger and Bookrunner with respect to the Term A-6 Loans Dated as of March 18, 1999, as Amended and Restated as of April 26, 2019 and2019, as amended by Amendment No. 1 on October 24, 2019 and as amended by Amendment No. 2 on May 26, 2022

TABLE OF CONTENTS Page SECTION 1 DEFINITIONS 1 1.1. Defined Terms 1 1.2. Other Definitional Provisions; Pro Forma Calculations 3634 1.3. Divisions 3836 1.4. Interest Rates 36 SECTION 2 AMOUNT AND TERMS OF COMMITMENTS 3837 2.1. Loans and Commitments 3837 2.2. Procedure for Borrowing 4442 2.3. Repayment of Loans 4443 2.4. Swingline Commitment 4644 2.5. Procedure for Swingline Borrowing; Refunding of Swingline Loans 4745 2.6. Fees, Etc 48. 46 2.7. Termination or Reduction of Commitments. 49 47 2.8. Optional Prepayments 4947 2.9. Mandatory Prepayments 52[Reserved] 50 2.10. Conversion and Continuation Options 5350 2.11. Limitations on Eurodollar Rate/SOFR Tranches 5451 2.12. Interest Rates and Payment Dates 5451 2.13. Computation of Interest and Fees 5451 2.14. Inability to Determine Interest Rate 5552 2.15. Pro Rata Treatment and Payments. 56 55 2.16. Requirements of Law 57 2.17. Taxes 5958 2.18. Indemnity 61 2.19. Change of Lending Office 6261 2.20. Replacement of Lenders 6261 2.21. Defaulting Lenders 6362 2.22. Obligations of Lenders Several 6564 2.23. Permitted Debt Exchanges 6564 SECTION 3 LETTERS OF CREDIT 6866 3.1. L/C Commitment 6866 3.2. Procedure for Issuance of Letter of Credit 6967 3.3. Fees and Other Charges 6968 3.4. L/C Participations 6968 3.5. Reimbursement Obligation of the Borrower 7069 3.6. Obligations Absolute 7169 3.7. Letter of Credit Payments 7170 3.8. Cash Collateral 7170 3.9. Applications 7271 3.10. Applicability of ISP and UCP 7271 SECTION 4 REPRESENTATIONS AND WARRANTIES 7371 4.1. Financial Condition 7371 4.2. No Change 7371 - i-

4.3. Existence; Compliance with Law 7371 4.4. Power; Authorization; Enforceable Obligations 7372 4.5. No Legal Bar 7472 4.6. Litigation 7472 4.7. No Default 74[Reserved] 72 4.8. Ownership of Property; Liens 7472 4.9. Intellectual Property 74[Reserved] 72 4.10. Taxes 7472 4.11. Federal Regulations 7473 4.12. Labor Matters 75[Reserved] 73 4.13. ERISA 75[Reserved] 73 4.14. Investment Company Act 7573 4.15. Subsidiaries 7573 4.16. Use of Proceeds 7573 4.17. Environmental Matters 75[Reserved] 73 4.18. Certain Cable Television Matters 76[Reserved] 73 4.19. Accuracy of Information, Etc 77. 73 4.20. Security Interests 7773 4.21. Solvency 7774 SECTION 5 CONDITIONS PRECEDENT 7874 5.1. Conditions to Restatement Effective Date 7874 5.2. Conditions to Each Extension of Credit 7874 SECTION 6 AFFIRMATIVE COVENANTS 7874 6.1. Financial Statements 7874 6.2. Certificates; Other Information 8076 6.3. Payment of Obligations 80Taxes 77 6.4. Maintenance of Existence; Compliance 8077 6.5. Maintenance of Property; Insurance 8177 6.6. Inspection of Property; Books and Records; Discussions 81 77 6.7. Notices 8177 6.8. Environmental Laws. 82[Reserved] 77 6.9. Additional Collateral 82; Additional Guarantors 77 6.10. Regulated Subsidiaries 83[Reserved] 78 6.11. CoBank Equity and Security 78 SECTION 7 NEGATIVE COVENANTS 8379 7.1. Financial Condition Covenants 8379 7.2. Indebtedness 83[Reserved] 79 7.3. Liens 8580 7.4. Fundamental Changes 8782 7.5. Disposition of Property 87 7.6. Restricted Payments 89 7.7. Investments 91 7.8. Certain Payments and Modifications Relating to Indebtedness and Management Fees 94 7.9. Transactions with Affiliates 94 7.10. Sales and Leasebacks 95 7.11. [Reserved]. 95 7.12. Negative Pledge Clauses 95 7.13. Clauses Restricting Subsidiary Distributions 96 - ii-

7.14. Lines of Business 96 7.15. Investments in the Borrower 97 SECTION 8 EVENTS OF DEFAULT 9783 8.1. Events of Default 9783 8.2. Application of Funds 10186 8.3. Right to Cure Generally 86 8.4. Expired Defaults 87 SECTION 9 THE AGENTS 10187 9.1. Appointment 10187 9.2. Delegation of Duties 10288 9.3. Exculpatory Provisions 10288 9.4. Reliance by Administrative Agent 10389 9.5. Notice of Default 10389 9.6. Certain Representations and Agreements by Lenders 10489 9.7. Indemnification 10591 9.8. Agent in Its Individual Capacity 10591 9.9. Successor Administrative Agent 10691 9.10. Agents 10692 9.11. Collateral and Guaranty Matters 10692 9.12. Non-Facility Letters of Credit, Specified Cash Management Agreements and Specified Hedge Agreements 10792 9.13. Recovery of Erroneous Payments 92 SECTION 10 MISCELLANEOUS 10793 10.1. Amendments and Waivers 10793 10.2. Notices 10894 10.3. No Waiver; Cumulative Remedies 11096 10.4. Survival of Representations and Warranties 11096 10.5. Payment of Expenses and Taxes 110; Indemnification 96 10.6. Successors and Assigns; Participations and Assignments 11197 10.7. Adjustments; Setoff 115102 10.8. Counterparts 116102 10.9. Severability 116102 10.10. Integration 116103 10.11. GOVERNING LAW 116103 10.12. Submission to Jurisdiction; Waivers 116103 10.13. Acknowledgments 117103 10.14. Release of Guarantees and Liens 117104 10.15. Confidentiality 118104 10.16. WAIVERS OF JURY TRIAL 119105 10.17. Electronic Execution of Assignments and Certain Other Documents 119105 10.18. USA Patriot Act 119; Beneficial Ownership Regulation 105 10.19. EU Bail-In Provisions 119Affected Financial Institutions 106 10.20. Intercreditor Agreements 120106 10.21. Acknowledgement Regarding Any Supported QFCs 120106 10.22. Lender Action 107 10.23. Interest Rate Limitation 107 SCHEDULES: -iii-

4.15 Subsidiaries 4.20(a) UCC Filing Jurisdictions 10.2 Notices for Administrative Agent, Swingline Lender and Issuing Lenders EXHIBITS: A Form of Assignment and Assumption B Form of Compliance Certificate C Form of United States Tax Compliance Certificate D Form of Specified Subordinated Note D [Reserved] E Form of Notice of Borrowing F Form of Release - iv-

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 18, 1999, as amended and restated as of April 26, 2019 and2019, as amended by Amendment No. 1 as of October 24, 2019, and as amended by Amendment No. 2 as of May 26, 2022 among CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company (the “Borrower”), CCO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor, the “Administrative Agent”). W I T N E S S E T H : WHEREAS, the Borrower and Holdings are parties to that certain Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of December 21, 2017April 26, 2019 and as amended by Amendment No. 1, dated as of JanuaryOctober 24, 2019, with the Administrative Agent, the issuing lenders party thereto and the lenders party thereto (the “Existing Credit Agreement”), and WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in the Restatement Agreement; and WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder; NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows: SECTION 1 DEFINITIONS 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1. “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. “Acceptable Price”: as defined in Section 2.8(b)(iii). “Acceptance Date”: as defined in Section 2.8(b)(iii). “Acquisition Agreement”: means that certain Agreement and Plan of Mergers, dated as of May 23, 2015, among Charter Communications, Inc., Time Warner Cable Inc., CCH I, LLC, Nina Corporation I, Inc., Nina Company II, LLC and Nina Company III, LLC.

“Acquisition Transactions”: means the transactions contemplated by the Acquisition Agreement. “Administrative Agent”: as defined in the preamble hereto. “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution. “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Agent Parties”: as defined in Section 10.2(c). “Agents”: the collective reference to the DocumentationSyndication Agents, the Syndication AgentsJoint Bookrunners, the Joint Lead Arrangers and the Administrative Agent. “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding. “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time. “Agreement”: this Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time. “Allocated Proceeds”: as defined in Section 2.9(a). “Amendment No. 1”: Amendment No. 1 to this Agreement, dated as of October 24, 2019. “Amendment No. 1 Effective Date”: as defined in Amendment No. 1. “Annualized Asset Cash Flow Amount”: with respect to any Disposition of assets, an amount equal to the portion of Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period ending prior to the date of such Disposition which was contributed by such assets multiplied by four.Amendment No. 2”: Amendment No. 2 to this Agreement, dated as of May 26, 2022. “Amendment No. 2 Effective Date”: as defined in Amendment No. 2. “Annualized Operating Cash Flow”: for any fiscal quarter, an amount equal to Consolidated Operating Cash Flow for such period multiplied by four. “Annualized Pro Forma Operating Cash Flow”: an amount, determined on any Disposition Date or Exchange Date in connection with any proposed Disposition or Exchange pursuant to Section 7.5(f) or (g), equal to Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period multiplied by four, calculated in the manner contemplated by Section 1.2(f) but excluding the effect of such Disposition or Exchange. “Applicable Margin”: - 2-

(a) (i) with respect to the Revolving Loans pursuant to the Revolving A Commitments, (x) if CCI has a corporate family rating that is an Investment Grade Rating from at least two Rating Agencies (which shall be Moody’s and S&P except to the extent either of them is required to be replaced as contemplated by the definition of “Rating Agencies”), (A) 0.25% in the case of ABR Loans and (B) 1.25% in the case of Eurodollar Loans or (y) otherwise, (A) 0.50% in the case of ABR Loans and (B) 1.50% in the case of Eurodollar Loans; and (ii) with respect to the Revolving Loans and Swingline Loans pursuant to the Revolving B Commitments, (x) if CCI has a corporate family rating that is an Investment Grade Rating from at least two Rating Agencies (which shall be Moody’s and S&P except to the extent either of them is required to be replaced as contemplated by the definition of “Rating Agencies”), the rate per annum set forth under the relevant column heading below: ABR Loans Eurodollar Loans Revolving Loans 0.00% 1.00% Swingline Loans 0.00% N/A or (y) otherwise, the rate per annum set forth under the relevant column heading below based on CCI’s corporate family rating being at least such level: Ratings Level Status ABR Loans EurodollarTerm SOFR Loans Level I Status 0.00% 0.75% Level II Status 0.00% 1.00% Investment Grade Rating 0.125% 1.125% Revolving LoansBelow Investment Grade Rating 0.25% 1.25% Swingline Loans 0.25% N/A ; provided, that as used in this definition and the definition of Commitment Fee Rate: (i) “Level I Status”: a rating equal to or higher than (w) in the case of Moody’s, A2 (or the equivalent), (x) in the case of S&P, A (or the equivalent), (y) in the case of Fitch, A (or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (w), (x) and (y); (ii) “Level II Status”: a rating equal to or higher than (w) in the case of Moody’s, Baa1 (or the equivalent), (x) in the case of S&P, BBB+ (or the equivalent), (y) in the case of Fitch, BBB+ (or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (w), (x) and (y); (iii) “Investment Grade Rating”: a rating equal to or higher than (w) in the case of Moody’s, Baa3 (or the equivalent), (x) in the case of S&P, BBB—(or the equivalent), (y) in the case of Fitch, BBB—(or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (w), (x) and (y). ; provided, further, that for purposes of determining whether on any date Level I Status, Level II Status, Investment Grade Rating or below an Investment Grade Rating applies, if (a) a rating is issued by at least two of Moody’s, S&P and Fitch, and such ratings fall within different levels, then the highest of such ratings shall be used to determine the applicable rating level status unless the lowest of such ratings is more than one level below the highest of such ratings, in which case the level that is one level lower than the highest rating shall be used to determine the applicable rating level status, (b) a rating is issued by only one Rating Agency (x) as a result of two Rating Agencies ceasing to be in the business of rating corporate debt obligations or despite Borrower’s commercially reasonable efforts to maintain a rating - 3-

from at least two of the Rating Agencies, then such rating shall be used to determine the applicable rating level status and (y) otherwise, the level that is one level lower than such rating shall apply and (c) there is no rating from any Rating Agency, below Investment Grade Rating status shall apply. ; provided, further, that the Applicable Margin with respect to Revolving Loans made pursuant to any Extended Revolving Commitment following the Amendment No. 12 Effective Date shall be as set forth in the applicable Incremental Activation Notice; (a) with respect to Term A-5 Loans, (i) 0.25% in the case of ABR Loans and (ii) 1.25% in the case of Term SOFR Loans; (b) with respect to Term A-26 Loans, (i) 0.50% in the case of ABR Loans and (ii) 1.50% in the case of EurodollarTerm SOFR Loans; (c) with respect to Term AB-41 Loans, (i) 0.250.75% in the case of ABR Loans and (ii) 1.251.75% in the case of Eurodollar Loans; (d) with respect to Term B-12 Loans, (i) 0.75% in the case of ABR Loans and (ii) 1.75% in the case of Eurodollar Loans; (e) with respect to Term B-2 Loans, (i) 0.75% in the case of ABR Loans and (ii) 1.75% in the case of Eurodollar Loans;(f) with respect to any Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Activation Notice; and (gf) with respect to Extended Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Extending Term Lenders as shown in the applicable Incremental Activation Notice. “Applicable Price”: as defined in Section 2.8(b). “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit. “Approved Fund”: as defined in Section 10.6. “Asset Disposition Test Period”: as of any date of determination, the most recent fiscal quarter as to which financial statements have been delivered pursuant to Section 6.1. “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding (a) Exchanges pursuant to which no cash consideration is received by the Borrower or any of its Subsidiaries and (b) any such Disposition permitted by clause (a), (b), (c), (d), (e), (h), (i), (j) or (l) of Section 7.5) that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000. “Assignee”: as defined in Section 10.6(b)(i). “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A. - 4-

“Assumption Agreement”: an agreement in substantially the form of the applicable Exhibit to the Guarantee and Collateral Agreement, pursuant to which a Subsidiary of the Borrower becomes a party thereto. “Attributable Debt”: in respect of a sale and leaseback transaction entered into by the Borrower or any of its Subsidiaries, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. “Authorizations”: all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including, without limitation, CATV Franchises, FCC Licenses and Pole Agreements. “Available Amount”: the sum of : (i) $2,000,000,000; plus (ii) the excess of (x) Consolidated Operating Cash Flow for the period, taken as a single accounting period, commencing on January 1, 2018 and ending on the last day of the Borrower’s most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 minus (y) 130% of cumulative consolidated cash interest expense of the Borrower for the period, taken as a single accounting period, commencing on January 1, 2018 and ending on the last day of the Borrower’s most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1; plus (iii) an amount equal to 100% of Capital Stock Sale Proceeds (reduced for purposes of this clause (iii) by any amount of such Capital Stock Sale Proceeds (x) used in connection with an Investment made in reliance on Section 7.7(h) or (y) used in connection with any prepayment of Specified Long Term Indebtedness in reliance on Section 7.8(a)(iv); plus (iv) any cash return of Investment to the Borrower or any Subsidiary (including upon any disposition of any such Investment) made in reliance on Section 7.7(o) from a Person other than the Borrower or any Subsidiary; minus (v) the aggregate amount of Restricted Payments made after the Restatement Effective Date in reliance on Section 7.6(k), the aggregate amount of Investments made after the Restatement Effective Date in reliance on Section 7.7(o) and the aggregate amount of prepayments of Specified Long Term Indebtedness made after the Restatement Effective Date in reliance on Section 7.8(a)(vii). “Available Liquidity”: at any date, the sum of (a) the aggregate Available Revolving Commitments of each Class, (b) the amount of undrawn commitments in respect of Incremental Term Loans that are in effect on such date pursuant to Incremental Activation Notices to the extent that the required use of proceeds with respect to the proceeds of such Incremental Term Loans is not more restrictive than the representation set forth in Section 4.16 and (c) the aggregate amount of cash and Cash Equivalents on hand of the Borrower and its Subsidiaries not subject to any Lien (other than pursuant to the Loan Documents, Liens permitted by Section 7.3(o), (r) (to the extent subject to a First Lien Intercreditor Agreement) or (s) or inchoate Liens permitted by Section 7.3(a)). - 5-

“Available Revolving Commitment”: as to any Revolving Lender with any Class of Revolving Commitments at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment of such Class then in effect overminus (b) such Lender’s Revolving Extensions of Credit then outstanding under such Class of Revolving Commitments; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEAAffected Financial Institution. “Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Benefited Lender”: as defined in Section 10.7(a). “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor). “Borrower”: as defined in the preamble hereto. “Borrower Materials”: as defined in Section 6.1. “Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder. “Bright House Acquisition Agreement”: means that certain Contribution Agreement, dated as of March 31, 2015, as amended on May 23, 2015 and as the same may be further amended so long as such amendments are not, taken as a whole, materially adverse to the Lenders, by and among CCI, certain of its subsidiaries and the other parties thereto. “Bright House Acquisition Transactions”: means the transactions contemplated by the Bright House Acquisition Agreement. - 6-

“Bright House Transaction Agreements”: the Bright House Acquisition Agreement and those documents listed in the definition of “Transaction Agreements” as set forth in the Bright House Acquisition Agreement. “Business”: as defined in Section 4.17(b). “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, or are in fact closed, in the state where the Funding Office is located, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market. “Capital Stock Sale Proceeds”: the aggregate net proceeds (including the fair market value of the non-cash proceeds) received by the Borrower or its Subsidiaries from and after January 1, 2018, in each case (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests from any Designated Holding Company from and after January 1, 2018, or (y) from the issue or sale of Qualified Indebtedness, debt securities or other Indebtedness of the Borrower that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or Qualified Indebtednes, debt securities or other Indebtedness) sold to a Subsidiary of the Borrower). “Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lenders and/or Swingline Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender(s) and/or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of sixtwelve (12) months or less from the date of acquisition issued by any Lender or(i) by any commercial bank organized under the laws of the United States or any state thereof or any domestic branch of a foreign commercial bank, in each case having combined capital and surplus of not less than $500,000,000 or (ii) by any Lender; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”) or F-1 by Fitch, Inc. (“Fitch”), or carrying an equivalent rating by a nationally recognized rating agency, if each of the - 7-

three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within sixtwelve (12) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody’s or A by Fitch; (f) securities with maturities of sixtwelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition. “CATV Franchise”: collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition. “CATV System”: any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries. “CCH”: Charter Communications Holdings, LLC, a Delaware limited liability company, together with its successors. “CCHC”: Charter Communications Holding Company, LLC, a Delaware limited liability company, together with its successors. “CCI”: Charter Communications, Inc., a Delaware corporation (f/k/a CCH I, Inc.), together with its successors. “Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International - 8-

settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. “Change of Control”: as defined in Section 8.1(k). “Charter Group”: the collective reference to CCI, CCHC, the Designated Holding Companies, the Borrower and its Subsidiaries. “Class”: with respect to (i) any Revolving Commitment, refers to whether such Commitment is a Revolving A Commitment, Revolving B Commitment or Extended Revolving Commitment and (ii) any Loan, refers to whether such Loan is a Revolving Loan, a Term A-25 Loan, a Term A-46 Loan, a Term B Loan, a Term B-1 Loan, a Term B-2 Loan, an Incremental Term Loan of a particular Series, an Extended Term Loan of a particular Series or a Replacement Term Loan of a particular Series. “CME” means CME Group Benchmark Administration Limited. “CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States. “CoBank Equities” means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, the Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing. “Code”: the Internal Revenue Code of 1986, as amended from time to time. “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Guarantee and Collateral Agreement. “Commercial Contracts”: commercial agreements entered into by the Borrower on behalf of or for the benefit of its Subsidiaries in respect of the purchase or sale of capital assets or other products or services used in the ordinary course operation of the business of such Subsidiaries and/or the properties of such Subsidiaries, and other agreements entered into by the Borrower in respect of any acquisition of assets by, or Disposition of assets of, any Subsidiary of the Borrower otherwise permitted by this Agreement, provided that, in each case, (a) no such arrangement shall involve the acquisition of real estate, fixtures or franchise agreements, and (b) any such assets so purchased (other than assets described in Section 7.14(b)(ii)(z)) shall promptly following such purchase only be owned by the relevant Subsidiary and not by the Borrower. “Commitment Fee Rate”: (i) with respect to the Revolving A Commitments existing on the Amendment No. 1 Effective Date, 0.30% per annum, (ii) (a) with respect to the Revolving B Commitments existing on the Amendment No. 12 Effective Date, 0.20% per annum and (iiithe rate per annum set forth under the relevant column heading below based on CCI’s corporate family rating being at least such level: Ratings Level Status Commitment Fee Rate Level I Status 0.05% Level II Status 0.10% Investment Grade Rating 0.15% - 9-

Below Investment Grade Rating 0.20% (b) with respect to any Extended Revolving Commitment, the rate provided in the applicable Incremental Activation Notice. “Commitments”: the collective reference to the Revolving Commitments, the Term B-1A-5 Additional Commitments, the Term A-6 Commitments, the Term B-1 Additional Commitments and the Term B-2 Additional Commitments. “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code. “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B. “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment. “Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR, SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “ABR”, “Term SOFR”, “SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document). “Consideration”: with respect to any Investment or Disposition, (a) any cash or other property (valued at fair market value in the case of such other property) paid or transferred in connection therewith, (b) the principal amount of any Indebtedness assumed in connection therewith and (c) any letters of credit, surety arrangements or security deposits posted in connection therewith. “Consolidated First Lien Leverage Ratio”: as of the last day of any period, the ratio of (a) the sum of (i) the aggregate principal amount of all Indebtedness (including L/C Obligations)Consolidated Total Debt outstanding under this Agreement at such date plus (ii) the aggregate principal amount of any other Indebtedness (including First Lien Notes but excluding (x) in the case of contingent obligations of - 10-

the type described in clause (f) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations and (y) Indebtedness incurred pursuant to Section 7.2(g))Consolidated Total Debt of the Borrower and its Subsidiaries at such date that is secured by the Collateral on a basis pari passu with the Indebtedness under this Agreement, determined on a consolidated basis in accordance with GAAP minus (iii) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any Lien that is permitted under Section 7.3) included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day. “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day. “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, GAAP to the contrary notwithstanding, there shall be excluded : (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (including any Excluded Acquired Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) whether or not distributed, the income of any Non-Recourse Subsidiary. “Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of the Borrower and its Subsidiaries less the sum of (1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b), determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to (x) any Material Acquisition or Material Disposition or (y) any Disposition (other than a Material Disposition) or Acquisition (other than a Material Acquisition), at the option of the Borrower (in the case of this clause (y)), in each case made after such balance sheet date and on or prior to the date of determination. “Consolidated Net Worth”: with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of Equity Interests or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied, which, for the avoidance of doubt, may, at the Borrower’s option, be calculated on a - 11-

consolidated basis in accordance with GAAP on a pro forma basis to give effect to any assets acquired after such balance sheet date and on or prior to the date of determination. “Consolidated Operating Cash Flow”: for any period with respect to the Borrower and its Subsidiaries, (a) Consolidated Net Income for such period plus, (b) without duplication and to the extent deducted in computing Consolidated Net Income for such period, the sum of : (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) management fees expensed during such period, (v) any extraordinary, unusual or non-recurring expenses or losses, (vi) any expenses or losses consisting of restructuring charges, litigation settlements and judgments and related costs, (vii) losses on Dispositions of assets outside of the ordinary course of business, (viii) other non-cash items reducing such Consolidated Net Income and (ix) the amount of “run-rate” cost savings projected by the Borrower in good faith, net of the amount of actual benefits realized or expected to be realized prior to or during such period (which cost savings shall be calculated on a pro forma basis as though they had been realized on the first day of such period) from actions taken or to be taken within four fiscal quarters of any Material Acquisition or Disposition of a line of business or cable system; provided that (A) a Responsible Officer of the Borrower shall have certified in writing to the Administrative Agent that (x) such cost savings are reasonably identifiable and expected to be achieved based on such actions and (y) the benefits resulting therefrom are anticipated by the Borrower to be realized within twelve (12) months of such Material Acquisition or Disposition and (B) the aggregate amount added back pursuant to this clause (ix) for any period shall not exceed 1025% of Consolidated Operating Cash Flow for such period prior to giving effect to this clause (ix), minus, (c) without duplication and to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring income or gains, (ii) gains on Dispositions of assets outside of the ordinary course of business and (iii) other non-cash items increasing such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP. - 12-

“Consolidated Total Debt”: at any date, the aggregate principal amount of, without duplication, (i) all Indebtedness (other than (x) in the case of contingent obligations of the type described in clause (fof such Person and its Subsidiaries described in clauses (a), (c) and (f) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations and (y) Indebtedness incurred pursuant to Section 7.2(g)) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP less , to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Loans; provided that Consolidated Total Debt shall not include (a) Indebtedness incurred by a Non-Recourse Subsidiary, Securitization Subsidiary, factoring Subsidiary or other special purpose entity, (b) obligations in respect of letters of credit (including Letters of Credit), except to the extent of any unreimbursed amounts thereunder or (c) Indebtedness constituting Finance Lease Obligations, purchase money debt or other similar Indebtedness; minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any Lien that is permitted undernot prohibited by Section 7.3) included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date. “Contractual Obligation”: as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. “Converted Term A Loan”: as to any Converting Term A Lender that has indicated on its counterpart to Amendment No. 1 that it is requesting to convert its Term A-2 Loan and/or Term A-3 Loan to a Term A-4 Loan, the entire aggregate principal amount of such Converting Term A Lender’s Term A-2 Loan and/or Term A-3 Loan (or, if less, the amount notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date). “Converted Term B Loan”: as to any Converting Term B Lender that has indicated on its counterpart to Amendment No. 1 that it is requesting to convert its Term B Loan to a Term B-1 Loan and/or a Term B-2 Loan the entire aggregate principal amount of such Converting Term B Lender’s Term B Loan (or, if less, the amount notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date). “Converted Second Amendment Term A Loan”: as to any Converting Term A Lender”: meansSecond Amendment Term A Lender that has indicated on its counterpart to Amendment No. 2 that it is requesting to convert its Term A-4 Loan to a Term A-5 Loan, the entire aggregate principal amount of such Converting Term A-5 Lender’s Term A-4 Loan (or, if less, the amount notified to such Lender by the Administrative Agent prior to the Amendment No. 2 Effective Date). “Converting Second Amendment Term A Lender”: each Lender with a Term A-24 Loan and/or Term A-3 Loan, as applicable, immediately prior to the Amendment No. 12 Effective Date that has returned a counterpart to Amendment No. 12 indicating its election to have its Term A-2 Loan and/or Term A-34 Loan converted to a Term A-45 Loan on the Amendment No. 12 Effective Date. “Converting Term B Lender”: means each Lender with a Term B Loan immediately prior to the Amendment No. 1 Effective Date that has returned a counterpart to Amendment No. 1 indicating its - 13-

election to have its Term B Loan converted to a Term B-1 Loan and/or a Term B-2 Loan, as applicable, on the Amendment No. 1 Effective Date. “Debt Incurrence Prepayment Event”: any incurrence or issuance of Refinancing Term Loans or Refinancing First Lien Notes.Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source). “Debt Repayment”: as defined in Section 7.6(c).De Minimis Subsidiary” at any date of determination, each Subsidiary of the Borrower that (x) is not a Specified Excluded Subsidiary and (y) does not account for more than 5% of (i) Total Assets on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b) or (ii) consolidated total revenues of the Borrower and its Subsidiaries for the period of four fiscal quarters ending on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b); provided that if, in the aggregate, Subsidiaries of the Borrower that are not Subsidiary Guarantors and that are not otherwise Specified Excluded Subsidiaries account for more than 10% of (i) Total Assets on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b) or (ii) consolidated total revenues of the Borrower and its Subsidiaries for the period of four fiscal quarters ending on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b), then, in either case, the Borrower shall promptly cause such De Minimis Subsidiaries as may be selected by the Borrower to comply with the requirements of Section 6.9 (as though such Subsidiaries were not De Minimis Subsidiaries) to the extent necessary so that all De Minimis Subsidiaries that are not Subsidiary Guarantors or Specified Excluded Subsidiaries do not, in the aggregate, exceed such threshold. “Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied. “Defaulting Lender”: subject to Section 2.21(b), any Revolving Lender that, as reasonably determined by the Administrative Agent (which determination shall, upon reasonable request by the Borrower, be made promptly by the Administrative Agent if the Administrative Agent reasonably determines the conditions set forth below apply), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit except to the extent any such obligation is the subject of a good faith dispute, (c) has failed, within three Business Days after request by the Administrative Agent (which request the Administrative Agent shall make if reasonably requested by the Borrower), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations except to the extent subject to a good faith dispute, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in each case, such Revolving Lender has confirmed it will comply with its - 14-

obligations hereunder and the Borrower, the Administrative Agent and each Issuing Lender is reasonably satisfied that such Revolving Lender is able to continue to perform its obligations hereunder); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. “De Minimis Subsidiary” at any date of determination, each Subsidiary of the Borrower that (x) is not a Specified Excluded Subsidiary and (y) does not account for more than 5% of (i) Total Assets on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b) or (ii) consolidated total revenues of the Borrower and its Subsidiaries for the period of four fiscal quarters ending on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b); provided that if, in the aggregate, Subsidiaries of the Borrower that are not Subsidiary Guarantors and that are not otherwise Specified Excluded Subsidiaries account for more than 10% of (i) Total Assets on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b) or (ii) consolidated total revenues of the Borrower and its Subsidiaries for the period of four fiscal quarters ending on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b), then, in either case, the Borrower shall promptly cause such De Minimis Subsidiaries as may be selected by the Borrower to comply with the requirements of Section 6.9 (as though such Subsidiaries were not De Minimis Subsidiaries) to the extent necessary so that all De Minimis Subsidiaries that are not Subsidiary Guarantors or Specified Excluded Subsidiaries do not, in the aggregate, exceed such threshold. “Designated Holding Companies”: the collective reference to (i) CCH, (ii) each direct and indirect Subsidiary, whether now existing or hereafter created or acquired, of CCH of which Holdings is a direct or indirect Subsidiary and (iii) Holdings. “Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with a Disposition pursuant to Section 7.5(f) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent at or prior to the time such Designated Non-Cash Consideration is received, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5. “DHC Debt”: the collective reference to all Indebtedness of the Designated Holding Companies. “DHC Default”: with respect to any one or more issues of DHC Debt aggregating more than $500,000,000, any default (other than a default based on the failure of the relevant issuer to provide a certificate, report or other information, until notice of such default is given to such issuer by the required holders or trustee as specified in the indenture or agreement governing such DHC Debt) or event of default. “Discharge Date”: as defined in the Guarantee and Collateral Agreement. - 15-

“Disposition”: with respect to any property, any sale, lease (other than leases in the ordinary course of business, including leases of excess office space and fiber leases), sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property. The terms “Dispose” and “Disposed of” shall have correlative meanings. “Disposition Date”: as defined in Section 7.5(f). “Documentation Agents”: the entities identified as such on the cover of this Agreement (including those entities identified as such immediately prior to the Amendment No. 1 Effective Date). “Dollars” and “$”: dollars in lawful currency of the United States. “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway. “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Effective Yield”: at any time, the effective yield for any type of Indebtedness as determined in good faith by the Borrower (which shall take into account the interest rate provisions applicable thereof (including margins and “floors”) and be deemed to include all upfront or similar fees or original issue discount payable to all lenders providing such Indebtedness in the initial primary syndication thereof (but excluding bona fide arranger fees, commitment fees or similar fees payable in connection therewith that are not generally shared with the relevant Lenders and if, applicable, consent fees for an amendment paid generally to consenting Lenders) and, in the case of upfront fees and original issue discount, equated to interest margin based on an assumed four year weighted average life). “Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (with respect to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect. “Equally and Ratably Secured Notes Obligations”: as defined in the Guarantee and Collateral Agreement. “Equity Interests”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other - 16-

equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing. “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder. “Escrow Assumption”: with respect to any Incremental Term Loan that is initially established as an Escrow Incremental Term Loan, the assumption of the Escrow Borrower’s obligations with respect thereto by the Borrower pursuant to an assumption agreement in form reasonably satisfactory to the Administrative Agent. “Escrow Borrower”: a Non-Recourse Subsidiary or another Person that is not the Borrower or a Subsidiary, in each case, established to (i) borrow Escrow Incremental Term Loans (pending assumption of such Incremental Term Loans by the Borrower) or (ii) assume the obligations of the Borrower with respect to previously incurred Incremental Term Loans, in each case, that is designated in the applicable Incremental Activation Notice or assumption agreement as an Escrow Borrower and that is not engaged in any material operations and does not have any other material assets other than in connection therewith. “Escrow Funding Assignment” the assignment by the Borrower to an Escrow Borrower and the assumption by such Escrow Borrower, in each case, of the obligations of the Borrower with respect to previously incurred Incremental Term Loans. “Escrow Incremental Term Loan”: any Incremental Term Loan that either (x) is initially borrowed by an Escrow Borrower or (y) is initially borrowed by the Borrower but was subsequently converted to an Escrow Incremental Term Loans in accordance with Section 2.1(g), in each case, for so long as the Escrow Assumption with respect to such Incremental Term Loan has not occurred. “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. “Eurodollar Base Rate”: for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. - 17-

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate. “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%): Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements “Eurodollar Rate/SOFR Loan” means (a) with respect to Term B-1 Loans and Term B-2 Loans, a Eurodollar Loan and (b) with respect to all other Loans, a Term SOFR Loan. “Eurodollar Rate/SOFR Tranche”: the collective reference to Eurodollar Rate/SOFR Loans of a particular Class, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day). “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied. “Exchange”: any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as 100% of the Equity Interests of such Person held by the Borrower and its Subsidiaries are transferred or 100% of the Equity Interests of such Person are acquired, as the case may be. It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute “Exchanges” for the purposes of this Agreement. “Exchange Act” means the Securities Exchange Act of 1934. “Exchange Date”: the date of consummation of any Exchange; provided that, with respect to a series of related Dispositions required pursuant to a plan of Exchange contained in a single agreement, the Exchange Date shall be the date of the first such Disposition. “Exchange Excess Amount”: as defined in Section 7.5(g). “Excluded Acquired Subsidiary”: any Subsidiary described in Section 7.2(f)that is acquired by the Borrower or its Subsidiaries to the extent that the documentation governing the Indebtedness referred to in said paragraphof such Subsidiary existing at the time of such acquisition prohibits (including by reason of its inability to satisfy a leverage ratio or other financial covenant condition under such Indebtedness) (to the extent such prohibition was not created in contemplation of such acquisition) such Subsidiary from becoming a Subsidiary Guarantor, but only so long as such Indebtedness remains outstanding. “Existing Class”: as defined in Section 2.1(h). “Existing Credit Agreement”: as defined in the recitals hereto. “Existing Letter of Credit”: each letter of credit outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date. - 18-

“Extended Revolving Commitment”: as defined in Section 2.1(i). “Extended Term Loans”: as defined in Section 2.1(h). “Extended Term Maturity Date”: with respect to the Extended Term Loans created pursuant to any Incremental Activation Notice, the final maturity date specified in the applicable Incremental Activation Notice. “Extending Term Lender”: as defined in Section 2.1(h). “Extension Election”: as defined in Section 2.1(h). “Extension Request”: as defined in Section 2.1(h). “FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code. “FCC”: the Federal Communications Commission and any successor thereto. “FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended. “Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. “Financial Officer”: the chief financial officer, principal accounting officer, treasurer or senior vice president – corporate finance and development of the Borrower. “Finance Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would be required to be classified and accounted for as a “financing lease” under FASB ASC Topic 842 or “capital lease” under FASB ASC Topic 840 (as “financing lease” and “capital lease” are defined in those FASB ASC Topics as of the Restatement Effective Date) on a balance sheet of such Person and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with FASB ASC Topic 842 or FASB ASC Topic 840, as relevant at such time. - 19-

“First Lien Intercreditor Agreement”: (a) the First Lien Intercreditor Agreement, dated as of May 18, 2016, by and among the Borrower, the Guarantors, the Administrative Agent, The Bank of New York Mellon Trust Company, N.A. and each other other party from time to time thereto or (b) any other agreement by and among the Administrative Agent and one or more collateral agents for the holders of First Lien Notes and/or Pre-Existing Debt (an “Other First Lien Agent”) appropriately completed and acknowledged by the Borrower and the Guarantors providing, among other customary items (as determined by the Administrative Agent in consultation with the Borrower), that (i) for so long as any Commitments, Loans, Letters of Credit, or other Obligations are outstanding under this Agreement (other than contingent obligations for which no claim has been asserted) the Administrative Agent, on behalf of the Lenders, shall have the sole right to enforce any Lien against any Collateral in which it has a perfected security interest (except that, to the extent the principal amount of First Lien Notes and/or Pre-Existing Debt exceeds the principal amount of Loans and L/C Obligations under this Agreement, such agreement may provide that the applicable Other First Lien Agent shall instead be subject to a 90 day standstill requirement with respect to such enforcement (which period shall be extended if the Administrative Agent commences enforcement against the Collateral during such period or is prohibited by any Requirement of Law from commencing such proceedings) in the event it has given notice of an event of default under the indenture or other agreement governing First Lien Notes or Pre-Existing Debt for which it is agent and (ii) distributions on account of any enforcement against the Collateral by the Administrative Agent or the Other First Lien Agent (including any distribution on account of the Collateral in any such proceeding pursuant to any Debtor Relief Laws) with respect to which each of the Administrative Agent and such Other First Lien Agent have a perfected security interest shall be on a pro rata basis (subject to customary provisions dealing with intervening Liens that are prior to the Administrative Agent’s or such Other First Lien Agent’s security interest and the unenforceability of any obligations purportedly secured by such Liens) based on the amount of the Obligations and the obligations owing under the First Lien Notes and Pre-Existing Debt, respectively. “First Lien Notes”: senior secured debt securitiesIndebtedness of the Borrower or a Guarantor (including any such debt securitiesIndebtedness (i) issued by a Person that subsequently becomes a Guarantor or (ii) issued as unsecured debt securitiesIndebtedness that subsequently become secured by a Lien) that were either issued or assumed by the Borrower or a Guarantor (including as a result of the guarantee of existing debt securitiesIndebtedness issued by a Person who was not a Guarantor at the time such debt securities were issued) (a) that are not guaranteed by any Subsidiary of the Borrower that is not a Guarantor, (b) that are not secured by a Lien on any assets of the Borrower or any of the Subsidiaries that does not constitute Collateral, (c) except in the case of debt securities issued or assumed in connection with the Acquisition Transactions, the terms of which do not provide for any scheduled repayment, mandatory redemption (except as provided in the succeeding clause (d)) or sinking fund obligations prior to the Term B-2 Maturity Date; provided that the requirements of this clause (c) shall not apply to Indebtedness in an aggregate principal amount outstanding at any time (which shall exclude any Indebtedness existing under this Agreement on the Amendment No. 1 Effective Date and any Incremental Term A Loans incurred following the Amendment No. 1 Effective Date) not to exceed 2.0x Annualized Operating Cash Flow, calculated in the manner contemplated by Section 1.2(f) as if any Investment pursuant to which such Indebtedness was incurred occurred on the first day of the applicable Test Period, for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b) prior to such Indebtedness becoming First Lien Notes, (d) except in the case of debt securities issued in connection with the Acquisition Transactions, the terms of which do not require the Borrower or any of its Subsidiaries to repurchase, repay or redeem such debt securities (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Term B-2 Maturity Date; provided that the requirements of this clause (d) shall not apply to Indebtedness assumed by the Borrower or a Guarantor or issued by a Person who was not a Guarantor at the time such debt securities were issued in an aggregate principal amount outstanding at any time not to - 20-

exceed 2.0x Annualized Operating Cash Flow, calculated in the manner contemplated by Section 1.2(f) as if the Investment pursuant to which such Indebtedness was incurred occurred on the first day of the applicable Test Period, for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b) prior to such Indebtedness becoming First Lien Notes and (e) except for Indebtedness assumed by the Borrower or a Guarantor or issued by a Person who was not a Guarantor at the time such debt securities were issued, the documentation for which provides for covenants, events of default and terms that the Borrower determines are market for similar financings at the time such debt securities are issued; provided, that in no event shall such documentation contain any financial maintenance covenant (which term does not apply to incurrence-based financial tests which may be included in such documentation) that is more restrictive than those set forth in this AgreementIndebtedness was issued). “First Lien Term Cap”: means any amount so long as, after giving effect to any incurrence and repayment of Indebtedness on such date, the Borrower would be in pro forma compliance with Section 7.1. “Flow-Through Entity”: any Person that is classified as a partnership or that is not treated as a separate tax paying entity, in each case, for United States federal, state or local income tax purposes. “Flow-Through Tax Period”: as defined in Section 7.6(d). “Foreign Holding Company”: any Subsidiary of the Borrower that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries of such Subsidiary that are “controlled foreign corporations” as defined in Section 957(a) of the Code. “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary. “Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Lender other than any such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof. “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders. “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1 and any incurrence test hereunder, GAAP shall be determined on the basis of such principles in effect on the RestatementAmendment No. 2 Effective Date as applied in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1 prior to the RestatementAmendment No. 2 Effective Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, incurrence tests, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been - 21-

executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in (a) accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, (b) the Borrower’s manner of accounting as directed or otherwise required or requested by the SEC (including such SEC changes affecting a Qualified Parent Company and applicable to the Borrower), and (c) the Borrower’s manner of accounting addressed in a preferability letter from the Borrower’s independent auditors to the Borrower (or a Qualified Parent Company and applicable to the Borrower) in order for such auditor to deliver an opinion on the Borrower’s financial statements required to be delivered pursuant to Section 6.1 without qualification. “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners). “Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, dated as of May 18, 2016,the Amendment No. 2 Effective Date, executed and delivered by Holdings, the Borrower, each Subsidiary Guarantor and the Administrative Agent. “Guarantee Obligation”: as to any Person (the “Guaranteeing Person”), any obligation of (a) the Guaranteeing Person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “Primary Obligations”) of any other third Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such Primary Obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors. “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.(a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward - 22-

commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, caps or collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “Holdings”: as defined in the preamble hereto, together with any successor thereto. “Immaterial Subsidiary”: at any date of determination, each Subsidiary of the Borrower that, when aggregated with each other Subsidiary as to which a specified condition in Section 8.1 applies at such time, does not account for more than 5% of (i) Total Assets at such date or (ii) Consolidated Operating Cash Flow for the period of four fiscal quarters ending on the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(a) or (b). “Incremental Activation Notice”: with respect to any Incremental Term Loan, Replacement Term Loan, Extended Term Loan or Extended Revolving Commitment, the agreement signed by the Borrower (or, in the case of Escrow Incremental Term Loans, the Escrow Borrower), the Administrative Agent and, in the case of any such agreement providing for Incremental Term Loans, Replacement Term Loans or Extended Revolving Commitments, the Lenders providing such Incremental Term Loans, Replacement Term Loans or Extended Revolving Commitments, in each case, providing for the terms of such Incremental Term Loans, Extended Term Loans, Extended Revolving Commitments or Replacement Term Loans in accordance with the applicable requirements of Section 2.1(g), (h), (i) or (j). “Incremental Closing Date”: any Business Day designated as such in an Incremental Activation Notice. “Incremental Term A Loans” shall mean Incremental Term Loans incurred following the Restatement Effective Date in reliance on the proviso to Section 2.1(g)(iii). “Incremental Term Loan”: any term loan borrowed following the Restatement Effective Date pursuant to Section 2.1(g). “Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Activation Notice, the final maturity date specified in such Incremental Activation Notice. “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accrued expenses, (ii) any earnout or similar obligations so long as such obligations remain contingent and (iii) trade payables incurred in the ordinary course of such Person’s business, including, for the avoidance of doubt, vendor-related financing arrangements incurred in the ordinary - 23-

course of business for goods and services) to the extent not required to be reflected as “long term debt” on a consolidated balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Finance Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.1(e) and (f) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, any current or future true up payment or other payments required by the terms of the Bright House Acquisitionany Partnership Agreement with respect to the Bright House Acquisition Transactions shall not constitute Indebtedness. For the avoidance of doubt, leases classified as operating leases under ASC 842 shall not constitute Indebtedness. “Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all Guarantee obligations of such Person with respect to indebtedness of the type described in clauses (a) and (b) above of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor. “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA. - 24-

“Insolvent”: pertaining to a condition of Insolvency. “Intellectual Property”: the collective reference to all rights, title and interests in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom. “Intercompany Obligations”: as defined in the Guarantee and Collateral Agreement. “Interest Payment Date”: (a) as to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Rate/SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Rate/SOFR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof. “Interest Period”: (I) as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender holding the relevant Class of Loans, twelve months or one week thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender holding the relevant Class of Loans, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) the Borrower may not select an Interest Period (x) for any Revolving Loan that would extend beyond the Revolving Termination Date for the applicable Revolving Commitments or (y) for any Term Loans of any Class that would extend beyond the Term Maturity Date for such Class; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan or shall comply with Section 2.18 in connection with any such payment or prepayment; and - 25-

(II) as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the Borrower and consented to by (which consent shall not be unreasonably withheld) all the appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the applicable maturity date. “Investment Grade Rating” means a rating equal to or higher than (w) in the case of Moody’s, Baa3 (or the equivalent), (x) in the case of S&P, BBB—(or the equivalent), (y) in the case of Fitch, BBB—(or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (w), (x) and (y).”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or any purchase of Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or any other investment in, any Person. “InvestmentsInvestment Grade Rating”: is as defined in Section 7.7.the definition of “Applicable Margin”. “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance). “Issuing Lender”: Bank of America, N.A., JPMorgan Chase Bank, N.A. and any other Revolving Lender that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved (such approval not to be unreasonably withheld, conditioned or delayed) in writing by the Administrative Agent as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit. “Joint Lead ArrangersBookrunners”: the Persons identified on the cover of this Agreement as “Joint Lead Arrangers and Joint Bookrunners” in their capacities as such (including those entities identified as such immediately prior to (x) the Amendment No. 1 Effective Date and (y) the Amendment No. 2 Effective Date). “Joint Lead Arrangers”: the Persons identified on the cover of this Agreement as “Joint Lead Arrangers and Joint Bookrunners” in their capacities as such (including those entities identified as such immediately prior to (x) the Amendment No. 1 Effective Date and (y) the Amendment No. 2 Effective Date). - 26-

“Junior Lien Intercreditor Agreement”: a customary intercreditor agreement in form reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which, inter alia, any Lien that is intended to be subordinated to the Lien securing the Obligations, is so subordinated. “KPMG”: KPMG, LLP. “Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law. “L/C Commitment”: $750,000,000.1,000,000,000. “L/C Fee Payment Date”: the last day of each March, June, September and December and the last Business Day of the Revolving Commitment Period for any Class of Revolving Commitments with risk participations in Letters of Credit. “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. “L/C Participants”: with respect to any Letter of Credit, the collective reference to all Revolving Lenders (other than Revolving Lenders solely with Revolving A Commitments) other than the Issuing Lender that issued such Letter of Credit. “Level I Status”: is as defined in the definition of “Applicable Margin”. “Level II Status”: is as defined in the definition of “Applicable Margin”. “Lender Participation Notice”: as defined in Section 2.8(b)(iii). “Lenders”: as defined in the preamble hereto. “Lender Recipient Party” means collectively, the Lenders, the Swingline Lender and the Issuing Lenders. “Letters of Credit”: as defined in Section 3.1(a). “LIBOR Scheduled Unavailability Date”: as defined in Section 2.14(a)(2)(ii). “LIBOR Screen Rate” means the Eurodollar Base Rate quote on the applicable screen page the Administrative Agent designates to determine the Eurodollar Base Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). “LIBOR Successor Rate”: as defined in Section 2.14.2.14(a). “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters agreed to between - 27-

the Administrative Agent and the Borrower , to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower). “License”: as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses and CATV Franchises. “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any finance lease having substantially the same economic effect as any of the foregoing). “Limited Condition Acquisition”: any acquisition, including by way of merger, by the Borrower or one or more of its Subsidiaries permitted pursuant to this Agreement the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing. “Loan”: any loan made or held by any Lender pursuant to this Agreement. “Loan Documents”: this Agreement, each Incremental Activation Notice (but, in the case of an Incremental Activation Notice with respect to Escrow Incremental Term Loans, solely from and after the occurrence of the Escrow Assumption with respect to such Escrow Incremental Term Loans), the Guarantee and Collateral Agreement, the Notes, the Restatement Agreement, Amendment No. 11, Amendment No. 2 and any other agreements, documents or instruments to which any Loan Party is party and which is designated as a Loan Document. “Loan Parties”: Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document. “Majority Facility Lenders”: with respect to (i) the Revolving Facility, Lenders holding more than 50% of the Total Revolving Extensions of Credit (or prior to any termination of the Total Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments) and (ii) any Class of Term Loans, Lenders holding more than 50% of such Class of Term Loans. “Management Fee Agreement”: the Second Amended and Restated Management Agreement dated as of May 18, 2016 between the Borrower and CCI, as may be further amended from time to time in a manner not prohibited by this Agreement. “Material Acquisition”: has the meaning set forth in Section 1.2(f). “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder. - 28-

“Material Information” shall mean information that is “material” as such term is used in United States Federal and state securities laws.Disposition”: has the meaning set forth in Section 1.2(f). “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation. “Maximum Tender Condition”: as defined in Section 2.23(b). “Minimum Tender Condition”: as defined in Section 2.23(b). “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA. “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees and consultants’ fees (in each case, including costs and disbursements), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Guarantee and Collateral Agreement or Liens that are subject to a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York. “Non-Excluded Taxes”: as defined in Section 2.17(a). “Non-Facility Letters of Credit”: as defined in the Guarantee and Collateral Agreement.any letters of credit issued for the account of the Borrower or any of its Subsidiaries (i) by any Lender (or any Affiliate of any Lender) obtained other than pursuant to this Agreement or (ii) by any other Person from time to time designated by the Borrower in writing to the Administrative Agent (provided that it is understood and agreed that each Person designated pursuant to this clause (ii), by accepting the benefits of such designation under the Loan Documents, shall be deemed to (x) have irrevocably designated and appointed the Administrative Agent as the agent and “collateral agent” of such Person for all purposes under the applicable Loan Documents and (b) be bound by the provisions of Sections 9, 10.2, 10.5, 10.11 and 10.12 of this Agreement). “Non-Recourse Subsidiary”: any Subsidiary of the Borrower that subsequent to the Restatement Effective Date is designated in writing as a Non-Recourse Subsidiary by the Borrower pursuant to a certificate signed by a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall state that the conditions to designating such Subsidiary as a Non-Recourse Subsidiary set forth in this definition are satisfied) unless and until it has subsequently been designated in writing as a - 29-

“Subsidiary” by the Borrower pursuant to a certificate signed by a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall state that the conditions to designating such Non-Recourse Subsidiary as a “Subsidiary” set forth in this definition are satisfied). The Borrower may designate a Subsidiary as a Non-Recourse Subsidiary only if, after giving effect thereto, (x) no Default or Event of Default would occur and, (y) the Borrower and its Subsidiaries are in compliance with the Non-Recourse Subsidiary Cap and (z) such Subsidiary does not own any Equity Interests of any other Subsidiary of the Borrower (other than another Non-Recourse Subsidiary). The designation of a Subsidiary as a Non-Recourse Subsidiary shall be deemed to be an Investment by the Borrower in a Person that is not a Subsidiary in an amount equal to the fair market value of the Borrower’s and its Subsidiaries Investments in such Subsidiary at the time of such designation. The Borrower may designate a Non-Recourse Subsidiary as a Subsidiary only if, after giving effect thereto, no Default or Event of Default would occur. The designation of a Non-Recourse Subsidiary as a Subsidiary shall be deemed to be a return of Investment to the Borrower equal to the fair market value of the Non-Recourse Subsidiary so designated as Subsidiary at the time of such designation. It is understood that Non-Recourse Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower (other than the Non-Recourse Subsidiary Cap). “Non-Recourse Subsidiary Cap”: as of the last day of any Test Period, Non-Recourse Subsidiaries shall not account for greater than (x) 20% of the total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date or (y) 20% of Consolidated Operating Cash Flow, calculated in the case of this clause (y) (and notwithstanding anything in the definition thereof to the contrary including any exclusion of financial results of a Non-Recourse Subsidiary) with respect to the Borrower and its Subsidiaries on a consolidated basis, as of such date. “Non-U.S. Lender”: as defined in Section 2.17(d). “Notes”: the collective reference to any promissory note evidencing Loans. “Notice of Borrowing”: an irrevocable notice of borrowing, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, to be delivered in connection with each extension of credit hereunder. “Obligations”: as defined in the Guarantee and Collateral Agreement. “Offered Loans”: as defined in Section 2.8(b)(iii) “Offered Prepayment Option Notice”: as defined in Section 2.8(b)(v). “Offered Range”: as defined in Section 2.8(b)(ii). “Offered Voluntary Prepayment”: as defined in Section 2.8(b)(i). “Offered Voluntary Prepayment Notice”: as defined in Section 2.8(b)(v). “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, - 30-

except any such taxes that are imposed with respect to an assignment (other than an assignment pursuant to Section 2.20) and which are a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, this Agreement or any other Loan Document). “Participant”: as defined in Section 10.6(c)(i). “Partnership Agreements”: (i) the Bright House Acquisition Agreement and those documents listed in the definition of “Transaction Agreements” as set forth in the Bright House Acquisition Agreement, (ii) the Tax Receivables Agreement, dated as May 18, 2016, by and among Advance/Newhouse Partnership, CCI and CCH II, LLC, as such agreement may be amended from time to time in accordance with its terms, (iii) the Amended and Restated Limited Liability Company Agreement of Charter Holdings, by and among CCI, the other Charter Member (as defined therein), Advance/Newhouse Partnership and CCH, dated as of May 18, 2016, as such agreement may be amended from time to time in accordance with its terms and (iv) similar partnership agreements (as determined by the Borrower in good faith) entered into from time to time by direct or indirect parent entities of the Borrower. “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor). “Permitted Debt Exchange”: as defined in Section 2.23(a). “Permitted Debt Exchange Notes”: as defined in Section 2.23(a). “Permitted Debt Exchange Offer”: as defined in Section 2.23(a). “Permitted Line of Business”: as defined in Section 7.14(a). “Permitted Securitization Financing”: any financing arrangement or factoring of Securitization Assets by the Borrower or any Subsidiary or any securitization facility of any Securitization Subsidiary of the Borrower, in each case, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to the Borrower or any Subsidiary (other than any Securitization Subsidiary) in connection therewith. “Permitted Tax Payment”: (i) income taxes, franchise taxes, gross receipts taxes, withholding taxes and other similar taxes and governmental charges (including estimated installments thereof), in each case calculated with respect to the taxable income, assets, capital or other relevant characteristics of the Qualified Parent Companies, the Borrower and its Subsidiaries, or any portion thereof (such taxable income, assets or other relevant characteristics, the “Tax Calculation Base”), (ii) any penalties, interest and additions to tax with respect to amounts described in clause (i), and (iii) any obligation of the Borrower, any Subsidiary or any Qualified Parent Company to pay or distribute an amount determined by - 31-

reference to the Tax Calculation Base or any amount described in clause (ii), in each case as determined by the Borrower in good faith. “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature. “Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA. “Platform”: as defined in Section 6.1. “Pole Agreement”: any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV Systemcable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries. “Pre-Existing Debt”: any Indebtedness issued by any Person that subsequently becomes a Guarantor. “Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). “Properties”: as defined in Section 4.17(a). “Proposed Offered Prepayment Amount”: as defined in Section 2.8(b)(ii). “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “QPC Indentures”: any indenture or other agreement governing Indebtedness of a Qualified Parent Company outstanding on the Restatement Effective Date. “Qualified Counterparty” means each Person (other than the Borrower or any of its Subsidiaries) that is party to a Specified Hedge Agreement described in clause (iii) of the definition thereof on the Restatement Effective Date and each such Person’s respective successors. “Qualified Indebtedness”: any Indebtedness or preferred Equity Interests of a Qualified Parent Company (a) which is not held by any member of the Charter Group and (b) to the extent that the Net Cash Proceeds thereof, if any, are or were used for the (i) payment of interest of or principal or dividends or redemption of such Equity Interests (or premium) on any Qualified Indebtedness (including (A) by way of a tender, redemption or prepayment of such Qualified Indebtedness and (B) amounts set aside to prefund any such payment), (ii) direct or indirect Investment in the Borrower or any of its Subsidiaries engaged substantially in businesses of the type described in Section 7.14(a), (iii) payment of management fees (to the extent the Borrower would be permitted to pay such fees under Section 7.8(c)), (iv) payment - 32-

of amounts that would be permitted to be paid by way of a Restricted Payment under Section 7.6(g) (including the expenses of any exchange transaction) or (v) payment of amounts required to acquire assets all or substantially all of which were contributed to the capital of the Borrower or any of its Subsidiaries for use in a Permitted Line of Business; provided that to the extent (A) any Indebtedness of a Qualified Parent Company is issued in exchange for or in payment of interest or dividends on Qualified Indebtedness or (B) any assets are acquired in any acquisition by a Qualified Parent Company referred to in clause (v) are contributed to the capital of the Borrower or any Subsidiary, the “Net Cash Proceeds” of such Indebtedness issued, or any Indebtedness assumed by such Qualified Parent Company in connection with such acquisition, shall be deemed to have been applied to pay the principal or interest or dividends on Qualified Indebtedness or to acquire such assets for purposes of such requirement, as the case may be. For purposes of this definition, all Indebtedness of a Qualified Parent Company outstanding on the Restatement Effective Date shall be deemed to be Qualified Indebtedness. “Qualified Parent Company”: CCI or any of its direct or indirect Subsidiaries, in each case provided that the Borrower shall be a direct or indirect Subsidiary of such Person. “Qualifying Lenders”: as defined in Section 2.8(b)(iv). “Qualifying Loans”: as defined in Section 2.8(b)(iv). “Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to provide a rating or fails to make a rating of CCI publicly available for reasons outside of CCI’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by CCI (as certified by a resolution of CCI’s Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all, as the case may be, that is reasonably acceptable to the Administrative Agent. “Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a transaction that, if consummated, would constitute a Change of Control and (b) the occurrence of such Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Ratings Entity, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency. “Ratings Entity” means (i) for so long as CCI (or the other relevant entity to which the “corporate family rating” (or equivalent term) applicable to the Borrower has been assigned) directly or indirectly owns a majority of the common Equity Interests of the Borrower and has not publicly announced a specific transaction pursuant to which CCI (or such other entity specified above) would cease to own a majority of the common Equity Interests of the Borrower, CCI (or such other entity specified above) and (ii) at any time that clause (i) does not apply, any Person whose “corporate family rating” (or equivalent term) is (or following the consummation of a transaction described in clause (i), will be) determined based expressly in whole or part on the fact that the Borrower is part of such Person’s “corporate family rating” (or equivalent term). “Ratings Event” means any of the following: (i) (x) (A) in the event that the Ratings Entity is the same both before and after the commencement of the applicable Ratings Decline Period, a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the “corporate family rating” (or equivalent term) of the Ratings Entity within the Ratings Decline Period by one or more Rating Agencies (unless the applicable Rating - 33-

Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) or (B) in the event that the Ratings Entity immediately after the commencement of the applicable Ratings Decline Period is a Person other than the Ratings Entity immediately prior to the commencement of such Ratings Decline Period, such Ratings Entity has a “corporate family rating” (or equivalent term) lower than the “corporate family rating” (or equivalent term) of the Ratings Entity immediately prior to the commencement of such Ratings Decline Period and (y) following any such downgrade, the Ratings Entity does not have a “corporate family rating” (or equivalent term) that is an Investment Grade Rating from any Rating Agency; or (ii) the Ratings Entity does not have a “corporate family rating” (or equivalent term) of at least B1 from Moody’s and at least B+ from S&P and B+ from Fitch (or the equivalent ratings in the case of any other Rating Agency), in each case, with a stable or positive outlook, at the time of the applicable Change of Control or at any time thereafter until the termination of the applicable Ratings Decline Period; or (iii) the Ratings Entity does not have a “corporate family rating” (or equivalent rating) from at least two Ratings Agencies at the time of the applicable Change of Control or at any time thereafter until the termination of the applicable Ratings Decline Period. “Recovery Event”: any settlement of or payment, or series of related settlements or payments, in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000. “Refinancing First Lien Notes”: any First Lien Notes which have been designated in writing by the Borrower to the Administrative Agent prior to the issuance thereof as “Refinancing First Lien Notes.” “Refinancing Term Loan”: any Incremental Term Loan that is designated as a “Refinancing Term Loan” pursuant to the applicable Incremental Activation Notice. “Refunded Swingline Loans”: as defined in Section 2.5(b). “Register”: as defined in Section 10.6(b)(iv). “Regulated Subsidiary”: any Subsidiary that is prohibited, in connection with telephony licenses issued to it, from becoming a Loan Party by reason of the requirement of consent from any Governmental Authority, but only for so long as such consent has not been obtained; provided, that, until such Subsidiary becomes a Loan Party and all of the Equity Interests of such Subsidiary owned by any Loan Party is pledged as Collateral, (a) such Subsidiary owns no assets other than (i) governmental licenses to operate a telephony business and leases of infrastructure necessary to operate such licenses and (ii) other assets (held either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $1,000,000 and (b) the Borrower shall not directly own any Equity Interests in such Subsidiary unless all such Equity Interests have been pledged as Collateral. “Regulation U”: Regulation U of the Board as in effect from time to time. “Reimbursement Obligation”: the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit. “Reinvestment Deadline”: as defined in the definition of “Reinvestment Proceeds”. - 34-

“Reinvestment Deferred Amount”: as of any date of determination, with respect to any Reinvestment Proceeds, the portion thereof that are not applied to prepay the Term Loans pursuant to Section 2.9(a), as such amount may be reduced from time to time by application of such Reinvestment Proceeds to acquire assets useful in the Borrower’s business. “Reinvestment Prepayment Amount”: with respect to any Reinvestment Proceeds, the Reinvestment Deferred Amount relating thereto then outstanding on the Reinvestment Prepayment Date. “Reinvestment Prepayment Date”: with respect to any Reinvestment Proceeds, the earliest of (a) the relevant Reinvestment Deadline, (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount, and (c) the date on which an Event of Default under Section 8.1(a) or 8.1(g) occurs. “Reinvestment Proceeds”: with respect to any Allocated Proceeds received when no Event of Default has occurred and is continuing, the portion thereof which the Borrower (directly or indirectly through a Subsidiary) intends and expects to use to acquire assets useful in its business, on or prior to the earlier of (a) the date that is eighteen months from the date of receipt of such Allocated Proceeds and (b) the Business Day immediately preceding the date on which such proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Affiliates (other than Indebtedness under this Agreement) if not applied as described above (such earlier date, the “Reinvestment Deadline”), provided that such use will not require purchases, repurchases, redemptions or prepayments (or offers to make purchases, repurchases, redemptions or prepayments) of any other Indebtedness of the Borrower or any of its Affiliates. “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates. “Release”: an authorization and/or evidence of release of specified Collateral, substantially in the form of Exhibit F. “Replacement Term Loan”: any term loan borrowed following the Restatement Effective Date pursuant to Section 2.1(j). “Replacement Term Maturity Date”: with respect to the Replacement Term Loans to be made pursuant to any Incremental Activation Notice, the final maturity date specified in such Incremental Activation Notice. “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations. “Repricing Transaction”: (a) except in connection with a transaction constituting a Change of Control or Material Acquisition, the incurrence by the Borrower of any term loans (including, without limitation, any new or additional term loans under this Agreement) having an Effective Yield that is less than the Effective Yield for the Term B-1 Loans or Term B-2 Loans, the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B-1 Loans and/or Term B-2 Loans or (b) any effective reduction in the Effective Yield for the Term B-1 Loans or Term B-2 Loans by way of amendment of this Agreement. - 35-

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Total Revolving Commitments shall have expired or been terminated, the Total Revolving Extensions of Credit then outstanding; provided that this definition is subject to Section 2.14(b). “Requirement of Law”: as to any Person, the Certificatecertificate of Incorporationincorporation and By-Lawsbylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii) “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority. “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the, chief financial officer, principal accounting officer, senior vice president – strategic planning, vice president –corporate finance and corporatedevelopment, treasurer or any other financial officer of the Borrower, or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. “Restatement Agreement”: the Restatement Agreement, dated as of April 26, 2019, by and among the Loan Parties, the Administrative Agent and the other parties thereto. “Restatement Effective Date”: as defined in the Restatement Agreement. “Restricted Payments”: as defined in Section 7.6. “Revolving A Commitment”: as to any Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Revolving A Commitment” on Schedule 1 to Amendment No. 1, in each case as the same may be changed from time to time pursuant to the terms hereof (including as a result of any Assignment and Assumption to which such Lender is a party or the establishment of any Extended Revolving Commitments). The aggregate amount of the Revolving A Commitments on the Amendment No. 1 Effective Date is $248,500,000. “Revolving B Commitment”: as to any Revolving Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name under the heading “Revolving B Commitment” on Schedule 1 to the Amendment No. 1,2, in each case as the same may be changed from time to time pursuant to the terms hereof (including as a result of any Assignment and Assumption to which such Lender is a party or the establishment of any Extended Revolving Commitments). The aggregate amount of the Revolving B Commitments on the Amendment No. 12 Effective Date is $4,501,500,000.5,500,000,000. “Revolving Commitment”: as to any Revolving Lender, such Lender’s Revolving A Commitment, Revolving B Commitment and/or Extended Revolving Commitment, as applicable in each case as the same may be changed from time to time pursuant to the terms hereof (including as a result of - 36-

any Assignment and Assumption to which such Lender is a party or the establishment of any Extended Revolving Commitments). “Revolving Commitment Cap”: the greater of (x) $4,750,000,000 and (y) 0.5x Annualized Operating Cash Flow calculated in the manner contemplated by Section 1.2(f) as if any Material Acquisition or Material Disposition made prior to or concurrently with the incurrence of such Indebtedness was incurred on the first day of the applicable Test Period for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b); provided that to the extent any Revolving Commitment was permitted by clause (y) at the time it was incurred, it shall be deemed to be permitted at all times thereafter regardless of any subsequent decrease in Annualized Operating Cash Flow. “Revolving Commitment Period”: with respect to any Revolving Commitment, the period ending on the Revolving Termination Date for such Revolving Commitment. “Revolving Extensions of Credit”: as to any Revolving Lender at any time under any Class of Revolving Commitments, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding made pursuant to such Class of Revolving Commitments, (b) such Lender’s Revolving Percentage of the L/C Obligations in respect of each Letter of Credit then outstanding pursuant to such Revolving Commitments and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding under such Revolving Commitments. “Revolving Facility”: the Revolving Commitments and the Revolving Extensions of Credit. “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans or is an Issuing Lender or Swingline Lender. “Revolving Loans”: as defined in Section 2.1(e). “Revolving Percentage”: as to any Revolving Lender with any Class of Revolving Commitments at any time, the percentage which such Lender’s Revolving Commitment of such Class then constitutes of the aggregate Revolving Commitments of such Class (or, at any time after the aggregate Revolving Commitments of such Class shall have expired or terminated, the percentage which the aggregate outstanding amount of such Lender’s Revolving Extensions of Credit under such Class of Revolving Commitments then outstanding constitutes of the aggregate outstanding amount of the Revolving Extensions of Credit made pursuant to such Class of Revolving Commitments then outstanding); provided that with respect to participations in Letters of Credit and Swingline Loans and fees and interest thereon, the Revolving Percentages shall be calculated (i) assuming that no Revolving A Commitments were outstanding and (ii) treating all other Revolving Commitments as a single Class of Revolving Commitments. In addition to adjustments pursuant to assignments, the Revolving Percentages of the Revolving Lenders shall be subject to adjustment (i) on each Revolving Termination Date (other than the Revolving Termination Dates solely with respect to the Revolving A Commitments), (ii) with respect to participations in Letters of Credit and Swingline Loans, as contemplated by Section 2.21, (iii) on each date on which Extended Revolving Commitments are established; provided that if any Letter of Credit (a “Later Expiring Letter of Credit”) is at any time issued and outstanding with an expiration date that is after any Revolving Termination Date for any then outstanding Revolving Commitment (other than a Revolving A Commitment), then the Revolving Percentage of each Revolving Lender for purposes of calculating its Revolving Percentage of any L/C Obligations in respect of each Later Expiring Letter of Credit shall be recomputed by assuming that each Revolving Commitment with a Revolving Termination Date that is on or prior to the expiration date of such Later Expiring Letter of Credit had been terminated. - 37-

“Revolving Termination Date”: (i) with respect to any Revolving A Commitment in effect on the Amendment No. 1 Effective Date, March 31, 2023, (ii) with respect to any Revolving B Commitment in effect on the Amendment No. 12 Effective Date, February 1, 2025,August 31, 2027, and (iiiii) with respect to any Extended Revolving Commitment established following the Amendment No. 12 Effective Date, the date specified as such in the applicable Incremental Activation Notice. “Scheduled Unavailability NoticeDate”: as defined in Section 2.13.2.14(c)(2). “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority. “Secured Parties”: as defined in the Guarantee and Collateral Agreement. “Securities Act” means the Securities Act of 1933. “Securitization”: a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. “Securitization Assets” means accounts receivable, loans, mortgages, royalties, other rights to payment, supporting obligations therefor, proceeds therefrom and other related assets customarily disposed of or pledged in connection with non-recourse receivables financings or factorings or securitization facilities (as determined in good faith by the Borrower). “Securitization Subsidiary” means any Subsidiary formed by the Borrower or any of its other Subsidiaries solely for purposes of consummating any Permitted Securitization Financing and which holds no material assets other than Securitization Assets and which is engaged in no material activities other than those related to such Permitted Securitization Financing. “Series”: Incremental Term Loans, Extended Term Loans and/or Replacement Term Loans, as applicable, that are established pursuant to a single Incremental Activation Notice and provide for the same terms unless such Incremental Activation Notice provides that such Incremental Term Loans, Extended Term Loans and/or Replacement Term Loans shall be a part of a previously established Class of Term Loans. “Shell Subsidiary”: any Subsidiary of the Borrower that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $1,000,0005,000,000 and (b) no operations. “Significant Subsidiary”: (a) any Wholly Owned Subsidiary (or group of Wholly Owned Subsidiaries, when taken together), that would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to the Borrower, Charter Communications Operating Capital Corp., a Delaware corporation. “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan. “SOFR”: means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator). - 38-

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured. “Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds and commercial card exposure, or any similar transactions between the Borrower or any of its Subsidiaries and (a) any Lender or Affiliate thereof (or any Person that was a Lender or an Affiliate of a Lender at the time any such agreement was entered into) or (b) any other Person from time to time designated by the Borrower in writing to the Administrative Agent (provided that it is understood and agreed that each Person designated pursuant to this clause (b), by accepting the benefits of such designation under the Loan Documents, shall be deemed to (x) have irrevocably designated and appointed the Administrative Agent as the agent and “collateral agent” of such Person for all purposes under the applicable Loan Documents and (b) be bound by the provisions of Sections 9, 10.2, 10.5, 10.11 and 10.12 of this Agreement). “Specified Excluded Subsidiary”: (i) any Foreign Subsidiary, (ii) any Shell Subsidiary, (iii) any Excluded Acquired Subsidiary, (iv) any Regulated Subsidiary and (v) any Subsidiary that (a) is prohibited by any applicable requirement of law, rule or, regulation or regulatory decision of any Governmental Authority from becoming a Guarantor or granting Collateral or (b) would require governmental (including regulatory) consent, approval, license or authorization to become a Guarantor or grant Collateral unless such consent, approval, license or authorization has been received, (v) (provided that nothing herein shall create an obligation to seek any such consent, approval, license or authorization), (vi) any Subsidiary that is not a Wholly Owned Subsidiary at the time it becomes a Subsidiary (for so long as it is not a Wholly Owned Subsidiary), (vivii) any Subsidiary acquired on or after the Restatement Effective Date that is prohibited from becoming a Guarantor by any contract existing on the date such Subsidiary became a Subsidiary to the extent such contract was not created in contemplation thereof, - 39-

(viiviii) any Subsidiary that is regulated as an insurance company, (viiiix) any not-for-profit subsidiary, (ixx) any Securitization Subsidiary, (xi) any Non-Recourse Subsidiary, and (xxii) any Foreign Holding Company. “Specified Hedge Agreement”: any Hedge Agreement (i) entered into by the Borrower or any of its Subsidiaries with any Person that (a) is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into or (b) any other Person from time to time designated by the Borrower in writing to the Administrative Agent (provided that it is understood and agreed that each Person designated pursuant to this clause (b), by accepting the benefits of such designation under the Loan Documents, shall be deemed to (x) have irrevocably designated and appointed the Administrative Agent as the agent and “collateral agent” of such Person for all purposes under the applicable Loan Documents and (b) be bound by the provisions of Sections 9, 10.2, 10.5, 10.11 and 10.12 of this Agreement) and (ii) in the case of Hedge Agreements outstanding on the date hereof, any such Hedge Agreement that was a “Specified Hedge Agreement” as defined in the Existing Credit Agreement. “Specified Long-Term Indebtedness”: any Indebtedness of the Borrower incurred pursuant to Section 7.2(e). “Specified Revolving Maturity Date”: as defined in Section 3.4(d). “Specified Subordinated Debt”: any Indebtedness of the Borrower issued directly or indirectly to any Qualified Parent Company, so long as such Indebtedness (a) qualifies as Specified Long-Term Indebtedness and (b) has terms and conditions substantially identical to those set forth in Exhibit D. “Standard Securitization Undertakings” means representations, warranties, covenants (including repurchase obligations) and indemnities entered into by the Borrower or any Subsidiary of the Borrower that the Borrower has determined in good faith are customary for “non-recourse” accounts receivables financings or factoring or securitization financings. “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that Non-Recourse Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Agreement (other than the definition of “Non-Recourse Subsidiary”, the definition of “Non-Recourse Subsidiary Cap” and Section 6.1). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Specified Excluded Subsidiary or, at the option of the Borrower, any De Minimis Subsidiary, in each case to the extent that such Person has become a “Grantor” under the Guarantee and Collateral Agreement. “Successor Rate”: as defined in Section 2.14(c). - 40-

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $500,000,000.750,000,000. “Swingline Lender”: the Administrative Agent, in its capacity as the lender of Swingline Loans. “Swingline Loans”: as defined in Section 2.4. “Swingline Participation Amount”: as defined in Section 2.5(c). “Syndication Agents”: the entities identified as such on the cover of this Agreement (including those entities identified as such immediately prior to the Amendment No. 12 Effective Date). “Term A-2 Loan”: as defined in the Restated Credit Agreement.5 Additional Commitment”: with respect to each Lender, the commitment of such Lender to make a Term A-5 Loan on the Amendment No. 2 Effective Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 2. “Term A-6 Commitment”: with respect to each Lender, the commitment of such Lender to make a Term A-6 Loan on the Amendment No. 2 Effective Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 2. “Term A-5 Lender”: any Lender that holds a Term A-5 Loan. “Term A-36 Lender”: any Lender that holds a Term A-6 Loan”: as defined in the Restated Credit Agreement. “Term A-4 Loan”: as defined in the Existing Credit Agreement. “Term A-5 Loan”: as defined in Section 2.1(c)(2). “Term A-6 Loan”: as defined in Section 2.1(c)(3). “Term A-25 Maturity Date”: March:” August 31, 2023.2027. “Term A-46 Maturity Date:” February 1, 2025.August 31, 2028. “Term B Lender”: any Lender that holds a Term B Loan. “Term B-1 Lender”: any Lender that holds a Term B-1 Loan. “Term B-2 Lender”: any Lender that holds a Term B-2 Loan. “Term B Loan” as defined in the RestatedExisting Credit Agreement. “Term B-1 Additional Commitment”: with respect to each Lender, the commitment of such Lender to make a Term B-1 Loan on the Amendment No. 1 Effective Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 1. “Term B-2 Additional Commitment”: with respect to each Lender, the commitment of such Lender to make a Term B-2 Loan on the Amendment No. 1 Effective Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 1. - 41-

“Term B-1 Loan”: as defined in Section 2.1(d)(1). “Term B-2 Loan”: as defined in Section 2.1(d)(2). “Term B-1 Maturity Date”: April 30, 2025. “Term B-2 Maturity Date”: February 1, 2027. “Term Lender”: any Lender that holds a Term Loan. “Term Loan”: any Term A-25 Loan, Term A-3 Loan, Term A-46 Loan, Term B Loan, Term B-1 Loan, Term B-2 Loan, Extended Term Loan, Replacement Term Loan or Incremental Term Loan; provided that no Escrow Incremental Term Loan shall be deemed to be a Term Loan outstanding hereunder until the Escrow Assumption with respect thereto shall have occurred. “Term Maturity Date”: with respect to : (i) the Term A-25 Loans, the Term A-25 Maturity Date, (ii) the Term A-46 Loans, the Term A-46 Maturity Date, (iii) the Term B-1 Loans, the Term B-1 Maturity Date, (iv) the Term B-2 Loans, the Term B-2 Maturity Date, (v) the Incremental Term Loans of any other Series, the Incremental Term Maturity Date for such Series, (vi) the Extended Term Loans of any Series, the Extended Term Maturity Date for such Series and (vii) the Replacement Term Loans of any Series, the Replacement Term Maturity Date for such Series. “Test Date”: as defined in Section 7.7(j).Term SOFR” means, for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, for such Interest Period. “Term SOFR Loan” means a Loan that bears interest at a rate based on the definition of Term SOFR. “Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). “Threshold Amount”: $1,500,000,000. - 42-

“Total Assets”: the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.1(a) or (b). “Total Net Proceeds”: in connection with any Asset Sale or any Recovery Event, the sum, without duplication, of (a) the proceeds thereof in the form of cash and Cash Equivalents and (b) the amount of any deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise (whether or not received at the time “Total Net Proceeds” is calculated in connection with such Asset Sale or Recovery Event), net of attorneys’ fees, accountants’ fees, investment banking fees and consultants’ fees (in each case, including costs and disbursements), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Guarantee and Collateral Agreement or Liens that are subject to a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements). “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time. “Transferee”: any Assignee or Participant. “Type”: as to any Loan, its nature as an ABR Loan, a Term SOFR Loan or a Eurodollar Loan. “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution. “United States”: the United States of America. “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable. - 43-

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof. “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower. “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the “EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.” 1.2. Other Definitional Provisions; Pro Forma Calculations. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other “assets” as such term is defined under GAAP and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. (c) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or an amendment related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. (d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. - 44-

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. (f) For the purposes of calculating Annualized Operating Cash Flow, Annualized Pro Forma Operating Cash Flow and Consolidated Operating Cash Flow for any period (a “Test Period”), (i) if at any time during the period (a “Pro Forma Period”) commencing on the second day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation made pursuant hereto in respect of a particular transaction, ending on the date such transaction is consummated and, unless otherwise expressly provided herein, after giving effect thereto), the Borrower or any Subsidiary shall have made any Material DispositionAcquisition or Material Disposition or (ii) if, during such Pro Forma Period, the Borrower or any Subsidiary shall have made any Disposition (other than a Material Disposition) or Acquisition (other than a Material Acquisition), at the option of the Borrower (in the case of this clause (ii)), in each case of clauses (f)(i) or (ii), the Consolidated Operating Cash Flow for such Test Period shall be reducedrevised by an amount equal to the Consolidated Operating Cash Flow (if positive), as applicable, attributable to the property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) attributable thereto for such Test Period; (ii) if, during such Pro Forma Period, the Borrower or any Subsidiary shall have made a Material Acquisition, the Consolidated Operating Cash Flow for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if, during such Pro Forma Period, any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary during such Pro Forma Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Subsidiary during such Pro Forma Period and Consolidated Operating Cash Flow for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day ofAcquisition or Disposition for such Test Period. For the purposes of this paragraph, pro forma calculations regarding the amount of income or earnings relating to any Material Disposition or Material Acquisition shall in each case be determined in good faith by a Responsible Officer of the Borrower. As used in this Section 1.2(f), “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (ii), “Material Acquisition” means an Acquisition that involves the payment of Consideration by the Borrower and its Subsidiaries in excess of $500,000,0001,000,000,000.00; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $500,000,000.1,000,000,000.00. (g) For avoidance of doubt, in order to determine pursuant to any provision of Section 7 that no Default or Event of Default results from a particular transaction, pro forma compliance with Section 7.1 shall be required. (h) All Loans, Letters of Credit and accrued and unpaid amounts (including interest and fees) owing by the Borrower to any Person under the Existing Credit Agreement that have not been paid to such Persons on or prior to the RestatementAmendment No. 2 Effective Date shall continue as Loans, Letters of Credit and accrued and unpaid amounts hereunder on the RestatementAmendment No. 2 Effective Date and shall be payable on the dates such amounts would have been payable pursuant to the Existing Credit Agreement, and from and after the RestatementAmendment No. 2 Effective Date, interest, fees and other amounts shall accrue as provided under this Agreement. - 45-

(i) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). (j) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the incurrence of any Indebtedness or Liens (including the granting of equal and ratable security with the Obligations) or the making of any Investments, Restricted Payments, or Dispositions in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any default or event of default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they occurred at the beginning of the applicable Test Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Annualized Operating Cash Flow of the Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 7.1) or basket availability with respect to any other incurrence of Indebtedness or Liens or the making of any Investments, Restricted Payments, or DispositionsLiens on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition TransactionAcquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated until such time as such Limited Condition Acquisition is consummated or the Borrower gives the Administrative Agent notice that such Limited Condition Acquisition will not be consummated. 1.3. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. - 46-

1.4. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate or LIBOR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate or LIBOR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate or LIBOR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service. SECTION 2 AMOUNT AND TERMS OF COMMITMENTS 2.1. Loans and Commitments. (a) Subject to the terms and conditions hereof, each Term A-2 Loan outstanding under the Existing Credit Agreement on the Restatement Effective Date shall remain outstanding under this Agreement as a Term A-2 Loan. Term A-2 Loans that were Eurodollar Loans of a particular Eurodollar Tranche under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement on the Restatement Effective Date shall initially be Eurodollar Loans of a Eurodollar Tranche under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Tranche under the Existing Credit Agreement (with the same Eurodollar Rate). Term A-2 Loans that were ABR Loans immediately prior to the effectiveness of this Agreement on the Restatement Effective Date shall initially be ABR Loans under this Agreement. The Term A-2 Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.[Reserved]. (b) Subject to the terms and conditions hereof, each Term A-3 Loan outstanding under the Existing Credit Agreement on the Restatement Effective Date shall remain outstanding under this Agreement as a Term A-3 Loan. Term A-3 Loans that were Eurodollar Loans of a particular Eurodollar Tranche under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement on the Restatement Effective Date shall initially be Eurodollar Loans of a Eurodollar Tranche under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Tranche under the Existing Credit Agreement (with the same Eurodollar Rate). Term A-3 Loans that were ABR Loans immediately prior to the effectiveness of this Agreement on the Restatement Effective Date shall initially be ABR Loans under this Agreement. The Term A-3 Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.[Reserved]. (c) (1) [Reserved]. - 47-

(2) Subject to the terms and conditions hereof, each Converted(i) each Lender with a Term A-5 Additional Commitment severally agrees to make a loan in Dollars (each, a “Term A-5 Loan”; which term shall include each loan converted from a Converted Second Amendment Term A Loan pursuant to subclause (ii) below) on the Amendment No. 2 Effective Date in an amount equal to its Term A-5 Additional Commitment and (ii) each Converted Second Amendment Term A Loan of each Lender that has indicated on its counterpart its election to convert its Converted Second Amendment Term A Loan to a Term A-5 Loan shall be converted into a Term A-5 Loan of such Lender in the same principal amount as such Converted Second Amendment Term A Loan on the Amendment No. 2 Effective Date. The Term A-5 Loans may from time to time be Term SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. (3) Subject to the terms and conditions hereof, each Lender with a Term A-6 Commitment severally agrees to make a loan in Dollars (each, a “Term A-46 Loan”) of such Lender in the same principal amount as such Converted Term A Loan on the Amendment No. 12 Effective Date. in an amount equal to its Term A-6 Commitment. The Term A-46 Loans may from time to time be EurodollarTerm SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. (d) (1) Subject to the terms and conditions hereof, (i) each Lender with a Term B-1 Additional Commitment agrees to make a loan in Dollars (each, a “Term B-1 Loan”; which term shall include each loan converted from a Converted Term B Loan pursuant to subclause (ii) below) on the Amendment No. 1 Effective Date in an amount equal to its Term B-1 Additional Commitment and (ii) each Converted Term B Loan of each Lender that has indicated on its counterpart its election to convert its Converted Term B Loan to a Term B-1 Loan shall be converted into a Term B-1 Loan of such Lender in the same principal amount as such Converted Term B Loan on the Amendment No. 1 Effective Date. The Term B-1 Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. (2) Subject to the terms and conditions hereof, (i) each Lender with a Term B-2 Additional Commitment agrees to make a loan in Dollars (each, a “Term B-2 Loan”; which term shall include each loan converted from a Converted Term B Loan pursuant to subclause (ii) below) on the Amendment No. 1 Effective Date in an amount equal to its Term B-2 Additional Commitment and (ii) each Converted Term B Loan of each Lender that has indicated on its counterpart its election to convert its Converted Term B Loan to a Term B-2 Loan shall be converted into a Term B-2 Loan of such Lender in the same principal amount as such Converted Term B Loan on the Amendment No. 1 Effective Date. The Term B-2 Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. (e) [Reserved] (f) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars ( the “Revolving Loans”) to the Borrower from time to time during the applicable Revolving Commitment Period with respect to such Lender’s Revolving Commitment of each Class in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of such Class of Revolving Commitments of the sum of (A) the L/C Obligations then outstanding with respect to each Letter of Credit and (B) the aggregate - 48-

principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment of such Class. During the Revolving Commitment Period for any Revolving Commitment, the Borrower may use such Revolving Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be EurodollarTerm SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. (g) (1) Following the Restatement Effective Date, the Borrower (or, in the case of Escrow Incremental Term Loans, the Escrow Borrower) and any one or more Lenders (including Persons that become Lenders in connection therewith) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Activation Notice specifying (i) the amount of such Incremental Term Loans, (ii) the applicable Incremental Closing Date, (iii) the applicable Incremental Term Maturity Date, (which shall not be earlier than the Term B-2 Maturity Date; provided that Incremental Term Loans shall not be required to comply with this clause (iii) or clause (iv) below so long as (x) such Incremental Term Loans have an Incremental Term Maturity Date that is no earlier than the Term A-4 Maturity Date and a Weighted Average Life to Maturity that is no shorter than the then remaining Weighted Average Life to Maturity of the Term A-4 Loans and (y) the aggregate principal amount of such Incremental Term Loans outstanding at any time does not exceed 2.0x Annualized Operating Cash Flow, calculated in the manner contemplated by Section 1.2(f) as if any Investment pursuant to which such Indebtedness was incurred occurred on the first day of the applicable Test Period, for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b) prior to the incurrence of such Incremental Term Loans, (iv) (iv) the amortization schedule for such Incremental Term Loans; provided that, except as permitted by the proviso to clause (iii) above, in no event will any Incremental Term Loans have a Weighted Average Life to Maturity that is shorter than the then remaining Weighted Average Life to Maturity of the Term B-2 Loans, (v), (v) the Applicable Margin for such Incremental Term Loans and any prepayment premiums or call protection applicable thereto, (vi) the proposed original issue discount applicable to such Incremental Term Loans, if any, (vii) whether, if applicable, such Incremental Term Loans constitute Refinancing Term Loans or Escrow Incremental Term Loans, (viii) whether any provision of this Agreement that requires a minimum final maturity or Weighted Average Life to Maturity for any other Indebtedness by reference to any previously established Term Loans is following the Incremental Closing Date amended to provide a similar benefit to such Incremental Term Loans [reserved], and - 49-

(ix) any other terms and conditions that will apply to such Incremental Term Loans; provided that, except as provided above, (x) such other terms and conditions shall be the same as or less favorable to the Lenders providing such Incremental Term Loans than the terms and conditions of any then outstanding Class of Term Loans, (y) such other terms and conditions shall not apply until all then outstanding Loans and Commitments (other than such Incremental Term Loans) have been repaid and terminated, as applicable, or until approved by the Required Lenders or (z) such other terms and conditions shall apply to Escrow Incremental Term Loans solely until the Escrow Assumption with respect thereto occurs. . (2) Notwithstanding the foregoing, without the consent of the Required Lenders, (A) no Incremental Term Loans (other than Escrow Incremental Term Loans) may be borrowed after the Restatement Effective Date if after giving effect to the borrowing of such Incremental Term Loans and the application of proceeds therefrom on the date such Incremental Term Loans are borrowed the aggregate principal amount of all Classes of Term Loans, First Lien Notes and Pre-Existing Debt would exceed the First Lien Term Cap, (B) no Net Cash Proceeds of any Incremental Term Loans that are not Refinancing Term Loans shall be directly applied to prepay outstanding Term Loans, (C) i) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000, (D) subject to Section 1.2(j), no Incremental Term Loans (other than Escrow Incremental Term Loans) may be borrowed if a Default or Event of Default is in existence after giving pro forma effect thereto, (E) 100,000,000 and (ii) Escrow Incremental Term Loans shall not be deemed to be outstanding under this Agreement or any other Loan Document for any purposes hereof (including, without limitation, for purposes of any financial calculation, the definition of “Obligations”, the definition of “Required Lenders” or Section 8 or Section 10.1 hereof) and the obligations with respect thereto shall not be recourse to the Borrower or any Subsidiary Guarantor, in each case, unless and until the Escrow Assumption with respect thereto has occurred and (F) the Escrow Assumption with respect to any Escrow Incremental Term Loans shall not be permitted unless on the date thereof (and after giving effect thereto) the conditions set forth in clauses (A) and (D) above would be satisfied if the Borrower was borrowing such Incremental Term Loans on the date of such Escrow Assumption. . (3) No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. (4) With the consent of the Borrower and each of the Lenders with any Class of then outstanding Incremental Term Loans and pursuant to an assumption agreement reasonably satisfactory to the Administrative Agent, an Escrow Borrower may assume all obligations of the Borrower with respect to such Class of Term Loans (including with respect to the full principal amount thereof and all accrued and unpaid interest and other amounts owing with respect thereto), in which case, such Class of Incremental Term Loans shall thereafter be deemed to not be outstanding for purposes of this Agreement or any other Loan Document and shall be Escrow Incremental Term Loans until such time, if any, as an Escrow Assumption with respect thereto has occurred, at which time any such Escrow Incremental Term Loans that accrued interest at a rate based on the Eurodollar RateTerm SOFR immediately prior to such Escrow Assumption shall constitute a Eurodollar Rate/SOFR Tranche with an initial Interest Period equal to the then unexpired interest period applicable thereto immediately prior to such Escrow Assumption. No Lender shall have any obligation to participate in any increase - 50-

described in this paragraph unless it agrees to do so in its sole discretion. The consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any Person to provide an Incremental Term Loan unless such Person, or an Affiliate thereof, was previously a Lender. (5) Notwithstanding the foregoing, with the consent of the holders of any Pre-Existing Debt, the Borrower and the Administrative Agent (to the extent the consent of the Administrative Agent would be required for an assignment to any such holder, such consent not to be unreasonably withheld) and the Borrower, such Pre-Existing Debt may, pursuant to an Incremental Activation Notice, be deemed to have been issued as Incremental Term Loans under this Agreement on the date of effectiveness of such Incremental Activation Notice so long as the Incremental Term Loans resulting therefrom comply with the requirements set forth above (other than clause (C)) that are applicable to Incremental Term Loans and thereafter, the terms of such Pre-Existing Debt shall be governed by the terms of this Agreement (as modified by the applicable Incremental Activation Notice). (6) To the extent provided in the relevant Incremental Activation Notice with respect to any Refinancing Term Loans, any portion of the Term Loans that would otherwise be repaid from the net proceeds of such Refinancing Term Loans may be converted on a “cashless roll” basis into such Refinancing Term Loans if agreed to by each Lender holding the Term Loans that are so converted. (h) (1) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) with respect to such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.1(h). In order to establish a Series of Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical in all material respects to the Term Loans under the Existing Class from which such Extended Term Loans are to be converted except that : (i) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Term Loans of such Existing Class to the extent provided in the applicable Incremental Activation Notice, (ii) the Applicable Margins with respect to the Extended Term Loans may be different than the Applicable Margins for the Term Loans of such Existing Class and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Incremental Activation Notice, (iii) [reserved] and (iv) the Incremental Activation Notice may provide for any other covenants and terms (x) that apply solely to any period after the latest final maturity of the Term Loans and Commitments in effect on the effective date of the Incremental Activation Notice immediately prior to the establishment of such Extended Term Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Term Loans than the covenants and terms applicable to the Existing Class. - 51-

(2) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request. (3) Any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Term Loans of the applicable Existing Class subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent in writing (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the applicable Existing Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans of the applicable Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the applicable Existing Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans of the applicable Existing Class included in each such Extension Election. The final terms of the Extended Term Loans (which shall be consistent with the Extension Request) and the allocations of the Extended Term Loans among the Extending Term Lenders shall be as set forth in the applicable Incremental Activation Notice entered into by the Borrower and the Administrative Agent. Each Extending Term Lender’s Extension Election Request shall be deemed to be an authorization for the Administrative Agent and the Borrower to enter into such Incremental Activation Notice in accordance with the requirements set forth above in this Section 2.1(h) and to bind such Extending Term Lender thereby. (i) (1) The Borrower and any one or more Lenders (including Persons that become Lenders in connection therewith) may from time to time agree that such Lenders will establish Revolving Commitments through (A) the provision of a new Revolving Commitment by any such Lender or (B) the conversion of a previously established Revolving Commitment of any such Lender to such Extended Revolving Commitment of such Lender (any Revolving Commitments being established pursuant to clause (A) or (B) above and in accordance with this Section 2.1(i), an “Extended Revolving Commitment”, which for the avoidance of doubt, shall also be a “Revolving Commitment”), in each case, by executing and delivering to the Administrative Agent an Incremental Activation Notice specifying : (i) the amount of Extended Revolving Commitments established thereby and whether such Extended Revolving Commitments are being established pursuant to clause (A) or (B) of the foregoing sentence, (ii) the Revolving Termination Date for such Extended Revolving Commitments; provided that the Revolving Termination Date for any Extended Revolving Commitments shall in no event be earlier than the Revolving Termination Date for the Revolving B Commitments in effect on the Amendment No. 1 Effective Date and (iii) the Applicable Margin for Revolving Loans and fees in respect of participations in Letters of Credit pursuant to such Extended Revolving Commitments and the Commitment Fee Rate for commitment fees payable with respect to such Extended Revolving Commitments; provided that the Applicable Margins for Revolving Loans, fees in respect of participations in Letters of Credit and the Commitment Fee Rate for all Revolving Commitments that have the same Revolving Termination Date shall be the same (although different upfront fees may be paid by the Borrower). Except as set forth above, the terms of the Extended Revolving Commitments shall be identical in all material respects to the Revolving B Commitments in effect on the Restatement Effective Date. Notwithstanding the foregoing, - 52-

without the consent of the Required Lenders, no Extended Revolving Commitments may be established following the Amendment No. 1 Effective Date if after giving effect to the establishment of such Extended Revolving Commitments (and any concurrent reduction in the amount of any other Revolving Commitments) the aggregate amount of Revolving Commitments then in effect would exceed the Revolving Commitment Cap. (2) No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. The consent of the Administrative Agent and each Issuing Lender (such consents not to be unreasonably withheld, conditioned or delayed) shall be required with respect to each Lender providing an Extended Revolving Commitment to the extent such Lender is not already a Revolving Lender that is not a Defaulting Lender. On each date on which Extended Revolving Commitments are established, each Revolving Lender shall purchase at par from and/or sell at par to each of the other Revolving Lenders such portions of the outstanding Revolving Loans, if any, as may be specified by the Administrative Agent so that, immediately following such purchases, all Eurodollar Rate/SOFR Tranches of Revolving Loans and all ABR Loans that are Revolving Loans shall be held by the Revolving Lenders on a pro rata basis in accordance with their respective Revolving Percentages. Notwithstanding the foregoing, with the consent of the holders of any revolving commitments under which Pre-Existing Debt may be borrowed, the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender (to the extent the consent of the Administrative Agent, Swingline Lender and Issuing Lender would be required for an assignment to any such holder, each such consent not to be unreasonably withheld), such revolving commitments may, pursuant to an Incremental Activation Notice, be deemed to have been issued as Extended Revolving Commitments under this Agreement on the date of effectiveness of such Incremental Activation Notice so long as the Extended Revolving Commitments resulting therefrom comply with the requirements set forth above that are applicable to Extended Revolving Commitments and thereafter, the terms of such Pre-Existing Debt shall be governed by the terms of this Agreement (as modified by the applicable Incremental Activation Notice). (j) (1) The Borrower and any one or more Lenders (including Persons that become Lenders in connection therewith) may from time to time agree that such Lenders shall make Replacement Term Loans (which Replacement Term Loans may, at the election of the Borrower and the applicable Lenders, be made in the form of a conversion of Term Loans of an existing Class into such Replacement Term Loans) in order to replace in full or in part any Class of then outstanding Term Loans by executing and delivering to the Administrative Agent an Incremental Activation Notice specifying : (i) the amount of such Replacement Term Loans (which may be up to an amount equal to the original aggregate principal amount of the Class of Term Loans being replaced plus, so long as the Borrower would be in pro forma compliance with Section 7.1, the amount of any upfront fees or original issue discount thereon), (ii) , (ii) the date on which such Replacement Term Loans will be made, (iii) the applicable Replacement Term Maturity Date (which shall not be earlier than the Term Maturity Date of the Class of Term Loans being replaced), (iv) the amortization schedule for such Replacement Term Loans; provided that in no event shall any Replacement Term Loans have a Weighted Average Life to Maturity that is shorter than the then remaining Weighted Average Life to Maturity of the Term Loans of the Class being replaced, - 53-

(v) the Applicable Margin for such Replacement Term Loans and any prepayment premiums or call protection applicable thereto, if any, (vi) the proposed original issue discount applicable to such Replacement Term Loans, if any, (vii) whether any provision of this Agreement that requires a minimum final maturity or Weighted Average Life to Maturity for any other Indebtedness by reference to any previously established Term Loans is following the date such Replacement Term Loans are established amended to provide a similar benefit to such Replacement Term Loans [reserved], (viii) any other terms and conditions that will apply to such Replacement Term Loans; provided that, except as provided above, either (x) such other terms and conditions shall be the same as or less favorable to the Lenders providing such Replacement Term Loans than the terms and conditions of the Class of Term Loans being replaced or (y) such other terms and conditions shall not apply until all then outstanding Loans and Commitments (other than such Replacement Term Loans) have been repaid and terminated, as applicable, or until approved by the Required Lenders. . (2) No Lender shall have any obligation to participate in any Replacement Term Loans unless it agrees to do so in its sole discretion. The consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any Person to provide a Replacement Term Loan unless such Person, or an Affiliate thereof, was previously a Lender. 2.2. Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate/SOFR Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M. New York City time, on the date of the proposed borrowing and, provided, further, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing), specifying (i) the Class of Loan to be borrowed and, in the case of Revolving Loans, the Class of Revolving Commitments under which such Revolving Loans are to be made, (ii) the amount and Type of Loans to be borrowed, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Rate/SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing shall be in an aggregate amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate relevant Available Revolving Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Rate/SOFR Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the relevant Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided in Section 2.1(a), each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent (in the case of any Revolving Loan, based on respective Revolving Percentages of the Revolving Lenders with the relevant Class of Revolving Commitments) for the account of the Borrower at the Funding Office prior to 10:00 A.M., New York City time (or 2:00 P.M., New York City time in respect of ABR Loans under the Revolving Facility to finance payments - 54-

required by Section 3.5), on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent; provided that, in the event that any Revolving Lender fails to make available to the Administrative Agent any portion of such amount prior to 10:30 A.M. New York City time (or 2:30 P.M., New York City time in respect of ABR Loans under the Revolving Facility to finance payments required by Section 3.5) on the relevant Borrowing Date, the Borrower shall be deemed to have provided notice to the Swingline Lender in accordance with Section 2.5 requesting a Swingline Loan in an amount equal to the aggregate amount of any such shortfall, rounded up to the applicable whole multiple of $500,000 (but in no event exceeding, together with all outstanding Swingline Loans, the Swingline Commitment). Such borrowing (including any such Swingline Loan) will then be made available not later than 11:00 A.M., New York City time (or 3:00 P.M., New York City time in respect of ABR Loans under the Revolving Facility to finance payments required by Section 3.5), to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent. With respect to Term SOFR, the Administrative Agent (with the consent of the Borrower, not to be unreasonably withheld or delayed) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. 2.3. Repayment of Loans. (a) The Term A-2 Loans of each Lender shall mature in 14 consecutive installments following the Amendment No. 1 Effective Date on the dates and in the aggregate amounts for all Term A-2 Loans set forth below (it being understood that, in addition to reductions resulting from optional and mandatory prepayments in accordance with Section 2.8 and Section 2.9, the aggregate principal amount of amortization payable by the Borrower with respect to all Term A-2 Loans on any such date shall be reduced proportionately as a result of any future conversion of Term A-2 Loans to Extended Term Loans following the Amendment No. 1 Effective Date and prior to such date of payment):[Reserved] Installment Date Installment Amount December 31, 2019 $2,845,857.34 March 31, 2020 $2,845,857.34 June 30, 2020 $2,845,857.34 September 30, 2020 $2,845,857.34 December 31, 2020 $2,845,857.34 March 31, 2021 $2,845,857.34 June 30, 2021 $2,845,857.34 September 30, 2021 $2,845,857.34 December 31, 2021 $2,845,857.34 March 31, 2022 $2,845,857.34 June 30, 2022 $2,845,857.34 September 30, 2022 $2,845,857.34 December 31, 2022 $2,845,857.34 Term A-2 Maturity Date: $170,751,440.19 (b) The Term B Loans (other than the Converted Term B Loans) of each Term B Lender shall be repaid in full on the Amendment No. 1 Effective Date. - 55-

(c) [reserved]. Reserved]. (d) The Term A-4 Loans of each Lender shall mature in 22 consecutive installments following the Amendment No. 1 Effective Date on the dates and in the aggregate amounts for all Term A-4 Loans set forth below (it being understood that, in addition to reductions resulting from optional and mandatory prepayments in accordance with Section 2.8 and Section 2.9, the aggregate principal amount of amortization payable by the Borrower with respect to all Term A-4 Loans on any such date shall be reduced proportionately as a result of any future conversion of Term A-4 Loans to Extended Term Loans following the Amendment No. 1 Effective Date and prior to such date of payment):[Reserved]. Installment Date Installment Amount December 31, 2019 $50,614,296.52 March 31, 2020 $50,614,296.52 June 30, 2020 $50,614,296.52 September 30, 2020 $50,614,296.52 December 31, 2020 $50,614,296.52 March 31, 2021 $50,614,296.52 June 30, 2021 $50,614,296.52 September 30, 2021 $50,614,296.52 December 31, 2021 $50,614,296.52 March 31, 2022 $50,614,296.52 June 30, 2022 $50,614,296.52 September 30, 2022 $50,614,296.52 December 31, 2022 $50,614,296.52 March 31, 2023 $50,614,296.52 June 30, 2023 $50,614,296.52 September 30, 2023 $50,614,296.52 December 31, 2023 $50,614,296.52 March 31, 2024 $50,614,296.52 June 30, 2024 $50,614,296.52 September 30, 2024 $50,614,296.52 December 31, 2024 $50,614,296.52 Term A-4 Maturity Date: $2,986,243,494.66 (e) The Term A-5 Loans of each Term A-5 Lender shall mature in 21 installments following the Amendment No. 2 Effective Date (each due on the last day of each calendar quarter, except for such last installment), commencing on September 30, 2022, each of which shall be in an amount equal to (i) in the case of the first 20 such remaining installments, $75,625,000.00 (it being understood that, in addition to reductions resulting from optional prepayments in accordance with Section 2.8, the aggregate principal amount of amortization payable by the Borrower with respect to all Term A-5 Loans on any such date shall be reduced proportionately as a result of any conversion of Term A-5 Loans to Extended Term Loans following the Amendment No. 2 Effective Date and prior to the date of such payment) and (ii) in the case of the last such installment (which shall be due on the Term A-5 Maturity Date), the remaining principal balance of such Term A-5 Loans outstanding on such date. (f) The Term A-6 Loans of each Term A-6 Lender shall mature in 25 installments following the Amendment No. 2 Effective Date (each due on the last day of each calendar quarter, except for such last installment), commencing on September 30, 2022, each of which shall be in an amount - 56-

equal to (i) in the case of the first 24 such remaining installments, $6,250,000.00 (it being understood that, in addition to reductions resulting from optional prepayments in accordance with Section 2.8, the aggregate principal amount of amortization payable by the Borrower with respect to all Term A-6 Loans on any such date shall be reduced proportionately as a result of any conversion of Term A-6 Loans to Extended Term Loans following the Amendment No. 2 Effective Date and prior to the date of such payment) and (ii) in the case of the last such installment (which shall be due on the Term A-6 Maturity Date), the remaining principal balance of such Term A-6 Loans outstanding on such date. (g) The Term B-1 Loans of each Term B-1 Lender shall mature in 23 installments following the Amendment No. 1 Effective Date (each due on the last day of each calendar quarter, except for such last installment), commencing on December 31, 2019, each of which shall be in an amount equal to (i) in the case of the first 22 such remaining installments, $6,171,209.47 (it being understood that, in addition to reductions resulting from optional and mandatory prepayments in accordance with Section 2.8 and Section 2.9,2.8, the aggregate principal amount of amortization payable by the Borrower with respect to all Term B-1 Loans on any such date shall be reduced proportionately as a result of any conversion of Term B-1 Loans to Extended Term Loans following the Amendment No. 1 Effective Date and prior to the date of such payment) and (ii) in the case of the last such installment (which shall be due on the Term B-1 Maturity Date), the remaining principal balance of such Term B-1 Loans outstanding on such date. (fh) The Term B-2 Loans of each Term B-2 Lender shall mature in 30 installments following the Amendment No. 1 Effective Date (each due on the last day of each calendar quarter, except for such last installment), commencing on December 31, 2019, each of which shall be in an amount equal to (i) in the case of the first 29 such remaining installments, $$9,533,974.20 (it being understood that, in addition to reductions resulting from optional and mandatory prepayments in accordance with Section 2.8 and Section 2.9,2.8, the aggregate principal amount of amortization payable by the Borrower with respect to all Term B-2 Loans on any such date shall be reduced proportionately as a result of any conversion of Term B-2 Loans to Extended Term Loans following the Amendment No. 1 Effective Date and prior to the date of such payment) and (ii) in the case of the last such installment (which shall be due on the Term B-2 Maturity Date), the remaining principal balance of such Term B-2 Loans outstanding on such date. (gi) The Incremental Term Loans of each Class established following the Restatement Effective Date shall mature in installments as specified in the Incremental Activation Notice pursuant to which such Incremental Term Loans were made (and subject to the limitations contained in Section 2.1(h)). (hj) The Extended Term Loans of each Class shall mature in installments as specified in the Incremental Activation Notice pursuant to which such Extended Term Loans were converted (and subject to the limitations contained in Section 2.1(h)). (ik) The Replacement Term Loans of each Class shall mature in installments as specified in the Incremental Activation Notice pursuant to which such Replacement Term Loans were established (and subject to the limitations contained in Section 2.1(j)). (jl) The Borrower shall repay all outstanding Revolving Loans made pursuant to any Revolving Commitments on the Revolving Termination Date for such Revolving Commitments. The Borrower shall repay all Swingline Loans on the first date on which the Revolving Termination Date has occurred with respect to all Revolving Commitments (other than Revolving A Commitments). 2.4. Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in Section 2.5, to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments (other than - 57-

Revolving A Commitments) from time to time during the Revolving Commitment Period for such Revolving Commitments by making swingline loans (“Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and the aggregate amount of Swingline Loans made by Bank of America, N.A. shall not exceed the Revolving Commitment of Bank of America, N.A. unless otherwise agreed by Bank of America, N.A. in its sole discretion), (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments (excluding Revolving A Commitments) would be less than zero and (c) the Swingline Lender shall be under no obligation to make any Swingline Loan at any time that any Revolving Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements, including, if requested, the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iii)) with respect to the Defaulting Lender arising from either the Swingline Loan to be made and all other Swingline Loans as to which such Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. During the Revolving Commitment Period for any Revolving Commitments (other than Revolving A Commitments), the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. 2.5. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the Borrower (which notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period for any Revolving Commitments). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds. (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion and in consultation with the Borrower (provided that the failure to so consult shall not affect the ability of the Swingline Lender to make the following request) may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 1:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 12:00 - 58-

Noon, New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans. (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans. (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender. (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. 2.6. Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a nonrefundable commitment fee through the last day of the Revolving Commitment Period for such Revolving Lender’s Revolving Commitment computed at the Commitment Fee Rate for such Revolving Commitment on the actual daily amount of the Available Revolving Commitment of such Lender of such Class of Revolving Commitments, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date for such Revolving Commitments. - 59-

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent. (c) Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction that is consummated prior to April 24, 2020, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B-1 Loans and/or Term B-2 Loans subject to such Repricing Transaction, a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Term B-1 Loans and/or Term B-2 Loans of such Lender prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of the Term B-1 Loans and/or Term B-2 Loans of such Lender outstanding immediately prior to such amendment with respect to which such amendment constitutes a Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. 2.7. Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior to the proposed date of termination or reduction, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments of any Class; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans or Swingline Loans made on the effective date thereof, the Revolving Extensions of Credit under such Class of Revolving Commitments of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment of such Class. Any such partial reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, shall reduce permanently the Revolving Commitments then in effect and shall be applied to reduce the Revolving Commitments of any Class as the Borrower may designate, but in any event, in the case of Revolving Commitments with the same Revolving Termination Date, on a pro rata basis among such Revolving Commitments based on the respective amount of such Revolving Commitments of each Revolving Lender. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities (including under this Agreement) or incurrence of other Indebtedness, the consummation of a particular Disposition, the occurrence of a change of control or other event), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. (b) The Term A-4 Commitment of each Lender will terminate on the Amendment No. 1 Effective Date immediately upon the funding of such Lender’s Term A-4 Loan thereunder.(c) The Term B-1 Additional Commitment of each Lender will terminate on the Amendment No. 1 Effective Date immediately upon the funding of such Lender’s Term B-1 Loan thereunder. (dc) The Term B-2 Additional Commitment of each Lender will terminate on the Amendment No. 1 Effective Date immediately upon the funding of such Lender’s Term B-2 Loan thereunder. (d) The Term A-5 Additional Commitment of each Lender will terminate on the Amendment No. 2 Effective Date immediately upon the funding of such Lender’s Term A-5 Loan thereunder. (e) The Term A-6 Commitment of each Lender will terminate on the Amendment No. 2 Effective Date immediately upon the funding of such Lender’s Term A-6 Loan thereunder. - 60-

2.8. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans of any Class (and Revolving Loans under any Class of Revolving Commitments selected by the Borrower), in whole or in part, without premium or penalty, upon notice in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer, delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior thereto in the case of Eurodollar Rate/SOFR Loans and no later than 1:00 P.M., New York City time, at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the Class of Loans being prepaid and whether the prepayment is of Eurodollar Rate/SOFR Loans or ABR Loans; provided, that if a Eurodollar Rate/SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans pursuant to this Section 2.8(a) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities (including under this Agreement) or incurrence of other Indebtedness, the consummation of a particular Disposition, the occurrence of a change of control or other event), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Any prepayment of Loans of any Class (or Revolving Loans under any Revolving Commitments, as the case may be) pursuant to this Section 2.8(a) shall be applied to the Loans of such Class (or the Revolving Loans under such Class of Revolving Commitments as the case may be) of each Lender on a pro rata basis in accordance with the respective amounts of such Loans held by each such Lender. (b) (i) Notwithstanding anything to the contrary in Section 2.8(a), the Borrower shall have the right at any time and from time to time to prepay Term Loans of any Class, to the Lenders at a prepayment price which is less than, equal to or greater than the principal amount of such Term Loans and on a non pro rata basis (each, an “Offered Voluntary Prepayment”) either (x) purchasing directly from Lenders at the Borrower’s sole discretion pursuant to Section 10.6(g) or (y) pursuant to the procedures described in this Section 2.8(b); provided that (A) no Offered Voluntary Prepayment may be made if a Default or Event of Default has occurred and is continuing, (B) any Offered Voluntary Prepayment shall be offered to all Lenders with Term Loans of the Class selected by the Borrower on a pro rata basis and (C) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that (1) no Default or Event of Default has occurred and is continuing or would result from such Offered Voluntary Prepayment and (2) each of the conditions to such Offered Voluntary Prepayment contained in this Section 2.8(b) has been satisfied. (ii) To the extent the Borrower seeks to make an Offered Voluntary Prepayment pursuant to Section 2.8(b)(i)(y), the Borrower will provide written notice from a Responsible Officer of the Borrower to the Administrative Agent (each, an “Offered Prepayment - 61-

Option Notice”) that the Borrower desires to prepay Term Loans of a specified Class in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Offered Prepayment Amount”). The Proposed Offered Prepayment Amount shall not be less than $25,000,000 (or such lesser amount if the Term Loans of such specified Class have a lower aggregate amount outstanding at such time). The Offered Prepayment Option Notice shall further specify with respect to the proposed Offered Voluntary Prepayment: (A) the Proposed Offered Prepayment Amount for Term Loans and the Class of Term Loans with respect to such offer is being made, (B) an offered prepayment price range (which may be a single percentage) selected by the Borrower with respect to such proposed Offered Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans of the applicable Class (the “Offered Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Offered Voluntary Prepayment (the “Acceptance Date”) which shall be at least five Business Days following the date of such Offered Prepayment Option Notice is delivered. (iii) Upon receipt of an Offered Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice in form reasonably satisfactory to the Administrative Agent (each, a “Lender Participation Notice”; it being understood that a Lender may deliver more than one Lender Participation Notice, and that each such Lender Participation Notice of such Lender shall constitute an independent and unconditional offer, and no such Lender Participation Notice may be contingent on the making of any prepayment with respect to the Offered Loans in respect of any other Lender Participation Notice, or otherwise be contingent or conditional in any way) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Offered Range at which such Lender is willing to accept a prepayment of a portion of its Term Loans of the applicable Class and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of such Class held by such Lender with respect to which such Lender is willing to permit an Offered Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans of the applicable Class specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable prepayment price for Term Loans pursuant to such Offered Voluntary Prepayment (the “Applicable Price”), which Applicable Price shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.8(b)(ii) for the Offered Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Borrower can pay the Proposed Offered Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Offered Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Price shall be the highest Acceptable Price specified by the Lenders that is within the Offered Range. The Applicable Price shall be applicable for all Lenders who have offered to participate in the Offered Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept an Offered Voluntary Prepayment of any of its Loans at the Applicable Price. (iv) The Borrower shall make an Offered Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) of the applicable Class offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or less than the Applicable Price (“Qualifying Loans”) at the Applicable Price; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at - 62-

such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Offered Prepayment Amount, such amounts in each case calculated by applying the Applicable Price, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Offered Prepayment Amount, such amounts in each case calculated by applying the Applicable Price, the Borrower shall prepay all Qualifying Loans. (v) Each Offered Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Price and determine the amount and holders of Qualifying Loans), without premium or penalty (and not subject to Section 2.18), upon irrevocable notice (each an “Offered Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior to the date of such Offered Voluntary Prepayment, which notice shall specify the date and amount of the Offered Voluntary Prepayment and the Applicable Price determined by the Administrative Agent. Upon receipt of any Offered Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Offered Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Price on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. (vi) Prior to the delivery of an Offered Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make an Offered Voluntary Prepayment pursuant to any Offered Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in any Offered Voluntary Prepayment pursuant to any Lender Participation Notice. (vii) To the extent not expressly provided for herein, each Offered Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Price in accordance with Section 2.8(b)(iii) above) established by the Administrative Agent in consultation with the Borrower. It is understood and agreed that the Borrower may employ a financial institution or other advisor (whether or not an affiliate of the Administrative Agent) to act as an arranger in connection with any Offered Voluntary Prepayment and, in such event, the Administrative Agent agrees, subject to its internal agency policies, to provide such reasonable cooperation as may be requested by the Borrower in order to facilitate communications from such arranger to the Lenders and otherwise to provide access to Lender Participation Notices. (viii) Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.8(b) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Offered Voluntary Prepayment provided for in this Section 2.8 as well as activities of the Administrative Agent. Notwithstanding anything set forth herein, the Administrative Agent shall not be required to serve as the auction agent for, or have any other obligations to participate in - 63-

(other than mechanical administrative duties), or facilitate, any Offered Voluntary Prepayment unless it is reasonably satisfied with the terms and restrictions of such auction. 2.9. Mandatory Prepayments2.9. [Reserved]. (a) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, with respect to an amount equal to 75% of such Net Cash Proceeds (“Allocated Proceeds”; provided that the Borrower or such Subsidiary may instead deem a portion of such Net Cash Proceeds equal to the first 75% of the Total Net Proceeds to the Borrower or such Subsidiary from such Asset Sale or Recovery Event, when and as received, to be the Allocated Proceeds of such Asset Sale or Recovery Event), (i) if such Allocated Proceeds are not Reinvestment Proceeds, such Allocated Proceeds shall be applied on the fifth Business Day after the date such proceeds are received toward the prepayment of the Term Loans or (ii) if such Allocated Proceeds are Reinvestment Proceeds, on each Reinvestment Prepayment Date, an amount equal to the relevant Reinvestment Prepayment Amount shall be applied toward the prepayment of the Term Loans in the manner specified in Section 2.9(c); provided that, notwithstanding clauses (i) and (ii) above, to the extent that the terms of the documentation for any First Lien Notes or Pre-Existing Debt that is secured on a pari passu basis with the Obligations under this Agreement require that a portion of such Allocated Proceeds be applied to purchase First Lien Notes or Pre-Existing Debt pursuant to a mandatory offer to purchase such First Lien Notes or Pre-Existing Debt, such Allocated Proceeds may be applied to prepay Term Loans in accordance with Section 2.9(c) and purchase First Lien Notes and/or Pre-Existing Debt on a pro rata basis based on the respective amounts of Term Loans and First Lien Notes and/or Pre-Existing Debt then outstanding. (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Debt Incurrence Prepayment Event then an amount equal to 100% of such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans in the manner specified in Section 2.9(c). (c) The application of any amounts required to be applied to a prepayment of Term Loans pursuant to Section 2.9(a) shall be made on a pro rata basis to each Class of Term Loans then outstanding (except to the extent that any Incremental Activation Notice for any Class of Incremental Term Loans or Extended Term Loans provide that such Incremental Term Loans or Extended Term Loans shall participate on a lesser basis or not participate at all). The application of any amounts required to be applied to a prepayment of Term Loans pursuant to Section 2.9(b) shall be made, at the Borrower’s option (by notice to the Administrative Agent), either (i) on a pro rata basis to each Class of Term Loans then outstanding or (ii) to the Term Loans of each Class selected by the Borrower. Amounts required to be applied to the prepayment of Term Loans of any Class shall be applied first, to ABR Loans of such Class and, second, to Eurodollar Loans of such Class. Each prepayment of the Term Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. 2.10. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Rate/SOFR Loans of any Class to ABR Loans of such Class by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Rate/SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans of any Class to Eurodollar Rate/SOFR Loans of such Class by giving the Administrative Agent irrevocable notice of such election no later than 1:00 P.M. New York City time, on the third Business Day prior to the proposed conversion date (which - 64-

notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Rate/SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. (b) Any Eurodollar Rate/SOFR Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent at least three Business Days prior to the expiration of the then current Interest Period, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) if so required by the Administrative Agent, no Eurodollar Rate/SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Rate/SOFR Loans shall be automatically converted to Eurodollar Rate/SOFR Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. 2.11. Limitations on Eurodollar Rate/SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Rate/SOFR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Rate/SOFR Loans comprising each Eurodollar Rate/SOFR Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Rate/SOFR Tranches shall be outstanding at any one time. 2.12. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin. Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such day plus the Applicable Margin. (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin. (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the Applicable Margins (based on the Revolving Percentages of the Revolving Lenders in such Reimbursement Obligations) for ABR Loans under the applicable Revolving Commitments participating in Letters of Credit plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans of the relevant Class (and, in the case of the amount payable to any Revolving Lender, based on the Applicable Margins then in effect for such Revolving Lender’s Revolving Commitments) plus 2% (or, in the case of any such other amounts that do not relate to a particular Class, the rate then applicable to ABR Loans under the Revolving Facility (based on the highest Applicable Margins then in effect for any Revolving - 65-

Commitments) plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand. 2.13. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a). 2.14. Inability to Determine Interest Rate. (a) The following provisions in this clause (a) apply with respect to with respect to Term B-1 Loans and Term B-2 Loans. If prior to the first day of any Interest Period: (a1) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (b2) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of any Class of Loans that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans of the relevant Class requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans of the relevant Class that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans of the relevant Class shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans of the relevant Class shall be made or continued as such, nor shall the Borrower have the right to convert Loans of the relevant Class to Eurodollar Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the - 66-

Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining the LIBOR Screen Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Base Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Base Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Base Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any agreed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Further, and notwithstanding anything to the contrary in the foregoing paragraph, the Borrower and the Required Lenders may upon not less than 25 Business Days’ prior written notice (or such shorter notice period as to which the Administrative Agent may consent) to the Administrative Agent select a different LIBOR Successor Rate as long as it is practicable for the Administrative Agent to administer such different rate (such practicability being determined by the Administrative Agent in its reasonable discretion). If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods until a LIBOR Successor Rate has been determined). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowingborrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Notice of Borrowing of ABR Loans in the amount specified therein. (b) The following provisions in this clause (b) apply with respect to all Loans (other than Term B-1 Loans and Term B-2 Loans): - 67-

(1) If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.14(b)(1), and the circumstances under clause (i) of Section 2.14(b)(1) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan (in the case of the Required Lenders, as conclusively certified by such Lenders), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(b)(1), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of ABR Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period. (c) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (1) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (2) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); - 68-

then, on a date and time determined by the Administrative Agent and the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate). If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis. Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.14(c)(1) or (2) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.14(c) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (with the consent of the Borrower, not to be unreasonably withheld or delayed ). In connection with the implementation of a Successor Rate, the Administrative Agent with the consent of the Borrower, not to be unreasonably withheld or delayed) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. - 69-

For purposes of this Section 2.14(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders. 2.15. Pro Rata Treatment and Payments. (a) Except for payments pursuant to Section 2.8(b) (which shall reduce only all installments of principal on the Term Loans prepaid), the amount of each principal prepayment of Term Loans of any Class shall be applied to reduce the then remaining installments of principal of such Class on a pro rata basis based upon the then remaining principal amount of such installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed. (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest, fees and other amounts then due and payable by the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties, and (iii) third, towards the payment of all other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amount of such amounts then due to such parties. If any payment hereunder (other than payments on the Eurodollar Rate/SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Rate/SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans of the relevant - 70-

Class, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Lender. (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective shares of a corresponding amount. If such payment is notWith respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made tosuch payment; (2) the Administrative Agent by the Borrower within three Business Days of such required date,has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily averageforthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower. A notice of the Administrative Agent to the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error. (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest. 2.16. Requirements of Law. (a) If any Change in Law: (i) shall subject any Lender (including any Issuing Lender) to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Rate/SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17, Other Taxes, and taxes for which a Lender would have been entitled to an additional payment pursuant to Section 2.17(a) but for an exclusion set forth therein); (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or Term SOFR, as applicable, hereunder; or - 71-

(iii) shall impose on such Lender or Issuing Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate/SOFR Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. The Borrower shall not be required to compensate any Lender for any claim of increased costs to such Lender of agreeing to make or making, funding or maintaining any Loans from the adoption of an alternate rate of interest pursuant to Section 2.14. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. (b) If any Lender or Issuing Lender shall have determined that any Change in Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender therewith shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, after submission by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Issuing Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. 2.17. Taxes. (a) All payments made by the Borrowerany Loan Party under this Agreementany Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) and branch profits taxes, in each case, imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, this Agreement or any other Loan Document), and excluding any U.S. federal withholding Taxes under - 72-

FATCA imposed on the Administrative Agent or any Lender. If (any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, including any interest, additions to tax or penalties related thereto, “Non-Excluded Taxes”). If applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by any applicable withholding agent, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii).if such tax is a Non-Excluded Tax or Other Taxes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent), after payment of all Non-Excluded Taxes and Other Taxes) (including, for the avoidance of doubt, any such taxes payable on any additional amounts paid under this Section 2.17(a)), interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or, (e), or (g) of this Section or (ii) that are United States federal withholding taxes imposed on amounts payable to such Lender (A) at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, immediately prior to the assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (B) at the time that such Lender changes its lending office, except to the extent that such Lender was entitled, immediately prior to the change, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph. (b) In addition, without duplication of Section 2.17(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. (c) WheneverWithout duplication of any obligation under the immediately preceding subsections, whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or such other evidence of payment reasonably satisfactory to the Administrative Agent. If the Borrower failsAdministrative Agent or any Lender is required to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxessuch Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (or W-8BEN-E) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax - 73-

under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN (or W-8BEN-E), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.17(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender’s (or Transferee’s) Loans shall not constitute a failure to comply with this Section 2.17(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.17 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.17(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in Section 2.17(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form. Each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. On or before the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two copies of the documentation prescribed in clause (i) or (ii), as applicable: (i) U.S. Internal Revenue Service Form W-9 or (ii), with respect to payments received on its own behalf, IRS Form W-8ECI and, with respect to payments received on account of any Lender, a U.S. federal branch withholding certificate on U.S. Internal Revenue Service Form W-8IMY evidencing the Administrative Agent’sit is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others, or (b) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and that it is using such form as evidence of its agreement to be treated as a U.S. Person for federal withholding purposes(and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)); provided that no Administrative Agent shall be required to deliver any documentation pursuant to this Section 2.17(d) that it is not legally eligible to deliver as a result of a Change in Law occurring after the date hereof. (e) A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender. - 74-

(f) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.17(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxestaxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments (including additional amounts) made under this Section with respect to the Taxestaxes giving rise to such refund), net of all out-of-pocket expenses (including Taxestaxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Taxtax position than the indemnified party would have been in if the Taxtax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxtax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxestaxes that it deems confidential) to the indemnifying party or any other Person. (g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. (h) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. (i) The agreements in this Section shall survive the termination of this Agreement and, the payment of the Loans and all other amounts payable hereunder and the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender. 2.18. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate/SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Rate/SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this - 75-

Agreement or (c) the making of a scheduled amortization payment or prepayment of Eurodollar Rate/SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollarapplicable market; provided that such calculation may not take into account any Eurodollar Rate or Term SOFR “floor”. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. 2.19. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a). 2.20. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Rate/SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent (and, if a Revolving Commitment is being assigned, such replacement financial institution, if not previously a Revolving Lender that is not a Defaulting Lender, shall be reasonably satisfactory to the Administrative Agent and, except in the case of a Revolving A Commitment, each Issuing Lender), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agents or any other Lender shall have against the replaced Lender. In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of Section 10.1, the - 76-

Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent (if such replacement financial institution was not already a Lender) and, if such replacement involves the assignment of a Revolving Commitment (other than a Revolving A Commitment) to a Person other than a Revolving Lender that is not a Defaulting Lender, the Administrative Agent and each Issuing Lender, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Loan Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender under Section 2.18 if any Eurodollar Rate/SOFR Loan owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 2.16, 2.17 or 2.18, as the case may be, (vii) the Borrower provides at least three Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Borrower may, upon two Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender. 2.21. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law: (i) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.2 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Lender and Swingline Lender hereunder; (C) third, if so determined by the Administrative Agent or requested by an Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit based upon the Fronting Exposure arising from that Defaulting Lender; - 77-

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any unreimbursed drawing under any Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and unreimbursed drawings under Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or unreimbursed drawings under Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. (ii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.6(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such period) (and the Borrower shall (A) be required to pay to each applicable Issuing Lender and the Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender, in each case, during such period that such Lender is a Defaulting Lender) and (y) shall be limited in its right to receive fees in respect of Letters of Credit as provided in Section 3.3(a). (iii) Reallocation of Revolving Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount - 78-

of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.5 and 3.4, the “Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender (but subject to the other limitations contained in the definition of Revolving Percentage relating to Later Expiring Letters of Credit); provided, that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and each Issuing Lender agree in writing in their sole discretion that a Defaulting Lender no longer falls under the definition of Defaulting Lender, the Administrative Agent will so notify the Revolving Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Percentages (without giving effect to Section 2.21(a)(iii) but giving effect to the other limitations set forth in the definition of Revolving Percentage relating to Later Expiring Letters of Credit), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties or except as provided in Section 10.19, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. 2.22. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans, as applicable, and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7. 2.23. Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that (A) if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (B) is not legally permitted to own or hold - 79-

securities) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that (A) if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (B) is not legally permitted to own or hold securities) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class; (ii) the aggregate principal amount (calculated on the face amount thereof) ofif such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange; (iii) the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the Term Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Term Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (iv) such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Term Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged; (v) no Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations;(vi) if such Permitted Debt Exchange Notes are secured (A) such Permitted Debt Exchange Notes are not secured by any assets not securing the Obligations under this Agreement unless such assets substantially concurrently secure the Obligations under this Agreement and (B)are secured, the beneficiaries thereof (or an agent on their behalf) shall have (1A) become party to a First Lien Intercreditor Agreement pursuant to the terms thereof or (2B) entered into a customary intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent and the Borrower; - 80-

(vii) the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Term Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance; provided that if such Permitted Debt Exchange Notes contain any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, in which case any requirement to so comply shall not require the consent of any Lender or Agent hereunder);(viiiiii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange); (ixiv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered; (xv) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and (xivi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer. - 81-

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.1(g), 2.7, 2.8, 2.92.8 and 2.15 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.23 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.23 provided that such implementations or such other transactions are transactions are effectual in accordance with this Section 2.23. (c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results. (d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act. SECTION 3 LETTERS OF CREDIT 3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during a Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender (it being understood that any commercial Letter of Credit shall provide for sight drafts and not bankers acceptances); provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments (excluding Revolving A Commitments) would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the - 82-

first anniversary of its date of issuance and (y) the date that is five Business Days prior to the then latest Revolving Termination Date (other than in respect of the Revolving A Commitments), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Existing Letter of Credit shall be deemed to be issued pursuant to this Section 3.1(a) on the Restatement Effective Date. Notwithstanding the foregoing, the Borrower and any Issuing Lender may from time to time pursuant to a written agreement or any amendment thereto executed by the Borrower and such Issuing Lender and delivered to the Administrative Agent, agree that such Issuing Lender shall not be required to issue a particular type of Letter of Credit and/or that the amount of Letters of Credit to be issued by such Issuing Lender shall be less than the full amount of the L/C Commitment and/or different from the amount referenced in Section 3.1(b)(iii), in which case, such Issuing Lender shall not be required to issue any Letter of Credit to the extent such issuance would be inconsistent with such agreement between the Borrower and such Issuing Lender. (b) No Issuing Lender shall be obligated to issue any Letter of Credit hereunder if: (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law; (ii) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including, if requested, the delivery of Cash Collateral, reasonably satisfactory to the Issuing Lender with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; (iii) subject to the last sentence of Section 3.1(a), if the aggregate amount of the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed one-third (1/3) of the L/C Commitment (or, in the case of JPMorgan Chase Bank, N.A., $41,000,000); or (iv) the issuance thereof would otherwise conflict with any separate written agreement between the Borrower and such Issuing Lender. 3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). - 83-

3.3. Fees and Other Charges. (a) The Borrower will pay a fee for the benefit of each Revolving Lender on all outstanding Letters of Credit at a per annum rate equal to the product of (i) the Applicable Margin then in effect with respect to EurodollarTerm SOFR Loans made pursuant to the Revolving Commitments of such Revolving Lender that has a risk participation in Letters of Credit and (ii) such Revolving Lender’s daily Revolving Percentage of the undrawn and unexpired amount of each Letters of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, for the avoidance of doubt, any such fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to this Section 3 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iii), with the balance of such fee, if any, payable to the Issuing Lender for its own account. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee with respect to each Letter of Credit at a per annum rate of 0.125% or a lower rate separately agreed between the Borrower and such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the relevant issuance date. (b) In addition to the foregoing fees, unless otherwise agreed by the relevant Issuing Lender, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. 3.4. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender through the Administrative Agent upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to make such payment to such Issuing Lender as contemplated by this Section 3.4(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such payment by any L/C Participant shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein. (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the - 84-

date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Commitments of such Lender. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. (c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment through the Administrative Agent related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will distribute to each such Issuing Lender will distribute to each L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent the portion thereof previously distributed by such Issuing Lender to it. 3.5. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on the next business day following the day that the Borrower receives notice of payment of such draft. Each such payment shall be made to the relevant Issuing Lender in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) (or from the date the relevant draft is paid, if notice thereof is received by the Borrower prior to 10:00 A.M., New York City time, on such date) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c). 3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender and L/C Participant that no Issuing Lender or L/C Participant shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant - 85-

Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the New York UCC, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower. 3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit. 3.8. Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Lender (i) if an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation, or (ii) if, as of the date the Total Revolving Commitment (other than Revolving A Commitments) has terminated, any Letter of Credit or Reimbursement Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly but in any event within two Business Days of demand, Cash Collateralize the then outstanding amount of all Letters of Credit and Reimbursement Obligations. At any time that there shall exist a Defaulting Lender, forthwith upon the request of the Administrative Agent, any Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iii) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate outstanding of obligations required to be Cash Collateralized, the Borrower will, promptly but in any event within two Business Days of demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate amount required to be Cash Collateralized over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable Issuing Lender. (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Issuing Lender and the Swingline Lender, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. (c) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided in respect of Letters of Credit or Swingline Loans shall be held and upon the occurrence and continuation of an Event of Default applied to the satisfaction of the specific Letters of Credit, Reimbursement Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting - 86-

Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for in the Loan Documents. (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in clause (c) above may be otherwise applied in accordance with the Loan Documents), and (y) the Person providing Cash Collateral and the Issuing Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. 3.9. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply. 3.10. Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit. SECTION 4 REPRESENTATIONS AND WARRANTIES To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that: 4.1. Financial Condition. The condensed consolidating balance sheet information for the Borrower and its Subsidiaries as at December 31, 20182021 and the related condensed consolidating statement of operations and cash flows information for the Borrower and its Subsidiaries for the fiscal year ended on such date, as included in the audited consolidated financial statements of CCIHoldings as at, and for the year ended, December 31, 2018,2021, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended on the basis described therein. Such financial information has been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by KPMGthe Borrower’s auditors and disclosed therein or as otherwise disclosed therein). As of the Restatement Effective Date, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements of CCI. 4.2. No Change. Since December 31, 20182021 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. - 87-

4.3. Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) except in the case of any Shell Subsidiary, any De Minimis Subsidiary and any former Shell Subsidiary until it becomes a Loan Party pursuant to Section 6.9,Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (a) (other than with respect to Holdings or the Borrower), (b), (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. 4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than those that have been obtained or made and are in full force and effect or as would not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a valid and legally binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). 4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof, will not violate any material Requirement of Law or any material Contractual Obligation of any Designated Holding Company, the Borrower or any of its SubsidiariesLoan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Guarantee and Collateral Agreement or permittednot prohibited by Section 7.3(o)). 4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiariesany Loan Party, or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. 4.7. No Default[Reserved]. None of Holdings, the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. 4.8. Ownership of Property; Liens. Each of Holdings, the Borrower and its SubsidiariesLoan Party has marketable title to, or a valid leasehold interest in, all its real property, and good title to, or a - 88-

valid leasehold interest in, all its other property (in each case except as could not reasonably be expected to have a Material Adverse Effect), and none of such property is subject to any Lien except Liens not prohibited by Section 7.3. 4.9. Intellectual Property4.9.[Reserved]. Each of Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property owned or licensed by Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9, nor does the Borrower know of any valid basis for any such claim. The use of all Intellectual Property necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, does not infringe on the rights of any Person in such a manner that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9. 4.10. Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and each of its Subsidiaries (other than Shell Subsidiaries)Loan Party has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those with respect to which the amount or validity thereof are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiariessuch Loan Party, as the case may be). 4.11. Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. 4.12. Labor Matters[Reserved]. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by, and payment made to, employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary. 4.13. ERISA[Reserved]. Except as, in the aggregate, would not have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of a Loan Party; neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; and no Multiemployer Plan of any Loan Party or any Commonly Controlled Entity is Insolvent. - 89-

4.14. Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. 4.15. Subsidiaries. As of the Restatement Effective Date and, following the Restatement Effective Date, as of the date of the most recently delivered Compliance Certificate pursuant to Section 6.2(b), (a) Schedule 4.15 (as modified by such Compliance Certificate) sets forth the name and jurisdiction of organization of each Designated Holding CompanyHoldings, the Borrower and each of the Borrower’s Subsidiaries (except any Shell Subsidiary) and, as to each such Person, the percentage of each class of Equity Interests owned by Holdings, the Borrower and each of the Borrower’s Subsidiaries, and (b) except as set forth on Schedule 4.15 (as modified by such Compliance Certificate), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries (except any Shell Subsidiary), except as created by the Loan Documents. 4.16. Use of Proceeds. The proceeds of the Revolving Loans and any Term Loans, and the Letters of Credit, shall be used for general purposes, including to finance permitted Investments and permitted distributions to redeem Indebtedness of parent companies of the Borrower. 4.17. Environmental Matters4.17. [Reserved]. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of any Environmental Law; (b) neither Holdings, the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding matters arising under, or compliance with, Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”), nor does Holdings or the Borrower have knowledge that any such notice will be received or is being threatened; (c) Materials of Environmental Concern have not been transported or disposed of by Holdings, the Borrower or any of its Subsidiaries from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by Holdings, the Borrower or any of its Subsidiaries at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law; (d) no judicial proceeding or governmental or administrative action is pending, or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business; (e) there has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any - 90-

Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; (f) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business; and (g) neither Holdings, the Borrower nor any of its respective Subsidiaries has assumed any liability of any other Person under Environmental Laws. 4.18. Certain Cable Television Matters4.18. [Reserved]. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) (i) Holdings, the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that reasonably permits, or after notice or lapse of time could reasonably permit, the revocation, termination or material and adverse modification of any such Authorization; (b) neither Holdings, the Borrower nor any of its Subsidiaries is in violation of the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems; (c) (i) there is not pending or, to the best knowledge of Holdings or the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by Holdings, the Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and (d) there is not issued or outstanding by a Person with applicable regulatory authority or, to the best knowledge of Holdings and the Borrower, threatened, any notice of any hearing, violation or complaint by a Person with applicable regulatory authority against Holdings, the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems. 4.19. Accuracy of Information, Etc. No statement or information (other than projections and pro forma financial information) contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented and updated from time to time (including through the filing of reports with the SEC) prior to the date this representation and warranty is made or deemed made and when taken as a whole with other such statements and information, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party (other than information - 91-

of a general economic or political nature) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in reports filed with the SEC or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. 4.20. Security Interests. (a) The Guarantee and Collateral Agreement is effective to create or continue, as applicable, in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (but excluding any intent-to-use trademark application, as provided in the Guarantee and Collateral Agreement). In the case of certificated Pledged Stock (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the parties thereto in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, other than with respect to Liens not prohibited by Section 7.3. (b) NoneExcept as disclosed to the Administrative Agent, none of the Equity Interests of the Borrower and its Subsidiaries which are limited liability companies or partnerships constitutes a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction. 4.21. Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the financing transactions referred to herein to occur on the Amendment No. 12 Effective Date will be and will continue to be, are Solvent as of the Amendment No. 2 Effective Date. SECTION 5 CONDITIONS PRECEDENT 5.1. Conditions to Restatement Effective Date. The effectiveness of this Agreement is subject to the occurrence of the Restatement Effective Date, which occurred on April 26, 2019. 5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent: (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); provided that, in connection with any incurrence of Incremental Term Loans for purposes of financing a Limited Condition Acquisition, the foregoing requirement shall only apply to the representations and warranties contained in Section 4.3(a) (solely with respect to Holdings and the Borrower), 4.4, 4.11, 4.14, 4.20 and 4.21. (b) No Default. Subject to Section 1.2(j), no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date. - 92-

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the applicable conditions contained in this Section 5.2 have been satisfied. SECTION 6 AFFIRMATIVE COVENANTS Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than those that have been Cash Collateralized or otherwise subject to arrangements reasonably satisfactory to the relevant Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than in respect of contingent indemnification and expense reimbursement claims not then due), each of Holdings and the Borrower shall, and shall cause each Subsidiary of the Borrower to: 6.1. Financial Statements. Furnish to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting): (a) as soon as available, but in any event within 90120 days after the end of each fiscal year of the Borrower (provided, that extensions granted by the SEC for such filings shall automatically extend the corresponding financial report deadline under this Section 6.1(a)), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing (other than an emphasis of matter paragraph) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) the activities, operations, financial results, assets or liabilities of any Non-Recourse Subsidiaries or (3) any actual or prospective breach of any financial covenant contained in any Indebtedness (including under Section 7.1)); and (b) as soon as available, but in any event not later than 4560 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (provided, that extensions granted by the SEC for such filings shall automatically extend the corresponding financial report deadline under this Section 6.1(b)), the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and (c) for any period in which a Subsidiary has been designated as a Non-Recourse Subsidiary, simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above for such period, supplemental financial information necessary to eliminate the balance sheet and financial results of Non-Recourse Subsidiaries from such consolidated financial statements. All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (i) except as approved by such accountants or officer, as the case may be, and disclosed therein, and (ii) except that the consolidated statements of the Borrower and its consolidated Subsidiaries described above will not include the balance sheet and financial results of the Non-Recourse Subsidiaries. - 93-

Notwithstanding the foregoing, so long as any Person directly or indirectly owns 100more than 50% of the outstanding common Equity Interests of the Borrower, the obligations set forth in Section 6.1(a), (b) and (bc) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial information of such Person; provided that to the extent financial information of such Person is provided, such financial information is accompanied by consolidating information that explains in reasonable detail the(x) any summarized financial information required by Regulation S-X under the Securities Act and (y) a brief explanation of the material differences between the information relating tofinancial statements of such Person and its Subsidiaries (other than the Borrower and its Subsidiaries), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other handthat of the Borrower and (ii) to the extent financial statements of such Person are provided in lieu of financial statements of the Borrower under Section 6.1(a), such financial statements are reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing (other than an emphasis of matter paragraph) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) the activities, operations, financial results, assets or liabilities of any Non-Recourse Subsidiaries or (3) any actual or prospective breach of any financial covenant contained in any Indebtedness (including under Section 7.1)). Documents required to be delivered pursuant to Section 6.1(a) or, (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed with the SEC on Form 10-K or 10-Q, as applicable; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent the other Agents, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, provided, however, that to the extent such Borrower Materials constitute non-public information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked - 94-

“PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the other Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.” 6.2. Certificates; Other Information. Furnish to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting) (or, in the case of clause (d) below, to the relevant Lender): (a) [Reserved]; (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; (c) [Reserved]; (d) promptly, such additional financial and other information (including financial information with respect to the Borrower and its Subsidiaries) as any Lender may from time to time reasonably request; and (e) the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (as hereinafter defined) and the Beneficial Ownership Regulation. 6.3. Payment of ObligationsTaxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever naturetaxes, governmental changes or levies, except where failure to do so could not reasonably be expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be. 6.4. Maintenance of Existence; Compliance. (a) (i) Other than with respect to Shell Subsidiaries or De Minimis Subsidiaries, preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clauseclauses (i) (other than with respect to Holdings or the Borrower) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. - 95-

6.5. Maintenance of Property; Insurance. (a) Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies at the time such insurance is obtained (which may also include captive insurance companies or other forms of self-insurance), insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured or self-insured against by companies engaged in the same or a similar business (as determined by the Borrower in good faith). 6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all material Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants. 6.7. Notices. Promptly give notice to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting) of: (a) the occurrence of any Default or Event of Default; (b) any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that, in either case, could reasonably be expected to have a Material Adverse Effect;(c) any litigation or proceeding commenced against Holdings, the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and (d) the actual knowledge of the occurrence of any of the following events, if a Material Adverse Effect would result: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure by a Loan Party or a Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien on the assets of Loan Party in favor of the PBGC or a Plan or any withdrawal by a Loan Party or a Commonly Controlled Entity from, or the termination, or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal of a Loan Party or Commonly Controlled Entity from, or the termination, or Insolvency of, any Plan or (iii) within five Business Days after the receipt thereof by any Loan Party or any Commonly Controlled Entity, a copy of any notice from the PBGC stating its intention to terminate a Plan or to have a trustee appointed to administer any Plan;c) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect. (e) any determination by the Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), and promptly thereafter, the Borrower shall deliver a duly completed copy of IRS Form 8886 or any successor form to the Administrative Agent; and (f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect. - 96-

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto. 6.8. Environmental Laws.6.8. [Reserved] (a) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. (b) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.. 6.9. Additional Collateral; Additional Guarantors. With respect to any new Subsidiary (other than any Specified Excluded Subsidiary so long as it qualifies or, subject to the proviso of the definition of “De Minimis Subsidiary”, at the option of the Borrower, any De Minimis Subsidiary) created or acquired by the Borrower or any of its Subsidiaries (which shall be deemed to have occurred in the event that any Specified Excluded Subsidiary or De Minimis Subsidiaries ceases to qualify as such, it being understood that until such time, such Subsidiaries will not be required to become Subsidiary Guarantors until such time), promptly : (a) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, or the Borrower, as the case may be, a perfected first priority security interest, subject to Liens not prohibited by Section 7.3, in (i) the Equity Interests of such new Subsidiary and all other property of the type that would constitute Collateral of such new Subsidiary (including Intercompany Obligations) that are held by Holdings, the Borrower or any of its Subsidiaries, (a) limited in the case of the Equity Interests of any Foreign Subsidiary or Foreign Holding Company, to 66% of the total outstanding Equity Interests of such Foreign Subsidiary or Foreign Holding Company and (b) excluding any Equity Interests of such Subsidiary in excess of the maximum amount of such Equity Interests that could be included in the Collateral without creating, in connection with the pledge thereof under any class of debt securities that is secured on a pari passu basis with the Obligations, a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Borrower with the SEC, and (ii) any Collateral with respect to such new Subsidiary as described in the Guarantee and Collateral Agreement, (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC), and any intercompany notes or other instruments evidencing Intercompany Obligations and all other rights and interests constituting Collateral, together with, as applicable, undated powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) cause such new Subsidiary (i) to deliver an Assumption Agreement with respect to the Guarantee and Collateral Agreement and (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest, subject - 97-

to Liens not prohibited by Section 7.3, in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. 6.10. Regulated Subsidiaries6.10. [Reserved]. With respect to each Regulated Subsidiary, (a) take reasonable steps to obtain the consents required from any Governmental Authority to enable such Regulated Subsidiary (unless it is a Shell Subsidiary) to become a Loan Party and to enable the Loan Parties to pledge as Collateral all of the Equity Interests of such Regulated Subsidiary owned by them and (b) cause such Regulated Subsidiary to comply with the proviso contained in the definition thereof. 6.11. CoBank Equity and Security. (a) Except to the extent CoBank agrees otherwise with the Borrower, so long as CoBank (or its affiliate) is a Lender hereunder, the Borrower shall (i) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by such bylaws and capital plan as of the Amendment No. 2 Effective Date. The Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s notice to prospective stockholders and (z) CoBank’s bylaws and capital plan, which describe the nature of all of the Borrower’s CoBank Equities as well as capitalization requirements, and, except to the extent CoBank agrees otherwise with the Borrower, the Borrower agrees to be bound by the terms thereof. (b) Each party hereto acknowledges that CoBank’s bylaws and capital plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis. (c) Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable Law and CoBank’s bylaws and capital plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Obligations due to the Administrative Agent, any other Lender or any other Secured Party; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated - 98-

pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations is the sole responsibility of Borrower. (d) Notwithstanding anything to the contrary set forth in this Agreement, this section may be amended or otherwise modified solely with the consent of CoBank and the Borrower. SECTION 7 NEGATIVE COVENANTS Holdings and the Borrower agree that, soSo long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than those that have been Cash Collateralized or otherwise subject to arrangements reasonably satisfactory to the relevant Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder, Holdings (solely with respect to Sections 7.2, 7.3, 7.4, 7.12, 7.14 and 7.15) and the (other than in respect of contingent indemnification and expense reimbursement claims not then due): 7.1. Financial Condition Covenants. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly: 7.1. Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower to exceed 5.0 to 1.0. (b) Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower to exceed 4.0 to 1.0. 7.2. Indebtedness7.2. [Reserved]. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except: (a) Indebtedness of any Loan Party pursuant to any Loan Document; (b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; (ii) Indebtedness of any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; and (iii) Indebtedness incurred by any Subsidiary resulting from Investments made pursuant to Section 7.7(h) in the form of intercompany loans; (c) (i) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor or, if such Subsidiary is a Guarantor, obligations of the Borrower and (ii) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of the Borrower that is not a Subsidiary Guarantor of obligations of any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; (d) Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Finance Lease Obligations) secured by Liens permitted by Section 7.3(f)(i) in an aggregate principal amount not to exceed the greater of (x) $1,500,000,000 and (y) 5.00% of Consolidated - 99-

Net Tangible Assets (measured at the time of incurrence of any Indebtedness pursuant to this clause (d)) at any one time outstanding; (e) Indebtedness of Holdings, the Borrower and Charter Communications Operating Capital Corp. (and Guarantee Obligations of any Guarantor in respect thereof) so long as (i) at the time of the incurrence or issuance of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall have no scheduled amortization prior to the date that is six months after the Term B-2 Maturity Date, (iii) the terms of the documentation for such Indebtedness do not require Holdings, the Borrower or any of its Subsidiaries to repurchase, repay or redeem such debt securities (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Term B-2 Maturity Date and (iv) the documentation for such Indebtedness does not contain financial maintenance covenants (which term shall not include financials-based incurrence tests) and provides for other covenants, events of default and other terms that the Borrower determines are not worse than market terms for similar financings at the time such Indebtedness is incurred; (f) Indebtedness of any Person that becomes a Subsidiary pursuant to an Investment permitted by Section 7.7 (and any guarantee by any Loan Party thereof), so long as (i) at the time of the incurrence or issuance of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness existed at the time of such Investment and was not created in anticipation thereof, (iii) a certificate of a Responsible Officer of the Borrower stating whether or not such Indebtedness subjects such new Subsidiary to any restriction of the type described in Section 7.13 (disregarding any exceptions contained in Section 7.13) and setting forth the nature and extent of such restriction shall have been delivered to the Administrative Agent and (iv) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (f) that is incurred by any Person that is not a Loan Party or that is secured by any Liens shall not exceed $2,000,000,000 at any time; (g) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid; (h) letters of credit for the account of the Borrower or any of its Subsidiaries obtained other than pursuant to this Agreement, so long as the aggregate undrawn face amount thereof, together with any unreimbursed reimbursement obligations in respect thereof, does not exceed $1,000,000,000 at any one time; (i) unsecured Indebtedness of Holdings; (j) Indebtedness incurred pursuant to any sale and leaseback transaction permitted by Section 7.10; (k) Indebtedness secured by Liens pursuant to Section 7.3(r) in an aggregate principal amount not to exceed the greater of (x) $1,500,000,000 and (y) 5.00% of Consolidated Net Tangible Assets (measured at the time of the incurrence of any Indebtedness pursuant to this clause (k)) at any one time outstanding; -100-

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed the greater of (x) $1,500,000,000 and (y) 5.00% of Consolidated Net Tangible Assets (measured at the time of incurrence of any Indebtedness pursuant to this clause (l)) at any one time outstanding; (m) Indebtednesss pursuant to a Permitted Securitization Financing; and (n) Indebtedness in respect of First Lien Notes (and Guarantee Obligations of any Guarantor in respect thereof) or Pre-Existing Debt that is secured on a pari passu basis with the Obligations so long as at the time of incurrence (or provision of equal and ratable security) (i) no Default or Event of Default has occurred and is continuing and (ii) immediately after giving effect to the issuance or assumption of such First Lien Notes and any substantially concurrent application of the Net Cash Proceeds therefrom (if any) or incurrence (or provision of equal and ratable security) in respect of such Pre-Existing Debt, the aggregate principal amount of outstanding Term Loans, First Lien Notes and equally and ratably secured Pre-Existing Debt would not exceed the First Lien Term Cap. 7.3. Liens. CreateThe Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property to secure Indebtedness for Borrowed Money, whether now owned or hereafter acquired, except: (a) Liens for taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) pledges or deposits in connection with workers’ compensation, insurance and social security legislation; (d) deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, bankers acceptances, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case excluding obligations for borrowed money; (e) easements, rights-of-way, municipal and zoning ordinances, title defects, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any of its Subsidiaries; (f) (i) Liens securing (i) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(d) to finance the acquisition of, construction of or improvement of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) the amount of Indebtedness secured thereby is not increased or (ii) Indebtedness of any Excluded Acquired Subsidiary permitted under Section 7.2(f) so long as such Liens do not at any time encumber any property other than the property of Excluded -101-

Acquired in a principal amount not exceeding 110% of the cost of such acquisition, construction or improvement and (ii) Liens affecting property of a Person (other than a Non-Recourse Subsidiary) existing at the time it becomes a Subsidiary of the Borrower or at the time it merges into or consolidates with the Borrower or a Subsidiary of the Borrower or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person (other than a Non-Recourse Subsidiary) to the Borrower or any of its Subsidiaries; (g) [Reserved];Liens existing on the Amendment No. 2 Effective Date; (h) Liens created pursuant to the Guarantee and Collateral Agreement securing obligations of the Loan Parties under (i) the Loan Documents, (ii) Specified Hedge Agreements, (iii) Specified Cash Management Agreement and (iv) letters of credit issued pursuant to Section 7.2(h) by any Lender or any Affiliate of any Lenderany Non-Facility Letter of Credit; (i) any landlord’s Lien or other interest or title of a lessor under any lease or a licensor under a license entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed; (j) Liens created under Pole Agreements on cables and other property affixed to transmission poles or contained in underground conduits; (k) Liens of or restrictions on the transfer of assets imposed by any Governmental Authority or other franchising authority, utilities or other regulatory bodies or any federal, state or local statute, regulation or ordinance, in each case arising in the ordinary course of business in connection with franchise agreements or Pole Agreements; (l) Liens arising from judgments or decrees not constituting an Event of Default under Section 8.1(i); (m) Liens arising under or in connection with any sale and leaseback transaction permitted by Section 7.10; (n) Liens on cash collateral securing obligations of the Borrower and its Subsidiaries in respect of Hedge Agreements that are not entered into for speculative purposes and letters of credit issued pursuant to Section7.2(h); (o) junior Liens on assets constituting Collateral under the Guarantee and Collateral Agreement securing Indebtedness of the Borrower or any Guarantor incurred pursuant to Section 7.2(e), which Liens shall be subordinated to the Liens securing the Obligations pursuant to a Junior Lien Intercreditor Agreement; (p) [reserved];Liens on assets constituting Collateral under the Guarantee and Collateral Agreement securing Indebtedness of the Borrower or any Guarantor that rank pari passu to the Liens securing the Obligations pursuant to a First Lien Intercreditor Agreement so long as, at the time such Indebtedness and Liens were incurred and after giving effect to both the incurrence of such Indebtedness and Liens and the use of proceeds thereof, the Consolidated First Lien Leverage Ratio as of the most recently ended period for which financial statements have been delivered will not exceed 4.0 to 1.0 calculated on a pro forma basis; (q) Liens on Securitization Assets securing or transferred pursuant to any Permitted Securitization Financing; -102-

(r) Liens not otherwise permitted by this Section (which Liens may, at the option of the Borrower, rank pari passu to the Liens securing the Obligations pursuant to a First Lien Intercreditor Agreement) so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (x) $1,500,000,0007,000,000,000 and (y) 5.0015.00% of Consolidated Net Tangible AssetsWorth of the Borrower (measured at the time any such obligations are secured pursuant to this clause (r)) at any one time outstanding; and (s) Liens on assets of Holdings, the Borrower or any Guarantor in each case constituting Collateral under the Guarantee and Collateral Agreement that are subject to the terms of a First Lien Intercreditor Agreement securing Indebtedness permitted by Section 7.2(n).[reserved]; (t) CoBank’s Liens (including the right of setoff) in the CoBank Equities and in any cash patronage; (u) Liens incurred by Holdings, the Borrower or any Guarantor to secure Indebtedness for Borrowed Money of such Loan Party to and/or in favor of Holdings, the Borrower or any Guarantor or one or more Subsidiaries of such Loan Party; (v) Liens on Equity Interests, Indebtedness or other securities or assets of a Person that is not a Subsidiary of the Borrower; (w) Liens on property or assets existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price; (x) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens described in this Section 7.3 (it being understood that any such Liens described in clause (r) extended, renewed or replaced shall still be deemed outstanding for the purposes of such clause (r) and permitted thereunder), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced (plus an amount equal to any premiums, accrued interest, fees and expenses payable in connection therewith); provided, however, that such extension, renewal or replacement Lien is limited to all or a part of the same assets that were covered by the Lien extended renewed or replaced (plus improvements on such assets and any Liens on assets that could have secured the Indebtedness pursuant to written agreements and instruments existing at the time); (y) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts; (z) Liens in connection with grants or subsidies from Governmental Authorities; provided that the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not, in each case, be deemed to be an incurrence of Indebtedness for Borrowed Money for purposes of this Section 7.3. 7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:The Borrower shall not consolidate with or merge -103-

with or into, or convey, transfer or lease, in one transaction or series of transactions, directly or indirectly, all or substantially all its assets to any Person (other than a Subsidiary Guarantor), unless: (a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity) and (ii) any Wholly Owned Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any Wholly Owned Subsidiary of the Borrower; (b) any Subsidiary of the Borrower with no operations may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity); (c) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor and (ii) any Subsidiary may dispose of any or all of its assets to any other Person to effect a Disposition permitted by Section 7.5(f) or Section 7.5(l); (d) any Shell Subsidiary may be liquidated or dissolved or otherwise cease to exist; and(e) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, Holdings or the Borrower may merge or consolidate with any other Person; provided that (i) Holdings or the Borrower, as applicable, shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Holdings or the Borrower, as applicable (any such Person, the “Successor Company”), (A) the Successor Companythe resulting, surviving or transferee Person (the “Successor Company”) shall be an entitya Person organized orand existing under the Lawslaws of the United States of America, any state thereof, or the District of Columbia or any territory thereof, (B)and the Successor Company (if not the Borrower) shall expressly assume all the obligations of Holdings or the Borrower, as applicable, under this Agreement and the other Loan Documents to which Holdings or the Borrower, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement and other applicable Loan Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (D) ; (b) immediately after giving pro forma effect to such transaction, no Default shall have occurred and be continuing; and (c) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Documentcollateral document comply with this Agreement and (Ed) the Administrative Agent shall have received such legal opinions, certificates and other documents as it may reasonably request; provided, further, that : (1) if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Holdings or the Borrower, as applicable, under this Agreement.; -104-

7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests to any Person, except: (a) the Disposition of obsolete, surplus or worn out property in the ordinary course of business; (b) Dispositions of cash and Cash Equivalents, and the sale of inventory in the ordinary course of business; (c) Dispositions expressly permitted by Section 7.3, 7.4, 7.6 and 7.7; (d) (i) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) the sale or issuance of the Equity Interests of any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; (e) the sale or issuance of any Subsidiary’s Equity Interests to a Designated Holding Company; provided that (i) such Equity Interests are contributed as a capital contribution to the direct parent of such Subsidiary on the date of such sale or issuance (and, if such parent is a Wholly Owned Subsidiary such parent shall remain a Wholly Owned Subsidiary after such contribution) and (ii) no DHC Default shall have occurred and be continuing or would result therefrom; (f) the Disposition (directly or indirectly through the Disposition of 100% of the Equity Interests of a Subsidiary) of assets by the Borrower or any of its Subsidiaries (it being understood that all Exchange Excess Amounts shall be deemed to constitute usage of availability in respect of Dispositions pursuant to this Section 7.5(f)), provided that (i) on the date of such Disposition (the “Disposition Date”; it being understood that, with respect to a series of related Dispositions required pursuant to a plan of Dispositions contained in a single agreement, the Disposition Date shall be the date of the first such Disposition), no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all such Dispositions pursuant to this clause (f) shall not exceed an amount equal to 50% of Total Assets as of the last day of the Test Period then most recently ended; (iii) except in the case of any Exchange, at least 75% of the proceeds of such Disposition shall be in the form of cash (provided, however, that, for the purposes of this clause (f), any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in any Disposition pursuant to this clause (f) having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received in connection with any other Disposition pursuant to this clause (f) that is at that time outstanding, not to exceed the greater of $2,000,000,000 and 3.00% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) will be deemed to be cash); and (iv) the Net Cash Proceeds of such Disposition shall be applied to prepay the Term Loans to the extent required by Section 2.9(a); (g) any Exchange by the Borrower and its Subsidiaries; provided that (i) on the relevant Exchange Date, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) in the event that the Annualized Asset Cash Flow Amount attributable to the assets being Exchanged exceeds the annualized asset cash flow amount (determined in a manner comparable to the manner in which Annualized Asset Cash Flow Amounts are determined hereunder) of the assets received in connection with such Exchange -105-

(such excess amount, an “Exchange Excess Amount”), then, the Disposition of such Exchange Excess Amount shall be permitted by clauses (ii) and (iii) of Section 7.5(f); and (iii) the Net Cash Proceeds of such Exchange, if any, shall be applied to prepay the Term Loans to the extent required by Section 2.9(a); (h) Dispositions by the Borrower and its Subsidiaries of property acquired after the Restatement Effective Date (other than property acquired in connection with Exchanges of property owned on the Restatement Effective Date), so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) a definitive agreement to consummate such Disposition is executed no later than twelve months after the date on which relevant property is acquired and (iii) such Disposition is consummated within eighteen months after the date on which the relevant property is acquired; (i) [reserved]; (j) the Disposition by the Borrower and its Subsidiaries of other property having a fair market value not to exceed $100,000,000 in the aggregate for any fiscal year of the Borrower; (k) Dispositions of Investments permitted by Section 7.7(h); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Disposition is made for fair market value; and (l) Dispositions of Securitization Assets pursuant to a Permitted Securitization Financing. It is understood that this Section 7.5 does not apply to the sale or issuance of the Equity Interests of the Borrower. 7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that: (a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor, (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary of the Borrower and (iii) if such Subsidiary is not a Wholly Owned Subsidiary, any Subsidiary may make Restricted Payments to each holder of its Equity Interests other than the Borrower or any of its Subsidiaries so long as such Restricted Payment is made on a pro rata basis to the holders of the applicable class of Equity Interests; (b) the Borrower may make distributions (directly or indirectly) to any Qualified Parent Company or any Affiliate of the Borrower for the purpose of enabling such Person to make interest payments or dividend payments in respect of its Qualified Indebtedness (other than interest or dividends that become due as a result of the acceleration of the maturity of such Indebtedness after an event of default or similar event), provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no DHC Default -106-

shall have occurred and be continuing or would result therefrom (unless the use of proceeds of such distribution cures all such DHC Defaults) and (iii) each such distribution shall be made no earlier than 30 days prior to the date the relevant interest payment or dividend payment is due; (c) the Borrower may make distributions to any Qualified Parent Company to be used to repay, repurchase, redeem, cancel or otherwise acquire or retire (collectively, “Debt Repayment”) any such Person’s Indebtedness; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no DHC Default shall have occurred and be continuing or would result therefrom (unless the use of proceeds of such distribution cures all such DHC Defaults) and (iii) such distribution shall be made no earlier than 60 days prior to the date the relevant Debt Repayment is made; (d) (i) in respect of any calendar year or portion thereof during which the Borrower is a Flow-Through Entity (a “Flow-Through Tax Period”), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and without duplication of Section 7.7(k), the Borrower may make distributions (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower, in an amount sufficient to permit each such holder to make Permitted Tax Payments; provided that, (2) for purposes of this Section 7.4, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower; (3) the Successor Company will be the successor to the Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and the predecessor company, except in the case of a lease, shall be released from its obligations under this Agreement, any other Loan Document and the First Lien Intercreditor Agreement; and (4) for the avoidance of doubt, the Borrower may make distributions pursuant to this clause (i) during periods that are not Flow-Through Tax Periods to the extent Permitted Tax Payments relating to any Flow-Through Tax Period subsequently arise as the result of an audit, proceeding or other adjustment; and (ii) in respect of any calendar year or portion thereof where subclause (i) does not apply but during which the Borrower or any of its Subsidiaries is a member of a consolidated, unitary, combined or similar income tax group of which CCI (or any direct or indirect Subsidiary of CCI that is a parent company of the Borrower) is the common parent, without duplication of Section 7.7(k), the Borrower may make distributions (directly or indirectly) to the common parent, the proceeds of which will be used to make Permitted Tax Payments attributable to the relevant attributes of the Borrower and/or its Subsidiaries (as applicable) in an amount not to exceed the Permitted Tax Payments that would have been payable by the Borrower and/or its Subsidiaries (as applicable) on a stand-alone basis, reduced by any such Permitted Tax Payments made directly by the Borrower and/or its Subsidiaries; (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to any of its Affiliates; provided that the aggregate of all distributions made under this Section 7.6(e) shall not exceed the greater of $1,000,000,000 and 1.00% of Total Assets during the term of this Agreement; -107-

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to any Qualified Parent Company or direct payments to be used to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Qualified Parent Company held by any member of management of Holdings or any other Qualified Parent Company, the Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement or arrangement, provided that the aggregate amount of such distributions shall not exceed $150,000,000 in any fiscal year of the Borrower; (g) the Borrower may make distributions to any Qualified Parent Company to permit such Qualified Parent Company to pay (i) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with credit facilities) actually incurred in connection with any issuance, sale or incurrence by such Qualified Parent Company of Equity Interests or Indebtedness, any exchange of securities or a tender for outstanding debt securities or any actual or proposed Investment, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $5,000,000 in any fiscal year or (iv) all or a portion of the consideration payable for any Investment that would have been permitted to be made by the Borrower pursuant to Section 7.7, including, without limitation, (A) all payments required to be made with respect to the Bright House Acquisition Transactions pursuant to the Bright House Transaction Agreements (including, without limitation, all post-acquisition payments pursuant to the Bright House Transaction Agreements) and (B) all payments pursuant to agreements entered into in connection with any such Investment (including, without limitation, post-acquisition payments required to be made in connection with purchase price adjustments or the utilization of tax assets); provided that (a) the assets or Equity Interests acquired in such Investment (to the extent of amounts distributed by the Borrower to enable such Qualified Parent Company to make such Investment) are promptly contributed to the capital of (or otherwise transferred to) the Borrower or a Subsidiary and (b) such Investment shall be deemed for purposes of Section 7.7 to be an Investment by the Borrower; (h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in the amount of any payment or amount received, directly or indirectly, by it from any Non-Recourse Subsidiary (other than an Escrow Borrower) concurrently with the receipt of such payment or amount; (i) the Borrower and its Subsidiaries may make Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable, after giving pro forma effect to such Restricted Payment, is less than or equal to 3.50:1.00; (j) the Borrower and its Subsidiaries may make Restricted Payments for purposes of making interest payments or paying any premium in connection with any Indebtedness of any Affiliate of the Borrower that is incurred by any Escrow Borrower or any other special purpose entity formed for purposes of being the issuer of such Indebtedness during any period where the proceeds of such Indebtedness are held in escrow pursuant to escrow arrangements, and, in the -108-

case of Incremental Term Loans, if an Escrow Borrower has assumed the obligations of the Borrower with respect to any Incremental Term Loans originally funded to the Borrower resulting in such Incremental Term Loans becoming Escrow Term Loans, additional Restricted Payments in an amount not to exceed the principal amount of such Escrow Term Loans; (k) the Borrower and its Subsidiaries may make any Restricted Payment in an amount not to exceed the Available Amount at the time such Restricted Payment is made so long as no Default or Event of Default has occurred and is continuing or would result therefrom; and (l) the Borrower and its Subsidiaries may make any Restricted Payment as part of a Permitted Securitization Financing. 7.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except: (a) extensions of trade credit in the ordinary course of business; (b) investments in Cash Equivalents; (c) Guarantee Obligations permitted by Section 7.2; (d) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $25,000,000 at any one time outstanding; (e) Investments (including capital expenditures) (i) by the Borrower or any of its Subsidiaries in (x) the Borrower or any Subsidiary that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor, or (y) any then existing Subsidiary that is not a Subsidiary Guarantor if such Subsidiary becomes a Wholly Owned Subsidiary Guarantor concurrently with the making of such Investment and (ii) by any Subsidiary of the Borrower that is not a Subsidiary Guarantor in any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; (f) acquisitions by the Borrower or any Wholly Owned Subsidiary Guarantor of operating assets (substantially all of which pertain to a Permitted Line of Business), directly through an asset acquisition or indirectly through the acquisition of the Equity Interests of a Person substantially engaged in a Permitted Line of Business (when after giving effect to the acquisition of such Equity Interests, the Borrower and its Wholly Owned Subsidiary Guarantors will own 100% of the Equity Interests of such Person) , provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) at no time shall the aggregate Consideration paid during the period from the date of consummation of the Acquisition Transactions through such time in connection with any such acquisitions of Equity Interests of Persons who, together with their Subsidiaries, are not Wholly Owned Subsidiary Guarantors at such time, exceed the greater of $3,000,000,000 and 2.00% of Total Assets; (g) the Borrower or any of its Subsidiaries may (x) contribute operating assets to any Non-Recourse Subsidiary (other than an Escrow Borrower) so long as (i) such Disposition is permitted pursuant to Section 7.5(f), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) after giving effect thereto, the Consolidated Leverage Ratio shall be equal to or lower than the Consolidated Leverage Ratio in effect -109-

immediately prior thereto and (iv) the Equity Interests received by the Borrower or any of its Subsidiaries in connection therewith shall be pledged as Collateral (either directly or through a holding company parent of such Non-Recourse Subsidiary so long as such parent is a Wholly Owned Subsidiary Guarantor) and (y) make investments to consummate or otherwise pursuant to any Permitted Securitization Financing; (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time (initially valued at cost and giving effect to all payments received in respect thereof whether constituting dividends, prepayment, interest, return on capital or principal or otherwise unless such payments are from a Non-Recourse Subsidiary (other than an Escrow Borrower) and applied to make a Restricted Payment under Section 7.6(h) or an Investment under Section 7.7 (l) or 7.7(m)), not to exceed the sum of the greater of (x) $300,000,000 and (y) 1.00% of Consolidated Net Tangible Assets (measured at the time of any Investment pursuant to this clause (h)) plus the aggregate amount of cash and assets (valued at fair market value) contributed by any Designated Holding Company to the Borrower after April 27, 2004 in the form of common equity; provided, that (i) no such Investment may be made at any time when a Default or Event of Default has occurred and is continuing or would result therefrom and (ii) none of the proceeds of such Investment may be used directly or indirectly to repay, repurchase, redeem or otherwise acquire or retire for value Indebtedness of any Qualified Parent Company or otherwise in a manner that would be prohibited by Section 7.6 if the Borrower or any Subsidiary (directly or indirectly) used such proceeds in such manner; (i) any Excluded Acquired Subsidiary may make investments in any other Excluded Acquired Subsidiary; (j) the Borrower may purchase or otherwise acquire Indebtedness of a Qualified Parent Company in connection with any Debt Repayment so long as (i) such Debt Repayment is consummated within 60 days after such purchase, (ii) the amount expended to effectuate such purchase (or, in the case of a debt-for-debt exchange, the principal amount of the Indebtedness issued in exchange for such Qualified Parent Company Indebtedness) could, on the date such purchase is made (the “Test Date”), have been distributed to a Qualified Parent Company to effectuate a Debt Repayment pursuant to Section 7.6(c), and (iii) on the date such Debt Repayment is consummated, no Default or Event of Default shall have occurred and be continuing; (k) loans or advances to any direct or indirect parent company of the Borrower in lieu of Restricted Payments permitted by Section 7.6(d); (l) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Investments in any Non-Recourse Subsidiary with the proceeds of distributions from any Non-Recourse Subsidiary (other than an Escrow Borrower) concurrently with the receipt of such proceeds; (m) the Borrower and its Subsidiaries may contribute operating assets to a Wholly Owned Subsidiary, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) a binding Contractual Obligation with a counterparty other than a member of the Charter Group to Dispose of such assets or Wholly Owned Subsidiary is in effect at the time of such contribution, (iii) such Disposition is consummated in accordance with Section 7.5(f) within five Business Days of such contribution or, if such Disposition is not so consummated, then within eight Business Days of such contribution such -110-

contribution is reversed or such Wholly Owned Subsidiary complies with Section 6.9 and (iv) such Wholly Owned Subsidiary shall not make any Investments with such assets or the proceeds thereof, including pursuant to Section 7.7(e)(ii) or (iv); (n) Investments by the Borrower and its Subsidiaries in any Escrow Borrower or other Non-Recourse Subsidiary for purposes of funding original issue discount, upfront fees, redemption or repayment premium and interest with respect to any Escrow Incremental Term Loans or debt securities issued pursuant to escrow arrangements, in each case, to the extent such Escrow Incremental Term Loans and debt securities are intended to provide a portion of the funds to finance the Acquisition Transactions or any other Investment so long as the assets or Equity Interests to be acquired with the proceeds of such Escrow Incremental Term Loans or debt securities issued pursuant to escrow arrangements are promptly contributed or otherwise transferred to the Borrower or a Subsidiary promptly upon the use of such proceeds, and, in the case of Incremental Term Loans, if such Escrow Borrower has assumed the obligations of the Borrower with respect to any Incremental Term Loans originally funded to the Borrower resulting in such Incremental Term Loans becoming Escrow Term Loans, additional Investments in an amount not to exceed the principal amount of such Escrow Term Loans; (o) the Borrower and its Subsidiaries may make any Investment in an amount not to exceed the Available Amount at the time such Investment is made so long as no Default or Event of Default has occurred and is continuing or would result therefrom. 7.8. Certain Payments and Modifications Relating to Indebtedness and Management Fees. (a) Make or offer to make any payment, prepayment, repurchase, purchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (collectively, “prepayment”), any Specified Long-Term Indebtedness prior to the scheduled final maturity thereof, other than (i) the payment of scheduled interest and principal payments required to be made in cash, (ii) the prepayment of Specified Subordinated Debt with the proceeds of other Specified Long-Term Indebtedness or of Loans or with cash on hand, (iii) the prepayment of any Specified Long-Term Indebtedness with the proceeds of other Specified Long-Term Indebtedness, so long as such new Indebtedness has covenants and event of default provisions no more restrictive in any material respect than those applicable to the Indebtedness being refinanced, (iv) the prepayment of any Specified Long-Term Indebtedness with the proceeds of substantially concurrent capital contributions made to Holdings, and then contributed to the Borrower, in each case in the form of common equity, (v) the prepayment of any Specified Long-Term Indebtedness effected solely by exchanging such debt for Indebtedness of a Qualified Parent Company, (vi) the prepayment of Specified Long-Term Indebtedness so long as no Default or Event of Default has occurred and is continuing or would result therefrom and (vii) additional prepayments of Specified Long-Term Indebtedness in an amount not to exceed the Available Amount at the time such prepayment is made so long as no Default of Event of Default has occurred and is continuing or result therefrom. (b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Specified Long-Term Indebtedness in a manner, taken as a whole, that would be materially adverse to the Lenders; provided that no such amendment, modification, waiver or other change will be materially adverse to the Lenders if, after giving effect to such amendment, modification, waiver or other change, such Specified Long-Term Indebtedness would have been permitted to be incurred hereunder on the effective date of such amendment, modification, waiver or other change. -111-

(c) Make or agree to make any payment in respect of management fees to any Person, directly or indirectly, other than (i) to the Borrower or a Wholly Owned Subsidiary Guarantor, (ii) any amounts required to be paid or reimbursed to the manager under the Management Fee Agreement with respect to actual costs, fees, expenses, and other similar amounts thereunder, without any mark-up or premium and (iii) pursuant to a Permitted Securitization Financing. (d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Management Fee Agreement, other than any such amendment, modification, waiver or other change that (i) (x) would extend the due date or reduce (or increase to the amount permitted by Section 7.8(c)) the amount of any payment thereunder or (y) does not adversely affect the interests of the Lenders (it being understood that a change in the manager thereunder to another member of the Charter Group or a renewal of such agreement does not adversely affect the interests of the Lenders) and (ii) does not involve the payment of a consent fee. 7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among Holdings, the Borrower or any Subsidiary) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, in any material respect than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to (i) transactions expressly permitted by Section 7.6, Section 7.7(g)(y), Section 7.7(h) or Section 7.8(c), (ii) amounts paid under the Management Fee Agreement, (iii) the entry into or performance of obligations under any customary tax sharing agreement, (iv) transactions with a Person that is an Affiliate solely as a result of the Borrower’s or any Subsidiary’s ownership of Equity Interests of, or other Investments in, such Person, (v) employment agreements entered into by the Borrower and its Subsidiaries in the ordinary course of business, (vi) payment of reasonable directors fees and customary indemnification and insurance arrangements in favor of directors and officers, (vii) transactions with an Escrow Borrower, including any Escrow Funding Assignment, any Escrow Assumption and the entrance into any agreements related thereto so long as the proceeds of any related Indebtedness of the assets or Equity Interest acquired therewith are promptly contributed or otherwise transferred to the Borrower or a Subsidiary promptly upon the use of such proceeds and (viii) transactions with any captive insurance company. 7.10. Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of the Borrower) providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt does not exceed the greater of $1,000,000,000 and 1% of Total Assets. 7.11. [Reserved]. 7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure obligations under this Agreement or the other Loan Documents (to the extent that such limitation would have the effect of prohibiting Holdings, the Borrower or any of its Subsidiaries from granting a Lien on any of its assets to secure all obligations under this Agreement and the other Loan Documents in respect of a principal amount of Indebtedness that is not greater than the -112-

excess of (i) (x) the First Lien Term Cap on the Restatement Effective Date plus (y) the Revolving Commitment Cap minus (ii) the principal amount of First Lien Notes at any time and the principal amount of Indebtedness repaid under this Agreement from the proceeds of asset sales and casualty events) other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) pursuant to Contractual Obligations assumed in connection with Investments (but not created in contemplation thereof) so long as the maximum aggregate liabilities of Holdings, the Borrower and its Subsidiaries pursuant thereto do not exceed $10,000,000 at any time, (d) [reserved], (e) pursuant to agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(f) or (l) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (f) as contained in any other agreement governing Indebtedness secured by Liens described in Section 7.3(o) so long as such restrictions are no more onerous in any material respect than those contained in the Loan Documents, (g) as contained in any QPC Indenture as in effect on the Restatement Effective Date or in any other agreement governing Indebtedness of Holdings described in Section 7.3(e), (i) or (m) or Indebtedness of any Qualified Parent Company, in each case, so long as such restrictions are no more onerous in any material respect than those contained in any QPC Indenture as in effect on the Restatement Effective Date, (h) customary provisions in leases and licenses entered into in the ordinary course of business or as required in any franchise permit, (i) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be so Disposed and (j) restrictions imposed with a Permitted Securitization Financing. 7.13. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary in a transaction otherwise permitted by this Agreement, (iii) any restriction pursuant to a Permitted Securitization Financing, (iv) any restrictions contained in documents governing Indebtedness permitted under Section 7.2(e), (i), (l) or (n) or any other agreement governing Indebtedness (including Indebtedness of a Qualified Parent Company or Indebtedness secured by Liens described in Section 7.3(q)) so long as either (x) such restrictions are no more onerous in any material respect than those contained in the Loan Documents or any QPC Indenture as in effect on the Restatement Effective Date, or (y) the Borrower determines in good faith at the time such documents are entered into that such restrictions are not likely to result in a material impairment of the ability of the Loan Parties to perform their payment obligations under this Agreement or materially restrict the ability of Subsidiaries that are not Loan Parties to make distributions and transfers of property to the Loan Parties, (v) any restrictions contained in agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(f) or (l) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (vi) restrictions contained in any agreement governing Indebtedness secured by Liens described in Section 7.3(o) so long as such restrictions are no more onerous in any material respect than those contained in the Loan Documents, (vii) restrictions contained in any QPC Indenture as in effect on the Restatement Effective Date, (viii) [reserved], (ix) customary restrictions in an agreement to Dispose of assets in a -113-

transaction permitted under Section 7.5 to the extent that such restriction applies solely to such assets, (x) customary anti-assignment provisions in leases and licenses entered into in the ordinary course of business or as required in any franchise permit, and (xi) restrictions governing Indebtedness permitted under Section 7.2(d) to the extent prohibiting transfers of the assets financed with such Indebtedness. 7.14. Lines of Business. (a) Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are engaged on the Restatement Effective Date and (ii) businesses which are reasonably similar, incidental, complementary, synergistic, ancillary or otherwise related thereto or reasonable extensions thereof (including any geographic expansion of the businesses) (collectively, “Permitted Lines of Business”). (b) [Reserved.] (c) In the case of Holdings, (i) conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in any business or operations other than a Permitted Line of Business, (ii) incur any obligations or liabilities other than obligations under the Loan Documents, Indebtedness permitted to be incurred by it under Section 7.2 and other customary obligations incidental to its existence and ownership and liabilities and obligations related to the purchase or ownership of Indebtedness that it is not prohibited from purchasing or owning pursuant to any Loan Document or (iii) use any proceeds or amounts received from the Borrower or any of its Subsidiaries for purposes of enabling it to effect any transaction prohibited under Section 7.7(h)(ii). (d) In the case of Charter Communications Operating Capital Corp., (i) conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in any business or operations, (ii) own, lease, manage or otherwise operate any properties or assets or (iii) incur any obligations or liabilities other than obligations under the Loan Documents, Indebtedness under Section 7.2(e) or (k) and other customary obligations incidental to its existence. 7.15. Investments in the Borrower. In the case of Holdings, make any Investment in the Borrower other than in the form of a capital contribution or a loan or a Guarantee Obligation in respect of any obligation of the Borrower.this Section 7.4 shall not apply to transactions by and among the Borrower and its Subsidiaries. SECTION 8 EVENTS OF DEFAULT 8.1. Events of Default. If any of the following events shall occur and be continuing: (a) the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay(ii) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days(in the case of this clause (ii)) five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, solely to the extent such incorrect representation or warranty is capable of being -114-

cured, such incorrect representation or warranty remains incorrect in such respect for 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders; or (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 7.1 or Section 7 of this Agreement or Sections 6.4 and 6.5(b) of the Guarantee and Collateral Agreement7.4 of this Agreement; provided that (x) any Event of Default resulting under Section 6.7(a) from the failure to provide such notice shall be cured upon curing the underlying Default or Event of Default and (y) subsequent delivery of such notice shall cure such Event of Default for failure to provide notice (but not the underlying Default or Event of Default), in each case, unless a Financial Officer or the general counsel or chief legal officer of the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and intentionally failed to give notice notwithstanding knowledge thereof; or (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders; or (e) Holdings, the Borrower or any of its SubsidiariesSignificant Subsidiary shall (i) default in making any payment of any principal or interest of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto or (ii) default in making any payment of any interest on any such Indebtedness beyond the later of five (5) Business Days and the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iiiii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, withcauses, following the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that, (x) a default, event or condition described in clause (i), or (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), or (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $750,000,000the Threshold Amount and (y) for the avoidance of doubt, a requirement to make a mandatory offer to repurchase under the terms of any Indebtedness as a result of a “change of control” (or equivalent term) shall not constitute a Default or an Event of Default under this paragraph (e)(iii) so long as : (A) on or prior to the date the events constituting such “change of control” (or equivalent term) occur, either (I) the terms of such Indebtedness have been amended to eliminate the requirement to make such offer, (II) such Indebtedness has been defeased or discharged so that such requirement shall no longer apply (and, in the event such “change of control” is subject to a requirement that a specific credit ratings event or similar condition subsequent occur, no Event of Default shall exist pursuant to this paragraph (e)(iii) until such time as the specific credit ratings event or similar condition subsequent has also occurred resulting in the obligor under such Indebtedness to become unconditionally obligated to make such offer) or (III) solely in the case of Indebtedness of any Person acquired by the Borrower or any of its Subsidiaries where such “change of control” (or equivalent term) under such Indebtedness resulted from the -115-

Borrower or one of its Subsidiary’s acquisition of such Person, (x) the sum of Available Liquidity plus any available debt financing commitments from any Revolving Lender or any Affiliate of a Revolving Lender or any other financial institution of nationally recognized standing available to the Borrower or its Subsidiaries for purposes of refinancing such Indebtedness is at least equal to the aggregate amount that would be required to repay such Indebtedness pursuant to any required “change of control offer” (or equivalent term) pursuant to the terms of such Indebtedness at all times prior to the expiration of the rights of the holders of such Indebtedness to require the repurchase or repayment of such Indebtedness as a result of such acquisition and and (yB) the Borrower or the applicable Subsidiary complies with the provisions of such Indebtedness that are applicable as a result of such acquisition (including by consummating any required “change of control offer” (or equivalent term) for such Indebtedness); or (f) any Designated Holding Company other than Holdings shall (i) default in making any payment of any principal of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness) on the scheduled or original due date with respect thereto or (ii) default in making any payment of any interest on any such Indebtedness or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if such default or other event or condition, in each case with respect to this clause (ii), results in the acceleration of such Indebtedness prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) causes such Indebtedness to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i) or (ii) of this paragraph (f) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $750,000,000; or[reserved]; or (g) (i) any Designated Holding CompanyHoldings, the Borrower or any of its SubsidiariesSignificant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of their assets or any Designated Holding CompanyHoldings, the Borrower or any of its SubsidiariesSignificant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Designated Holding CompanyHoldings, the Borrower or any of its SubsidiariesSignificant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Designated Holding CompanyHoldings, the Borrower or any of its SubsidiariesSignificant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Designated Holding CompanyHoldings, the Borrower or any of its SubsidiariesSignificant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Designated Holding CompanyHoldings, the Borrower or any of -116-

its SubsidiariesSignificant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (h) (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (iv) any Loan Party or any Commonly Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect; or (i) one or more final judgments or decrees shall be entered against Holdings, the Borrower or any of its SubsidiariesSignificant Subsidiary involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has not declined coverage) of $750,000,000the Threshold Amount or more, and all such final judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof (for this purpose, a judgment will be deemed stayed during any time it is not due and payable); or (j) (i) the Guarantee and Collateral Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Administrative Agent), to be in full force and effect with respect to any material portion of the Collateral, or any Loan Party or any Affiliate of any Loan Party shall so assert, or (ii) any Lien created by the Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to any material portion of the Collateral (other than in connection with releases in accordance with Section 10.14) or any Loan Party or any Affiliate of any Loan Party shall so assert; or (k) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Qualified Parent Company, has the power, directly or indirectly, to vote or direct the voting of Equity Interests having more than 50% (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower (a “Change of Control”); provided that such Change of Control shall not constitute a Default or Event of Default unless a Ratings Event has occurred within the Ratings Decline Period; or (l) [reserved]; or (m) except as required or otherwise expressly permitted in this Agreement (i) in the case of any Designated Holding Company, fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (A) the maintenance of separate books and records and (B) the maintenance of separate bank accounts in its own name; (ii) in the case of any Designated Holding Company, fail to act solely in their own names or the names of their managers and through authorized officers and agents; (iii) in the case of the Borrower or any of its Subsidiaries, make or agree to make any payment to a creditor of any Designated Holding Company in its capacity as such; or (iv) in the case of any Designated Holding Company, the Borrower or any of its Subsidiaries, (x) commingle any money or other assets of any Designated Holding Company with any money or other assets of the Borrower or any of its Subsidiaries or -117-

(y) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Designated Holding Company from the Borrower and its Subsidiaries being ignored under any circumstance, and such failure, action, agreement, event, condition or circumstance described in any clause of this paragraph (m) shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; then, and in any such event, : (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time comply with Section 3.8. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary herein, solely for the purpose of determining whether a Default has occurred under clause (g) above, any reference in such clause to any Subsidiary shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in such clause unless the gross revenues of such Subsidiary together with the gross revenues of all other Subsidiaries affected by such event or circumstance referred to in such clause for the period of four fiscal quarters ending on the date of the most recent balance sheet of the Borrower delivered pursuant to Section 6.1(a) or (b) shall exceed 5% of the gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. 8.2. Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.1), any amounts received on account of the Obligations (other than the Equally and Ratably Secured Notes -118-

Obligations) shall, subject to the Guarantee and Collateral Agreement and any First Lien Intercreditor Agreement, be applied by the Administrative Agent in the following order: First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2) payable to the Administrative Agent in its capacity as such; Second, pro rata to (i) the payment of all other Obligations (other than the Equally and Ratably Secured Notes Obligations) due and owing to the Secured Parties, ratably among the Secured Parties in proportion to the respective amounts described in this subclause (i) of this clause Second held by them and (ii) the Cash Collateralization of all Letters of Credit; and Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law. Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Second above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations (other than the Equally and Ratably Secured Notes Obligations), if any, in the order set forth above. Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements, Specified Hedge Agreements and Non-Facility Letters of Credit shall be excluded from the application described above to occur on any date if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party providing such Obligations on or prior to such date. 8.3. Right to Cure Generally. (a) With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If, prior to the taking of any action under Section 8.1 (or the occurrence of any event set forth in the proviso thereto), any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, except as set forth in Section 8.3(b), such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents pursuant to an applicable amendment or waiver permitting such action and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents; provided, that an Event of Default resulting from the failure to deliver a notice pursuant to such Section 6.7(a) shall cease to exist and be cured in all respects if the Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured. -119-

(b) Notwithstanding anything to the contrary in this Section 8.3, an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 8.3: (i) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing; (ii) in the case of an Event of Default under Section 8.1(j) that directly results in material impairment of the rights and remedies of the Lenders, the Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured; (iii) in the case of an Event of Default under Section 8.1(d) arising due to the failure to perform or observe Section 6.5(a) that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party; or (iv) in the case of an Initial Default for which (i) the Borrower failed to give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 6.7(a) of this Agreement and (ii) a Financial Officer or the general counsel or chief legal officer of the Borrower had actual knowledge of such failure to give such notice. 8.4. Expired Defaults. To the extent Section 8.1 requires a notice of a Default to be given to the Borrower by the Administrative Agent or the Required Lenders in order for such Default to become an Event of Default, then such Default will not constitute an Event of Default until the Administrative Agent notifies the Borrower in writing or the Required Lenders notify the Borrower in writing, in each case with a copy to the Administrative Agent, of the Default and the Borrower does not cure such default prior to the receipt of such notice (subject to applicable grace periods); provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to the Lenders, in each case more than two (2) years prior to such notice of Default (an “Expired Default”) and no Lender shall be permitted to exercise rights and/or remedies with regard to such Expired Default. SECTION 9 THE AGENTS 9.1. Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. -120-

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a party to a Specified Hedge Agreement or Specified Cash Management Agreement) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Guarantee and Collateral Agreement, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Guarantee and Collateral Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Guarantee and Collateral Agreement) as if set forth in full herein with respect thereto. 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. 9.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. (d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Section 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender. (e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this -121-

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Guarantee and Collateral Agreement, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. 9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. 9.6. Certain Representations and Agreements by Lenders. (a) Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. -122-

Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates. (b) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. (c) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (b), such Lender further -123-

(x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto). 9.7. Indemnification. The Lenders agree to indemnify the Administrative Agent, Issuing Lender and Swingline Lender, each in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, Issuing Lender or Swingline Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent, Issuing Lender or Swingline Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder. 9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity. 9.9. Successor Administrative Agent. So long as no Event of Default has occurred and is continuing, the Administrative Agent, the Borrower and a successor agent who is a Revolving Lender may, in their sole discretion at any time, agree that such successor agent shall replace the outgoing administrative Agent as Administrative Agent hereunder and under the other Loan Documents. In addition, the Administrative Agent may in its sole discretion resign as Administrative Agent at any time upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Any successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If -124-

no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue new letters of credit either (x) in substitution for the Letters of Credit issued by the retiring Issuing Lender or (y) to backstop such Letters of Credit, in each case, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. Any Issuing Lender that is not the Administrative Agent may resign as an Issuing Lender as separately agreed in writing between such Issuing Lender and the Borrower. 9.10. Agents. Each of the Agents (other than the Administrative Agent) shall have no duties or responsibilities hereunder in their capacity as such. 9.11. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a party to a Specified Cash Management Agreement or a Specified Hedge Agreement) and the Issuing Lender irrevocably authorize the Administrative Agent to release Liens on the Collateral and/or Guarantors from their obligations under the Guarantee and Collateral Agreement under the circumstances described in Section 9.15 of the Guarantee and Collateral Agreement. 9.12. Non-Facility Letters of Credit, Specified Cash Management Agreements and Specified Hedge Agreements. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, noNo issuer of a Non-Facility Letter of Credit or party to a Specified Cash Management Agreement or Specified Hedge Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Non-Facility Letters of Credit, Specified Cash Management Agreements and Specified Hedge Agreements unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable party thereto. 9.13. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, -125-

where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party. This Section 9.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided that, for the avoidance of doubt, the immediately preceding sentence shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. SECTION 10 MISCELLANEOUS 10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. TheSubject to Section 2.14(b)(1), the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall : (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; provided, that (x) only the consent of the Borrower and the Administrative Agent shall be required to make any changes necessary to implement a LIBOR Successor Rate selected by the Borrower and the Administrative Agent in accordance with Section 2.14(I) and (y) subject to the limitation contained in Section 2.14,2.14(I), only the consent of the Required Lenders shall be necessary to select a different LIBOR Successor Rate than the rate previously selected by the Administrative Agent and the Borrower in accordance with Section 2.14(I); -126-

(ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement (in each case except in connection with Dispositions consummated or approved not in accordance withviolation of the other terms of this Agreement), in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to the Revolving Facility or any Class of Term Loans without the written consent of all Lenders under the Revolving Facility or such Class of Term Loans, respectively; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (vi) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender; or (vii) waive any condition set forth in Section 5.2 as to any extension of credit under the Revolving Facility without the written consent of the Lenders referenced in clause (i) of the definition of Majority Facility Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. 10.2. Notices. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: -127-

(i) if to the Borrower, the Administrative Agent, an Issuing Lender or a Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaireadministrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaireadministrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices and other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b). (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Section 2 or Section 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. (c) The Platform. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and each Issuing Lender Borrower Materials by posting the Borrower Materials on the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender or any other Person -128-

for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. (e) Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and requests for Swingline Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. 10.5. Payment of Expenses and Taxes; Indemnification. The Borrower agrees : (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, -129-

(b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, together with any special or local counsel, to the Administrative Agent and, following the occurrence and during the continuance of an Event of Default, not more than one other firm of counsel to the Lenders (it being understood that the Borrower shall not be obligated to reimburse any Lender (other than the Administrative Agent as provided above) for its expenses pursuant to this clause (b) except to the extent that an Event of Default has occurred and is continuing at the time of any proposed amendment or waiver), (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Agents and the Lenders accruing from and after the occurrence of such Event of Default, (e) to pay, indemnify, and hold each Lender, each Agent, their advisors and affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law with respect to the operations of Holdings, the Borrower, any of its Subsidiaries or any of the Properties, including the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, and (f) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litigation, investigation or proceeding relating to any of the matters described in clauses (a) through (d) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto and whether or not the Restatement Effective Date has occurred) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (e) and (f), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 1530 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of the Loan Documents, repayment of the Loans and all -130-

other amounts payable hereunder. No indemnitee shall be liable for any damages arising from the use by any person of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent arising from the gross negligence or willful misconduct of such indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. 10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no assignments may be made to natural persons. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of: (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (I) a Lender, an affiliate of a Lender, an Approved Fund (as defined below), other than in the case of any assignment of a Revolving Commitment, or (II) if an Event of Default under Section 8.1(a) or (g) has occurred and is continuing, any other Person; (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for (I) an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to Holdings or any of its Subsidiaries; (provided that any assignment to Holdings or any of its Subsidiaries shall be subject to the requirements of Section 10.6(g)) or (II) an assignment of all or any portion of a Revolving Loan or Revolving Commitment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender; and (C) in the case of an assignment of a Revolving Commitment (other than a Revolving A Commitment) to a Lender that is not already a Revolving Lender, each Issuing Lender (such consent not to be unreasonably withheld or delayed). (ii) Assignments shall be subject to the following additional conditions: (DA) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments of any Class or Loans of any Class, (x) the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (as of the trade date specified in the Assignment and Assumption -131-

with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Assumption is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of the Revolving Facility ($1,000,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) or, $1,000,000 in the case of Term Loans of any Class ($250,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) and (y) the Aggregate Exposure of such assigning Lender shall not fall below $3,000,000 in the case of the Revolving Facility ($1,000,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund) or $1,000,000 in the case of in the case of Term Loans of any Class ($250,000 if the Assignee is a Lender, an affiliate of a Lender or an Approved Fund), unless, in each case, each of the Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any; (EB) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise agreed by the Administrative Agent in its sole discretion); (FC) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; (GD) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (D) shall not (x) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans, (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis or (C) prohibit any Revolving Lender from assigning all or portion of its Revolving Commitments of a given Class (and a proportionate amount of all Revolving Credit Extensions of Credit thereunder) separately from its Revolving Commitments of a different Class; and (HE) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance -132-

with its Revolving Percentage in each of the foregoing. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The parties intend that all Advancesadvances will be at all times maintained in “registered form” within the meaning of Section 163(f), Section 165(j), Section 871(h)(2), Section 881(c)(2) and Section 4701 of the Code and any related United States Treasury regulationsRegulations (or any other relevant or successor provisions of the Code or of such United States Treasury regulationsRegulations). (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s -133-

obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unlessexcept to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d). (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. (e) The Borrower, at the Borrower’s sole expense, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above. (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the -134-

Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. (g) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans (but not Commitments) to Holdings or any of its Subsidiaries, but only if: (i) no Default has occurred and is continuing or would result therefrom and, immediately after giving effect to such Offered Voluntary Prepayment, Available Liquidity would not be less than $250,000,000;(ii)the assignment agreement relating to such Term Loans shall (i) identify Holdings or the applicable Subsidiary as an Affiliate of the Borrower and (ii) contain a customary “big boy” representation by the assignee and waiver by the assignee of any right to make any claim against the Administrative Agent in connection with such assignment; and (iiiii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its Subsidiaries. 10.7. Adjustments; Setoff. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders of a particular Class, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than those deposits held on a Loan Party’s behalf composed of amounts held as payroll and taxes due thereon), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and -135-

application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. 10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any other document executed in connection herewith by facsimile or electronic transmission shall be effective as physical delivery of an original executed counterpart hereof, including the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. 10.10. Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. 10.11. GOVERNING LAW. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. 10.12. Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and -136-

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. 10.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among Holdings the Borrower and the Agents and the Lenders; and (d) the Lenders and their affiliates may have economic interests that conflict with those of the Borrower. 10.14. Release of Guarantees and Liens. (a) The Liens created by the Guarantee and Collateral Agreement shall automatically be released (i) to the extent necessary to permit consummation of any disposition of such Collateral (other than a disposition to the Borrower or any Guarantor) not prohibited by any Loan Document, (ii) that has been consented to in accordance with Section 10.1, (iii) consisting of assets of any Subsidiary Guarantor that is to be released from its obligations under the Guarantee and Collateral Agreement as provided below or (iv) under the circumstances described in paragraph (b) below. In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and, subject to the Administrative Agent’s receipt of a certification by the Borrower and applicable Guarantor as to such other matters relating to such release as the Administrative Agent may reasonably request, is required to promptly take any further action (without recourse or warranty) reasonably requested by the Borrower to evidence the release of any Collateral as set forth above. Additionally, any Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee and Collateral Agreement (x) upon the consummation of any transaction not prohibited by this Agreement that results in such Subsidiary Guarantor ceasing to be a Subsidiary of the Borrower (including, for the avoidance of doubt, any designation of a Subsidiary as a Non-Recourse Subsidiary hereunder), (y) so long as no Event of Default has occurred and is continuing or would result therefrom, at the Borrower’s option by written notice to the Administrative Agent, so long as such Subsidiary is a De Minimis Subsidiary and, after giving effect to such release, the threshold set forth in the proviso to the definition of “De Minimis Subsidiary” would not be exceeded and, (z) at the Borrower’s option by written notice to the Administrative Agent, if such Subsidiary becomes a Specified Excluded Subsidiary. Any such evidence of release of Collateral may be documented pursuant to a Release or such other documentation as shall be reasonably acceptable to the Administrative Agent. -137-

(b) At the Discharge Date, the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person. 10.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority or at the request of any self-regulatory body, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any creditor or direct or indirect contractual counterparty in swap agreements or such creditor or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (k) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15), (l) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15), (m) to any market data collector or (mn) with such Loan Party’s prior written consent. Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. 10.16. WAIVERS OF JURY TRIAL. Holdings, the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein. -138-

10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State, Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. 10.18. USA Patriot Act; Beneficial Ownership Regulation. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. 10.19. EU Bail-In Provisions10.19. Affected Financial Institutions. NotwithstandingSolely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an EEAAffected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEAWrite-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEAthe applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Lender that is an EEAAffected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEAAffected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority. 10.20. Intercreditor Agreements. (a) Each Lender (and, by its acceptance of the benefits of the Guarantee and Collateral Agreement, each other Secured Party) hereunder agrees that it will be bound by and will take -139-

no actions contrary to the provisions of a First Lien Intercreditor Agreement and any other intercreditor agreement specifically contemplated by this Agreement and (iii) authorizes and instructs the Administrative Agent to enter into a First Lien Intercreditor Agreement, in each case as Administrative Agent and on behalf of such Lender or other Secured Party. (b) Each Lender authorizes the Administrative Agent to enter into any amendment or supplement to a First Lien Intercreditor Agreement and any other intercreditor agreement specifically contemplated by this Agreement (i) in order to include appropriately the holders of the secured Indebtedness secured by a Lien permitted by this Agreement on the basis described herein or (ii) that is otherwise consented to by the Required Lenders. 10.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): (a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. (b) As used in this Section 10.21, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Covered Entity” means any of the following: (i. ) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii.) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or -140-

(iii. ) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). 10.22. Lender Action. Each Lender other than a Term B-1 Lender or Term B-2 Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. 10.23. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans without prepayment premium or penalty (notwithstanding anything in the Loan Documents to the contrary) or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. -141-

EXHIBIT BD AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT made by CCO HOLDINGS, LLC CHARTER COMMUNICATIONS OPERATING, LLC, certain of its Subsidiaries, and BANK OF AMERICA, N.A., as Administrative Agent Dated as of March 18, 1999, as amended and restated as of March 6, 2007 as amended and restated as of March 31, 2010 as Amended amended and Restated restated as of May 18, 2016 as amended and restated as of May 26, 2022

TABLE OF CONTENTS Page SECTION 1. DEFINED TERMS 12 1.1 . Definitions . 12 1.2 . Other Definitional Provisions . 89 SECTION 2. GUARANTEE 9 2.1 . Guarantee 9 2.2 . Right of Contribution 10 2.3 . No Subrogation 10 11 2.4 . Amendments, etc . with respect to the Guaranteed Obligations 10 11 2.5 . Guarantee Absolute and Unconditional 11 2.6 . Reinstatement 12 2.7 . Payments 12 13 2.8 . Keepwell 12 13 SECTION 3. GRANT OF SECURITY INTEREST 12 13 SECTION 4. CERTIFICATED INTERESTS 14 16 4.1 . Pledged Partnership Interests 14 16 4.2 . Pledged LLC Interests 14 16 SECTION 5. REPRESENTATIONS AND WARRANTIES 14 16 5.1 . Title; No Other Liens 14 16 5.2 . Perfected First Priority Liens 14 16 5.3 . Jurisdiction of Organization 14 17 5.4 . Pledged Securities 15 17 SECTION 6. COVENANTS 15 17 6.1 . Delivery of Instruments, Certificated Securities and Chattel Paper 15 17 6.2 . Insurance 15 [Intentionally Omitted] 18 6.3 . Maintenance of Perfected Security Interest; Further Documentation 16 18 6.4 . Changes in Locations, Name, etc . 16 18 6.5 . Pledged Securities 16 18 SECTION 7. REMEDIAL PROVISIONS 18 19 7.1 . Investment Property 18 19 7.2 . Proceeds to be Turned Over to Administrative Agent 19 20 7.3 . Application of Proceeds 19 21 7.4 . Code and Other Remedies 20 22 i

7.5 . Registration Rights 21 [Intentionally Omitted] 22 7.6 . Deficiency 22 7.7 . Certain Matters Relating to Pledged Receivables 22 23 7.8 . Communications with Obligors; Grantors Remain Liable 22 23 SECTION 8. THE ADMINISTRATIVE AGENT 23 24 8.1 . Administrative Agent’s Appointment as Attorney-in-Fact, etc . 23 24 8.2 . Duty of Administrative Agent 25 26 8.3 . Financing Statements 25 26 8.4 . Authority of Administrative Agent 26 SECTION 9. MISCELLANEOUS 26 27 9.1 . Amendments in Writing 26 27 9.2 . Notices 26 27 9.3 . No Waiver by Course of Conduct; Cumulative Remedies 26 27 9.4 . Enforcement Expenses; Indemnification 26 27 9.5 . Successors and Assigns 27 28 9.6 . Set-Off 27 28 9.7 . Counterparts 28 9.8 . Severability 28 29 9.9 . Governmental Approvals 28 29 9.10 . Section Headings 30 31 9.11 . Integration 30 31 9.12 . GOVERNING LAW 30 31 9.13 . Submission To Jurisdiction; Waivers 30 31 9.14 . Acknowledgments 31 9.15 . Additional Grantors; Release 31 32 9.16 . Successor Administrative Agent 32 9.17 . WAIVER OF JURY TRIAL 32 33 9.18 . Intercreditor Agreement 32 33 SECTION 10. EQUAL AND RATABLE SECURITY 32 33 10.1 . Equal and Ratable Security 32 33 10.2 . Limitation on Administrative Agent’s Responsibilities with Respect to Holders of Equally and Ratably Secured Notes Obligations 33 SCHEDULES Schedule 1 Notice Addresses Schedule 2 Pledged Securities Schedule 3 Perfection Matters Schedule 4 Jurisdictions of Organization Schedule 5 Intellectual Property - 2-

Schedule 6 List of Subsidiary Guarantors - 3-

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 18, 1999, as amended and restated as of March 6, 2007, as amended and restated as of March 31, 2010, and as further as amended and restated as of May 18, 2016 , and as further amended and restated as of May 26, 2022, made by CHARTER COMMUNICATIONS OPERATING, LLC (the “Borrower ”), CCO HOLDINGS, LLC (“Holdings ”) and certain subsidiaries of the Borrower listed on the signature pages to the Restatement Agreement (as defined below) Amendment No. 2 (together with the Borrower and any other entity that may become a party hereto as provided herein, but excluding Holdings, the “Grantors ”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent ”) for the banks and other financial institutions or entities (the “Lenders ”) from time to time parties to the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 26, 2019, as amended by Amendment No. 1 on October 24, 2019 and as amended by Amendment No. 2 on May 18 26 , 2016 2022 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement ”), among the Borrower, Holdings, the Lenders, the Administrative Agent and the other parties party thereto. W I T N E S S E T H: WHEREAS, certain of the Grantors and the Administrative Agent have entered into a Guarantee and Collateral Agreement dated as of March 18, 1999, as amended and restated as of March 6, 2007, as amended and restated as of March 31, 2010 ( , as amended and restated as of May 18, 2016 and as further amended, restated supplemented or otherwise modified from time to time prior to the date hereof , (the “Existing Guarantee and Collateral Agreement ”), in favor of the Administrative Agent; WHEREAS, pursuant to Section 10.2 10.1 of the Credit Agreement the Required Lenders, the Administrative Agent, the Borrower, Holdings and the Grantors party hereto desire to amend and restate the Existing Guarantee and Collateral Agreement; WHEREAS, the parties hereto have agreed to amend and restate the Existing Guarantee and Collateral Agreement as provided in this Agreement; and WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Guarantee and Collateral Agreement or evidence satisfaction of any of such obligations and that this Agreement amend and restate in its entirety the Existing Guarantee and Collateral Agreement and re-evidence the obligations of the Grantors party thereto outstanding thereunder; NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that the Existing Guarantee and Collateral Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINED TERMS 1.1. Definitions .(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the Applicable UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations. (b) The following terms shall have the following meanings: “2016 Restatement Date”: May 18, 2016. “Additional Collateral ”: all of the following property of the Borrower or any Subsidiary Guarantor, to the extent that a security interest in such property can be perfected by the filing of a Uniform Commercial Code financing statement: all Accounts, all Chattel Paper, all Documents, all Equipment, all Fixtures, all General Intangibles, all Instruments, all Intellectual Property, all Inventory, all Investment Property and all other property not otherwise described in this definition. “Agreement ”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time. “Applicable UCC ”: the Uniform Commercial Code as from time to time in effect in the State of New York; provided , however , that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s, the Secured Parties’ and the holders of Equally and Ratably Secured Notes Obligations security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Applicable UCC ” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions. “Borrower Obligations ”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower or, in the case of Specified Hedge Agreements or Specified Cash Agreements or Non-Facility Letters of Credit , of any Subsidiary of the Borrower (including, without limitation, any increase in the amounts of the Loans and/or Reimbursement Obligations together with any and all interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Hedge Agreement, any Qualified Counterparty, or, in the case of any Specified Hedge Agreement or Specified Cash Management Agreement , any Affiliate of any Lender and any former Lender or former Affiliate of Lender to the extent provided in the definition of “Specified Hedge Agreement” or “Specified Cash Management Agreement” in the Credit Agreement or any Non- 2

Facility Letter of Credit, any Qualified Counterparty ), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Non-Facility Letter of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements); provided that, for the avoidance of doubt, Borrower Obligations shall not include any Obligations of the Borrower in respect of the Equally and Ratably Secured Notes Obligations. “CATV Franchise”: collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition. “CATV System”: any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries. “FCC”: the Federal Communications Commission and any successor thereto. “FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended. “Collateral ”: as defined in Section 3. “Collateral Account ”: any collateral account established by the Administrative Agent as provided in Section 7.2. “Commodity Exchange Act ”: The Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute. “Co-Owned TWC IP ” means any Patent or Trademark that is jointly owned on the Restatement Effective Date by TWC and or one or more other Grantors, on the one hand, and by a Person that is not a member of the Charter Group, on the other hand; provided that in the event any such Patent or Trademark ceases to be jointly owned by a Person that is not a member of the Charter Group, such Patent or Trademark shall cease to constitute “Co-Owned TWC IP.” 3

“Discharge Date ”: as defined in Section 6. “Equally and Ratably Secured Notes ”: the TWC Notes and the TWCE Notes. “Equally and Ratably Secured Notes Obligations ”: the collective reference to the unpaid principal of and interest on the Equally and Ratably Secured Notes and all other obligations and liabilities of TWC and TWCE (including, without limitation, any and all interest accruing at the then applicable rate provided in the indentures governing the Equally and Ratably Secured Notes after the maturity of the Equally and Ratably Secured Notes and interest accruing at the then applicable rate provided in such indentures after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to TWC or TWCE, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any holder of the Equally and Ratably Secured Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any indenture governing the Equally and Ratably Secured Notes or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise. “Excluded Swap Obligation ”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.8 hereof, any other keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest would otherwise become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contact participant” at such time. “Foreign Subsidiary ”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America. “Foreign Subsidiary Voting Equity Interests ”: the voting Equity Interests of any Foreign Subsidiary. “Grantor ”: as defined in the preamble. “Guarantee ”: with respect to each Guarantor, its guarantee of the Guaranteed Obligations under Article 2 hereof. “Guaranteed Obligations ”: (i) with respect to the Borrower, the Equally and Ratably Secured Notes Obligations, all obligations and liabilities of each Guarantor which may arise under or in connection with any Non-Facility Letters of Credit issued for the account of any Guarantor and all Borrower Obligations which may arise under or in connection with Specified 4

Hedge Agreements or , Specified Cash Agreements or Non-Facility Letters of Credit of any Subsidiary of the Borrower and (ii) with respect to each Guarantor, the Borrower Obligations, all obligations and liabilities of each Guarantor which may arise under or in connection with any Non-Facility Letters of Credit issued for the account of any Guarantor and the Equally and Ratably Secured Notes Obligations (excluding, in the case of (x) TWC, Equally and Ratably Secured Notes Obligations in respect of the TWC Notes and (y) TWCE, Equally and Ratably Secured Notes Obligations in respect of the TWCE Notes). “Guarantors ”: the collective reference to (i) each Grantor, other than the Borrower and (ii) Holdings. “Holdings ”: as defined in the preamble. “Intellectual Property ”: the collective reference to all rights, priorities and privileges in and to the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, in each case, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive all proceeds and damages therefrom. “Intercompany Obligations ”: all obligations, whether constituting General Intangibles or otherwise, owing to the Borrower or any Subsidiary Grantor by any Affiliate of the Borrower or such Subsidiary Grantor. “Investment Property ”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Applicable UCC (other than any Foreign Subsidiary Equity Interest excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock. “Issuers ”: the collective reference to each issuer of any Pledged Securities. “Non-Facility Letters of Credit ”: any letters of credit issued by any Lender (or any Affiliate of any Lender) pursuant to Section 7.2(h) of the Credit Agreement. “License”: as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses and CATV Franchises. “Obligations ”: (i) in the case of the Borrower, the Borrower Obligations and its Guaranteed Obligations, and (ii) in the case of each Guarantor, its Guaranteed Obligations and, in the case of (x) TWC, the Equally and Ratably Secured Notes Obligations in respect of the TWC Notes and (y) , in the case of TWCE, the Equally and Ratably Secured Notes Obligations in respect of the TWCE Notes. “Patent License ”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5 as 5 in effect on the 2016 Restatement Date (it being understood that oral agreements Patent Licenses are not required to be listed on Schedule 5 after the Amendment No. 2 Effective Date ). “Patents ”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5 as in effect as of the 2016 Restatement Date , (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5 as in effect as of the 2016 Restatement Date , and (iii) all rights to obtain any reissues or extensions of the foregoing. “Pledged LLC Interests ”: in each case, whether now existing or hereafter acquired, all of a Grantor’s right, title and interest in and to: (i) any Issuer (other than any Non-Recourse Subsidiary , De Minimis Subsidiary that is not a Grantor and/or Specified Excluded Subsidiary ) that is a limited liability company, but not any of such Grantor’s obligations from time to time as a holder of interests in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent, shall elect to become a holder of interests in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof); (ii) any and all moneys due and to become due to such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a holder of interests in any such Issuer or otherwise in respect of such Grantor’s interest as a holder of interests in any such Issuer; (iii) any other property of any such Issuer to which such Grantor now or in the future may be entitled in respect of its interests in any such Issuer by way of distribution, return of capital or otherwise; (iv) any other claim or right which such Grantor now has or may in the future acquire in respect of its interests in any such Issuer; (v) the organizational documents of any such Issuer; (vi) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Issuer to such Grantor while this Agreement is in effect; and (vii) to the extent not otherwise included, all Proceeds of any or all of the foregoing. “Pledged Notes ”: any promissory note evidencing loans made by any Grantor to any member of the Charter Group, including in each case without limitation, all promissory notes listed on Schedule 2 as in effect as of the 2016 Restatement Date . 6

“Pledged Partnership Interests ”: in each case, whether now existing or hereafter acquired, all of a Grantor’s right, title and interest in and to: (i) any Issuer (other than any Non-Recourse Subsidiary , De Minimis Subsidiary that is not a Grantor and/or Specified Excluded Subsidiary ) that is a partnership, but not any of such Grantor’s obligations from time to time as a general or limited partner, as the case may be, in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent, shall elect to become a general or limited partner, as the case may be, in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof); (ii) any and all moneys due and to become due to such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a general partner or limited partner, as the case may be, in any such Issuer or otherwise in respect of such Grantor’s interest as a general partner or limited partner, as the case may be, in any such Issuer; (iii) any other property of any such Issuer to which such Grantor now or in the future may be entitled in respect of its interests as a general partner or limited partner, as the case may be, in any such Issuer by way of distribution, return of capital or otherwise; (iv) any other claim or right which such Grantor now has or may in the future acquire in respect of its general or limited partnership interests in any such Issuer; (v) the partnership agreement or other organizational documents of any such Issuer; (vi) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Issuer to such Grantor while this Agreement is in effect; and (vii) to the extent not otherwise included, all Proceeds of any or all of the foregoing. “Pledged Receivables ”: the collective reference to all Receivables pledged by any Grantor as Collateral. “Pledged Securities ”: the collective reference to the Pledged Notes and the Pledged Stock, together with the Proceeds thereof. “Pledged Stock ”: the Equity Interests listed on Schedule 2 as in effect as of the 2016 Restatement Date , together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests with respect to the Borrower and any Subsidiary Grantor, of any Person (other than any Non-Recourse Subsidiary , De Minimis Subsidiary that is not a Grantor and Specified Excluded Subsidiary ) that may be issued or granted to, or held by the Borrower and any Subsidiary Grantor, while this Agreement is in effect including, in any event, the Pledged LLC Interests and Pledged Partnership Interests. 7

“Proceeds ”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Applicable UCC and, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Securities and Investment Property, collections thereon or distributions or payments with respect thereto. “Qualified Counterparty”: means each Person (other than the Borrower or any of its Subsidiaries) that is party to a Specified Hedge Agreement or a Specified Cash Management Agreement or an issuer of a Non-Facility Letter of Credit. “Qualified ECP Guarantor ”: at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act. “Receivable ”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account). “Restatement Agreement”: the Restatement Agreement, dated as of May 18, 2016, among the Borrower, Holdings, the Administrative Agent, the Lenders party thereto and the subsidiaries of the Borrower party thereto. “Secured Parties ”: the collective reference to the Administrative Agent, the Lenders, the Issuing Lenders and any Qualified Counterparty and any Affiliate of any Lender (and, to the extent contemplated by the definition of “Borrower Obligations”, any former Lender and any former Affiliate of a Lender) , in each case, to which Borrower Obligations are owed. “Securities Act ”: the Securities Act of 1933, as amended. “Specified Loan Party ”: any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.9). “Subsidiary Grantor ”: any Subsidiary of the Borrower that is a Grantor. “Swap Obligations ”: with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. “Trademark License ”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5 as in effect on the 2016 Restatement Date (it being understood that oral agreements Trademark Licenses are not required to be listed on Schedule 5 after the Amendment No. 2 Effective Date ). “Trademarks ”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or 8 acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5 as in effect as of the 2016 Restatement Date , and (ii) the right to obtain all renewals thereof. “TWC ”: Time Warner Cable, Inc., a Delaware corporation. “TWC Indenture ”: that certain indenture, dated as of April 9, 2007, by and among TWC, TW NY Cable Holding Inc., TWCE and the TWC Notes Trustee, as supplemented by that certain first supplemental indenture, dated as of April 9, 2007, by and among TWC, the TWC Notes Trustee and the other parties thereto and as further amended, restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time . “TWC Notes ”: TWC’s (i) 5.850% notes due 2017, (ii) 6.750% notes due 2018, (iii) 8.750% notes due 2019, (iv) 8.250% notes due 2019, (v) 5.000% notes due 2020, (vi) 4.125% notes due 2021, (vii) 4.000% notes due 2021, (viii) 5.750% notes due 2031, (ix) 6.550% debentures due 2037, (x) 7.300% debentures due 2038, (xi) 6.750% debentures due 2039, (xii) 5.875% debentures due 2040, (xiii) 5.500% debentures due 2041, (xiv) 5.250% debentures due 2042 and (xv) 4.500% debentures due 2042, in each case, issued pursuant to the TWC Indenture. “TWC Notes Documents ”: the TWC Indenture and the TWC Notes. “TWC Notes Trustee ”: The Bank of New York (and each of its successors and assigns), in its capacity as trustee under the TWC Indenture. “TWCE ”: Time Warner Cable Enterprises LLC, a Delaware limited liability company (f/k/a Time Warner Entertainment Company, L.P.). “TWCE Indenture ”: that certain indenture, dated as of April 30, 1992, by and among Time Warner Inc., TWCE and the TWCE Notes Trustee, as supplemented by that certain first supplemental indenture, dated as of June 30, 1992, by and among TWCE, Time Warner Inc., the TWCE Notes Trustee and the other parties thereto and as further amended, restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time . “TWCE Notes ”: TWCE’s (i) 8.375% debentures due 2023 and (ii) 8.375% debentures due 2033, in each case, issued pursuant to the TWCE Indenture. “TWCE Notes Documents ”: the TWCE Indenture and the TWCE Notes. “TWCE Notes Trustee ”: The Bank of New York (and each of its successors and assigns), in its capacity as trustee under the TWCE Indenture. 9

1.2. Other Definitional Provisions .(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof. SECTION 2. GUARANTEE 2.1. Guarantee .(a) The Borrower and each of the Guarantors hereby guarantees and confirms that it guarantees, jointly and severally, unconditionally and irrevocably, to the Administrative Agent, for the ratable benefit of the Secured Parties and for the benefit of the holders of Equally and Ratably Secured Notes Obligations and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance of the Guaranteed Obligations; provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. It is understood that, with respect to each Guarantor party to this Agreement immediately prior to the date hereof, such Guarantor’s guarantee constitutes a continuation of its guarantee under the Existing Guarantee and Collateral Agreement. (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2). (c) The Borrower and each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of the Borrower or such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations hereunder. (d) The guarantee contained in this Section 2 shall remain in full force and effect until all Guaranteed Obligations (other than Guaranteed Obligations in respect of Equally and Ratably Secured Notes Obligations) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations. (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, any Lender or any holder of Equally and Ratably Secured Notes Obligations from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in 10 payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower or any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from the Borrower or such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations, in the case of any Guarantor, up to the maximum liability of such Guarantor hereunder, until the Guaranteed Obligations (other than Guaranteed Obligations in respect of Equally and Ratably Secured Notes Obligations) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. 2.2. Right of Contribution . Each Guarantor hereby agrees that to the extent that a Guarantor (other than Holdings) shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder of such Guaranteed Obligations which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the other Secured Parties and the holders of the Equally and Ratably Secured Notes Obligations, and each Guarantor shall remain liable to the Administrative Agent, the other Secured Parties and the holders of the Equally and Ratably Secured Notes Obligations for the full amount guaranteed by such Guarantor hereunder. 2.3. No Subrogation . Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, any other Secured Party or any holder of the Equally and Ratably Secured Notes Obligations, neither the Borrower nor any Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, any other Secured Party or any holder of the Equally and Ratably Secured Notes Obligations against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations, nor shall the Borrower or any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by the Borrower or such Guarantor hereunder, until the Discharge Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than Guaranteed Obligations in respect of the Equally and Ratably Secured Notes Obligations) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the other Secured Parties and the holders of the Equally and Ratably Secured Notes Obligations, segregated from other funds of the Borrower or such Guarantor, and shall, forthwith upon receipt by the Borrower or such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in the order specified in Section 7.3. 2.4. Amendments, etc . with With respect to the Guaranteed Obligations. The Borrower and each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower or any Guarantor and without notice to or further assent by the Borrower or any Guarantor, any demand for payment of any of the Guaranteed Obligations may be rescinded and any of the Guaranteed Obligations continued, and the 11

Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released and the Credit Agreement and the other Loan Documents, the TWC Notes Documents, the TWCE Notes Documents and any other documents executed and delivered in connection therewith may, from time to time, be amended, modified, supplemented, restated or terminated or the obligations thereunder increased, in whole or in part and any collateral security, guarantee or right of offset at any time held for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party or holder of Equally and Ratably Secured Notes Obligations shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Section 2 or any property subject thereto. 2.5. Guarantee Absolute and Unconditional . The Borrower and each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent, the other Secured Parties and the holders of Equally and Ratably Secured Notes Obligations, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Borrower and each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Guaranteed Obligations. The Borrower and each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, the TWC Notes Documents, the TWCE Notes Documents, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, TWC, TWCE or any other Person against the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower, TWC or TWCE for the Guaranteed Obligations, or of the Borrower or such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Borrower or any Guarantor, the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the 12

Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations against the Borrower or any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. 2.6. Reinstatement . The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. 2.7. Payments . The Borrower and each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office. 2.8. Keepwell . Each Loan Party that is a Qualified ECP Guarantor at the time the guarantee or the grant of the security interest hereunder, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 2 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act. SECTION 3. GRANT OF SECURITY INTEREST Each Grantor hereby grants and confirms its continuing grant to the Administrative Agent, for the ratable benefit of the Secured Parties and the holders of Equally 13 and Ratably Secured Notes Obligations, of a security interest in, and assigns and transfers and confirms its continuing assignment and transfer to the Administrative Agent of, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (subject to the last paragraph of this Section 3, collectively, the “Collateral ”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations: (a) all Pledged Securities; (b) all Intercompany Obligations; (c) all Additional Collateral; (d) all books and records pertaining to the Collateral; and (e) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing, all collateral security and guarantees given by any Person with respect to any of the foregoing and any Instruments evidencing any of the foregoing. Notwithstanding any of the other provisions set forth in any subsection of this Section 3 or any other provision of this Agreement , ( i) other than the last two paragraphs of this Section 3), this Agreement shall not constitute a grant of a security interest in, and the Collateral shall not include , (the following collectively, the “Excluded Assets”): (vi) any Co-Owned TWC IP, (wii ) any intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein, until such time, if any, as a statement of use is filed and accepted, (xiii ) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any grant, subsidy, contract, license, agreement (including any joint venture, partnership or limited liability company operating agreement, unless the same relates to a Wholly Owned Subsidiary), instrument or other document evidencing or giving rise to such property (including, without limitation, any contractual restriction applicable to any Patent or Trademark that is jointly owned by one or more Grantors, on the one hand, and any Person that is not a member of the Charter Group, on the other hand) except to the extent that such Requirement of Law or the term in such grant, subsidy, contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or 14 requiring such consent is ineffective under applicable law (it being understood that, subject to the limitations set forth in this paragraph, it is the intent of the parties that the Collateral include all FCC Licenses, CATV Franchises, the economic value thereof and all Proceeds thereof), (yiv ) any property that is subject to a purchase money security interest permitted by the Credit Agreement for so long as it is subject to such security interest or , (zv) any Equity Interests or other securities of any (A) Subsidiary of the Borrower in excess of the maximum amount of such Equity Interests or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended, for separate financial statements of such Subsidiary to be included in filings by any member of the Charter Group with the SEC (or any other governmental agency) and (ii) in no event shall , (B) Person that is not a Wholly Owned Subsidiary, (C) not-for-profit Subsidiary, permitted receivables Subsidiary, broker-dealer Subsidiary and/or any captive insurance company, (D) employee stock ownership plan or trust established by Holdings or any of its Subsidiaries or a direct or indirect parent of Holdings (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Subsidiary or a direct or indirect parent of Holdings), and (E) Non-Recourse Subsidiary, De Minimis Subsidiary that is not a Grantor or Specified Excluded Subsidiary, (vi) any margin stock, (vii) any cash or cash equivalents, (viii) more than 66% of the total outstanding Foreign Subsidiary Voting Equity Interest of any Foreign Subsidiary constitute Collateral or be required to be pledged hereunder. ; (ix) any property subject to a Lien in connection with grants or subsidies from Governmental Authorities, (x) any additional property that would not otherwise constitute an Excluded Asset that is designated in writing as an Excluded Asset pursuant to this clause (x) by the Borrower pursuant to a certificate signed by a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall state that the conditions to designating set forth in this paragraph are satisfied), so long as (i) the fair market value of all such property (valued at the time of such designation by the Borrower in good faith) does not exceed the greater of (x) $2,500,000,000 and (y) 5.00% of Consolidated Net Worth (measured at the time any such designation is made pursuant to this clause) at any one time outstanding, (ii) no Default or Event of Default has occurred and is continuing or would result from such designation, and (iii) such designation would not result in a release of all or substantially all of the Collateral, and 15

(xi) any asset with respect to which the Borrower (in consultation with the Administrative Agent) has reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby. Notwithstanding any of the other provisions set forth in any subsection of this Section 3 or any other provision of this Agreement, if at any time a Lien is granted over any asset or property to secure, or any asset or property is otherwise subject to a Lien securing, (other than, in each case, a Lien granted under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties) any First Lien Notes, any Equally and Ratably Secured Notes Obligations or any other Indebtedness for Borrowed Money that is secured by a Lien permitted pursuant to Section 7.3 (p) of the Credit Agreement (each, an “Other Lien”), such asset or property shall not constitute Excluded Assets, and such asset or property shall be required to be, and shall automatically be, subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties under this Agreement; provided, however, that foregoing shall not apply to such Other Lien if such Other Lien is outstanding solely because a Lien on such asset or property has been granted to the Administrative Agent under this Agreement. Notwithstanding anything to the contrary herein, if an asset would not constitute an Excluded Asset under and as defined in the Existing Guarantee and Collateral Agreement (“Specified Existing Collateral”), such asset shall not constitute an Excluded Asset hereunder if either (x) the treatment of such asset as an Excluded Asset hereunder individually, or in the aggregate with all other Specified Existing Collateral, would result in all or substantially all of the Collateral (interpreted as if the Existing Guarantee and Collateral Agreement had not been amended and restated) constituting Excluded Assets hereunder or (y) the amendment and restatement of the Existing Guarantee and Collateral Agreement pursuant to this Agreement would release all or substantially all of the Collateral (interpreted as if the Existing Guarantee and Collateral Agreement had not been amended and restated). SECTION 4. CERTIFICATED INTERESTS 4.1. Pledged Partnership Interests . Concurrently with the delivery to the Administrative Agent of any certificate representing any Pledged Partnership Interests, the relevant Grantor shall, if requested by the Administrative Agent, deliver an undated power covering such certificate, duly executed in blank by such Grantor. 4.2. Pledged LLC Interests . Concurrently with the delivery to the Administrative Agent of any certificate representing any Pledged LLC Interests, the relevant Grantor shall, if requested by the Administrative Agent, deliver an undated power covering such certificate, duly executed in blank by such Grantor. SECTION 5. REPRESENTATIONS AND WARRANTIES To, among other things, induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of 16 credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that: 5.1. Title; No Other Liens . Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations pursuant to this Agreement and the other Liens not prohibited to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, each other Secured Party and each holder of Equally and Ratably Secured Notes Obligations understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto. 5.2. Perfected First Priority Liens . The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations), as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens not prohibited by the Credit Agreement. 5.3. Jurisdiction of Organization . On As of the date hereof 2016 Restatement Date , such Grantor’s jurisdiction of organization is specified on Schedule 4. 5.4. Pledged Securities . (a) The Equity Interests pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Equity Interest, if less, 66% of the outstanding Foreign Subsidiary Voting Equity Interest of each relevant Issuer. (b) Except with respect to Pledged Stock from time to time constituting an immaterial portion of the Collateral, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable. (c) None of the Pledged LLC Interests or Pledged Partnership Interests constitutes a security under Section 8-103 of the Applicable UCC or the corresponding code or statute of any other applicable jurisdiction. (d) Except with respect to Pledged Notes from time to time constituting an immaterial portion of the Collateral, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, 17 moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing. (e) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and any Liens not prohibited by Section 7.3 of the Credit Agreement. SECTION 6. COVENANTS Each Grantor covenants and agrees that, from and after the date of this Agreement until all Obligations owing under the Credit Agreement (other than contingent amounts not yet due) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated (the “Discharge Date ”): 6.1. Delivery of Instruments, Certificated Securities and Chattel Paper . If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper with a face value of $5,000,000 25,000,000 or more, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. 6.2. Insurance . All insurance maintained by any Grantor with respect to the Collateral shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (b) name the Administrative Agent as insured party or loss payee, as applicable and customary. [Intentionally Omitted] . 6.3. Maintenance of Perfected Security Interest; Further Documentation . (a) Such Grantor shall, at the request of the Administrative Agent, take all reasonable and necessary actions to maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.2 and shall defend such security interest against the claims and demands of all Persons whomsoever . (b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor constituting, or intended to constitute, Collateral and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail. (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under 18 the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Pledged Securities, Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided , that no account control agreements will be required unless an Event of Default is in existence . 6.4. Changes in Locations, Name, etc .. Such Grantor will not, except upon prior written notice to the Administrative Agent: (af) change its jurisdiction of organization; or (bg) change its name to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become seriously misleading; in each case unless, within 30 days of the taking of any such actions (or such longer period as the Administrative Agent may agree in its reasonable discretion) , such Grantor delivers to the Administrative Agent notice of such change and all documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein. 6.5. Pledged Securities . (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and, with respect to Pledged Stock constituting securities under and as defined in Section 8-103 of the Applicable UCC, deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. During the continuance of an Event of Default, after written notice from the Administrative Agent, any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor during the continuance of an Event of Default, after notice from the Administrative 19

Agent, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations. (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction not prohibited by the Credit Agreement), (ii) create, incur or permit to exist any Lien, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Liens not prohibited under Section 7.3 of the Credit Agreement, (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor to sell, assign or transfer any of the Pledged Stock hereunder or Proceeds thereof, or (iv) enter into any agreement or undertaking restricting, directly or indirectly, the right or ability of the Administrative Agent to sell, assign or transfer any of the Pledged Securities hereunder or Proceeds thereof (except pursuant to a transaction not prohibited by the Credit Agreement). (b) [Intentionally Omitted]. (c) Without the prior written consent of the Administrative Agent, such Grantor will not, and will not permit any Issuer that is a limited liability company or partnership, to amend such Issuer’s certificate of formation, certificate of limited partnership, statement of partnership existence, limited liability company agreement, partnership agreement or operating agreement to provide that any Equity Interests in any Issuer constitute a security under Section 8-103 of the Applicable UCC or the corresponding code or statute of any other applicable jurisdiction. (d) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.5(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 7.1(c) and 7.5 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.1(c) or 7.5 with respect to the Pledged Securities issued by it. SECTION 7. REMEDIAL PROVISIONS 7.1. Investment Property . (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.1(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent not prohibited by the Credit Agreement, and to exercise all voting and organizational rights with respect to the Pledged Securities; provided , however , that no vote shall be cast or right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which 20 would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give three (3) Business Days’ prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order specified in Section 7.3, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, organizational and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent. 7.2. Proceeds to be Turned Over to Administrative Agent . In addition to the rights of the Administrative Agent and the Lenders specified in Section 7.7 with respect to payments of Pledged Receivables, if an Event of Default shall occur and be continuing, following written notice from the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral 21 security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.3. 7.3. Application of Proceeds . (a) At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral or any amount received from any Guarantor pursuant to Section 2 hereof, whether or not held in any Collateral Account in payment of the Obligations in the following order: First , to payment of amounts owing to the Administrative Agent in its capacity as such in accordance with the terms of the Credit Agreement; Second , pro rata (based on the respective amount of the Obligations described in clauses (i), (ii) and (iii) below) to (i) the payment of all other Obligations (other than Equally and Ratably Secured Notes Obligations) due and owing to the Secured Parties for application in accordance with the terms of Section 8.2 of the Credit Agreement, (ii) the TWC Notes Trustee for application to the Equally and Ratably Secured Notes Obligations in respect of the TWC Notes in accordance with the TWC Indenture and (iii) to the TWCE Notes Trustee for application to the Equally and Ratably Secured Notes Obligations in respect of the TWCE Notes in accordance with the TWCE Indenture; and Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as a court of competent jurisdiction shall direct. (b) In making the determination and allocations required by this Section 7.3, the Administrative Agent may conclusively rely upon information supplied by the TWC Notes Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Equally and Ratably Secured Notes Obligations in respect of the TWC Notes and upon information supplied by the TWCE Notes Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Equally and Ratably Secured Notes Obligations in respect of the TWCE Notes and the Administrative Agent shall have no liability to any of the Secured Parties or any of the holders of Equally and Ratably Secured Notes Obligations for actions taken in reliance on such information; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party or any holder of Equally and Ratably Secured Notes Obligations in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 7.3 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the TWC Notes Trustee or the TWCE Notes Trustee of any amounts distributed to the TWC Notes Trustee or the TWCE Notes Trustee by the Administrative Agent. (c) If, despite the provisions of this Agreement, any Secured Party or any holder of Equally and Ratably Secured Notes Obligations shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then 22 entitled in accordance with this Agreement, such Secured Party or holder of Equally and Ratably Secured Notes Obligations shall hold such payment or other recovery in trust for the benefit of all Secured Parties and holders of Equally and Ratably Secured Notes Obligations hereunder for distribution in accordance with this Section 7.3. 7.4. Code and Other Remedies . If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Applicable UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or, to the extent permitted by law, private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, any other Secured Party and any holder of Equally and Ratably Secured Notes Obligations shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.4, after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Applicable UCC, in accordance with Section 7.3 and only then need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. 7.5. Registration Rights [Intentionally Omitted] . (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.4, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer 23 thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act. (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may by reason of such prohibitions be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. (c) Each Grantor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.5 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.5 will cause irreparable injury to the Administrative Agent and the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations, that the Administrative Agent and the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement. 7.6. Deficiency . Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent, any 24

Secured Party or any holder of Equally and Ratably Secured Notes Obligations to collect such deficiency. 7.7. Certain Matters Relating to Pledged Receivables . The Administrative Agent hereby authorizes each Grantor pledging Receivables hereunder to collect such Grantor’s Pledged Receivables, provided that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. At any time after the occurrence and during the continuance of an Event of Default, after written notice to such Grantor from the Administrative Agent, any payments of Pledged Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for application as provided in Section 7.3, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations, segregated from other funds of such Grantor. Each such deposit of Proceeds of Pledged Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. 7.8. Communications with Obligors; Grantors Remain Liable . (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Pledged Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables. (b) Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Pledged Receivables that the Pledged Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and holders of Equally and Ratably Secured Notes Obligations and that payments in respect thereof shall be made directly to the Administrative Agent. (c) Anything herein to the contrary notwithstanding, each Grantor pledging Receivables shall remain liable under each of the Pledged Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent, any Secured Party nor any holder of Equally and Ratably Secured Notes Obligations shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, any Secured Party nor any holder of Equally and Ratably Secured Notes Obligations of any payment relating thereto, nor shall the Administrative Agent, any Secured Party nor any holder of Equally and Ratably Secured Notes Obligations be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment 25 of any amounts which may have been assigned to it or to which it may be entitled at any time or times. SECTION 8. THE ADMINISTRATIVE AGENT 8.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc . (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following: (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Pledged Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Pledged Receivable or with respect to any other Collateral when- ever when ever payable; (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent’s security interest (for the benefit of the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations) in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; (iv) execute, in connection with any sale provided for in Section 7.4 or 7.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt 26 for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Patent or Trademark (along with the goodwill of the business to which any such Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest (for the benefit of the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations) therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and (vi) exercise any of the Administrative Agent’s rights pursuant to Section 7.9. Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice of its intent to exercise its rights under this Section 8.1(a). (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, after prior notice to such Grantor, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement. (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any Class of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand. 27

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released. (e) By accepting the benefits of this Agreement, each holder of Equally and Ratably Secured Notes Obligations hereby appoints the Administrative Agent to serve as collateral agent for the holders of Equally and Ratably Secured Notes Obligations hereunder and to enter into any intercreditor agreement from time to time permitted by the Credit Agreement. 8.2. Duty of Administrative Agent . The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Applicable UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.. 8.3. Financing Statements . Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. The Borrower and each Guarantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. 8.4. Authority of Administrative Agent . Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect 28 thereto as may exist from time to time among them, but, as between the Administrative Agent and each Grantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. SECTION 9. MISCELLANEOUS 9.1. Amendments in Writing . None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. 9.2. Notices . All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1. 9.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. 9.4. Enforcement Expenses; Indemnification . (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of one firm of counsel (together with any special and local counsel) to the Administrative Agent to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. (b) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. 29

(c) Each Guarantor agrees, jointly and severally, to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. (d) The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents. 9.5. Successors and Assigns . This Agreement shall be binding upon the successors and assigns of each Grantor and Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor or Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent. 9.6. Set-Off . Each In each case subject to Section 10.22 of the Credit Agreement, each Grantor hereby irrevocably authorizes the Administrative Agent, each other Secured Party and each holder of Equally and Ratably Secured Notes Obligations at any time and from time to time while an Event of Default pursuant to Section 8(a) or 8(g) (in the latter case with respect to the Borrower) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, any other Secured Party or any holder of Equally and Ratably Secured Notes Obligations to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent, Secured Party or holder of Equally and Ratably Secured Notes Obligations may elect, against and on account of the obligations and liabilities of the Borrower or such Grantor to the Administrative Agent, Secured Party or holder of Equally and Ratably Secured Notes Obligations hereunder and claims of every nature and description of the Administrative Agent, Secured Party or holder of Equally and Ratably Secured Notes Obligations against any Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent, such Secured Party or holder of Equally and Ratably Secured Notes Obligations may elect, whether or not the Administrative Agent, any Secured Party or any holder of Equally and Ratably Secured Notes Obligations has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent, each Secured Party and each holder of Equally and Ratably Secured Notes Obligations shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application and any amount so set off shall be subject to distribution in accordance with Section 7.3. The rights of the Administrative Agent, each other Secured Party and each holder of Equally and Ratably Secured Notes Obligations under this Section 9.6 are in addition 30 to other rights and remedies (including, without limitation, other rights of set-off) which such Person may have. 9.7. Counterparts . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. 9.8. Severability . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. 9.9. Governmental Approvals . (a) Notwithstanding anything herein to the contrary, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, prior to the exercise of any rights and remedies provided in this Agreement or the other Loan Documents, including, without limitation, voting the Pledged Securities or a foreclosure of the security interest granted under this Agreement, except to the extent not prohibited by applicable Requirements of Law (including any prohibition contained in any grant or subsidy) , (i) do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Borrower or any Subsidiary of the Borrower by the Administrative Agent, any Secured Party or any holder of Equally and Ratably Secured Notes Obligations, or control, affirmative or negative, direct or indirect, by the Administrative Agent, any Secured Party or any holder of Equally and Ratably Secured Notes Obligations over the management or any other aspect of the operation of the Borrower or any Subsidiary of the Borrower, which ownership and control remains exclusively and at all times in the Borrower and such Subsidiary, and (ii) do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any License at any time issued to the Borrower or any Subsidiary of the Borrower, or the transfer of control of the Borrower or any Subsidiary of the Borrower, including, without limitation, within the meaning of Section 310(d) of the Communications Act of 1934, as amended. (b) Notwithstanding any other provision of this Agreement, any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to, any of the Pledged Securities, as provided herein, or any other action taken or proposed to be taken by the Administrative Agent hereunder which would affect the operational, voting or other control of the Borrower or any Subsidiary of the Borrower, shall be in accordance with applicable Requirements of Law (including any prohibition contained in any grant or subsidy) . (c) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations shall not, without first obtaining the approval of the FCC or any other 31 applicable Governmental Authority, take any action pursuant to this Agreement which would constitute or result in, or be deemed to constitute or result in, any assignment of a License, including, without limitation, any CATV Franchise of the Borrower or any Subsidiary of the Borrower, or any change of control of the Borrower or any Subsidiary of the Borrower, if such assignment or change in control would require, under then existing Requirements of Law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC or such other Governmental Authority. (d) If counsel to the Administrative Agent reasonably determines that the consent of the FCC or any other Governmental Authority is required in connection with any of the actions which may be taken by the Administrative Agent in the exercise of its rights under this Agreement or any of the other Loan Documents during the continuance of an Event of Default, then the Borrower, at its sole cost and expense, shall use its reasonable best efforts to secure such consent and to cooperate fully with the Administrative Agent in any action commenced by the Administrative Agent to secure such consent. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement during the continuance of an Event of Default which requires any consent, approval, recording, qualification or authorization of the FCC or any other Governmental Authority or instrumentality, the Borrower will promptly prepare, execute, deliver and file, or will promptly cause the preparation, execution, delivery and filing of, all applications, certificates, instruments and other documents and papers that the Administrative Agent reasonably deems necessary or advisable to obtain such governmental consent, approval, recording, qualification or authorization including, without limitation, the assignor’s or transferor’s portion of any application or applications for consent to the assignment of license necessary or appropriate under the rules and regulations of the FCC or any other Governmental Authority for approval of any sale, transfer or assignment to the Administrative Agent or any other Person of the Pledged Securities. Subject to the provisions of applicable law, if the Borrower fails or refuses to execute, or fails or refuses to cause another Person to execute, such documents, the Administrative Agent, as attorney-in-fact for the Borrower appointed pursuant to Section 8.1, or the clerk of any court of competent jurisdiction, may execute and file the same on behalf of the Borrower. In addition to the foregoing, during the continuance of an Event of Default, the Borrower agrees to take, or cause to be taken, any action which the Administrative Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Administrative Agent, the other Secured Parties and the holders of Equally and Ratably Secured Notes Obligations by this Agreement and any other instruments or agreements executed pursuant hereto, including, without limitation, at the Borrower’s cost and expense, the exercise of the Borrower’s best efforts to cooperate in obtaining FCC or other governmental approval of any action or transaction contemplated by this Agreement or any other instrument or agreement executed pursuant hereto which is then required by law. (e) The Borrower recognizes that the authorizations, permits and licenses held by the Borrower or any of its Subsidiaries are unique assets which may have to be assigned or transferred in order for the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations to realize the value of the security interests granted to the Administrative Agent. 32

The Borrower further recognizes that a violation of the provisions of Section 9.9 would result in irreparable harm to the Administrative Agent, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations for which monetary damages are not readily ascertainable. Therefore, in addition to any other remedy which may be available to the Administrative Agent, the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations at law or in equity, the Administrative Agent shall have the remedy of specific performance of the provisions of this Section 9.9. To enforce the provisions of this Section 9.9, the Administrative Agent is authorized to request the consent or approval of the FCC or other Governmental Authority to a voluntary or an involuntary assignment or transfer of control of any authorization, permit or license. In connection with the exercise of its remedies under this Agreement or under any of the other Loan Documents, the Administrative Agent may obtain the appointment of a trustee or receiver to assume, upon receipt of all necessary judicial, FCC or other Governmental Authority consents or approvals, the control of any Person, subject to compliance with applicable Requirements of Law. Such trustee or receiver shall have all rights and powers provided to it by law or by court order or provided to the Administrative Agent under this Agreement. 9.10. Section Headings . The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof. 9.11. Integration . This Agreement and the other Loan Documents represent the agreement of each Grantor, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents. 9.12. GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. 9.13. Submission To Jurisdiction; Waivers . Each Grantor hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar 33 form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. 9.14. Acknowledgments . Each Grantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) neither the Administrative Agent nor any other Secured Party nor any holder of Equally and Ratably Secured Notes Obligations has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the other Secured Parties and the holders of Equally and Ratably Secured Notes Obligations, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations or among the Grantors and the Secured Parties and the holders of Equally and Ratably Secured Notes Obligations. 9.15. Additional Grantors; Release . (a) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor and Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. (b) The Liens securing the Obligations will be released, in whole or in part, as provided in Section 10.14 of the Credit Agreement. Upon any release of any Liens on any asset securing the Obligations in respect of Loans, Letters of Credit, interest, fees, expenses and other amounts due under the Credit Agreement, the Liens hereunder securing the Equally and Ratably Secured Notes Obligations shall be automatically released on such assets. On the Discharge Date, the Collateral securing all Obligations shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, CCOH and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the 34

Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. (c) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by the Credit Agreement or consented to in accordance with Section 10.1 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases (which may be effected pursuant to a Release) or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by as provided in Section 10.14 of the Credit Agreement. 9.16. Successor Administrative Agent . Upon the appointment of any successor to the Administrative Agent pursuant to Section 9.9 of the Credit Agreement, such successor shall thereupon automatically succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement and all references to the Administrative Agent herein shall refer to such successor, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement. 9.17. WAIVER OF JURY TRIAL . EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. 9.18. Intercreditor Agreement . Notwithstanding anything herein to the contrary, the Liens on any Collateral granted to the Administrative Agent pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent with respect to any such Collateral, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement in effect at such time and the terms of this Agreement, the terms of Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, so long as the Intercreditor Agreement is effective, any requirement hereunder to deliver any Shared Collateral (as such term is defined in the Intercreditor Agreement) or the proceeds thereof to the Administrative Agent shall be deemed satisfied by delivery of such Shared Collateral to the Applicable Authorized Representative (as such term is defined in the Intercreditor Agreement. SECTION 10. EQUAL AND RATABLE SECURITY 10.1. Equal and Ratable Security . This Agreement shall secure the Equally and Ratably Secured Notes Obligations on an equal and ratable basis with the other Obligations and shall be construed and enforced accordingly. 35

10.2. Limitation on Administrative Agent’s Responsibilities with Respect to Holders of Equally and Ratably Secured Notes Obligations . (a) The obligations of the Administrative Agent to the holders of Equally and Ratably Secured Notes Obligations and the TWC Notes Trustee and TWCE Notes Trustee hereunder shall be limited solely to (i) holding the Collateral for the ratable benefit of the holders of Equally and Ratably Secured Notes Obligations for so long as (A) the Discharge Date has not occurred and any Liens securing the Obligations remain outstanding and (B) any Equally and Ratably Secured Notes Obligations are secured by the Collateral pursuant to this Agreement and (ii) distributing any proceeds received by the Administrative Agent from the sale, collection or realization of the Collateral to the TWC Notes Trustee and TWCE Notes Trustee in accordance with Section 7.3. None of the holders of Equally and Ratably Secured Notes Obligations, the TWC Notes Trustee nor the TWCE Notes Trustee shall be entitled to exercise (or direct the Administrative Agent to exercise) any rights or remedies hereunder with respect to the Equally and Ratably Secured Notes Obligations, including without limitation the right to receive any payments, enforce the Lien on Collateral, request any action, institute proceedings, give any instructions to the Administrative Agent or any other Person, make any election, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof. This Agreement shall not create any liability of the Administrative Agent or the Secured Parties to any holders of Equally and Ratably Secured Notes Obligations or to the TWC Notes Trustee or the TWCE Notes Trustee by reason of actions taken with respect to the creation, perfection or continuation of the Lien on Collateral, actions with respect to the occurrence of an Event of Default (under, and as defined in, the Credit Agreement), actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or action with respect to the collection of any claim for all or any part of the Equally and Ratably Secured Notes Obligations, guarantor or any other party or the valuation, use or protection of the Collateral. By acceptance of the benefits under this Agreement and the other Loan Documents, the holders of Equally and Ratably Secured Notes Obligations, the TWC Notes Trustee and the TWCE Notes Trustee will be deemed to have acknowledged and agreed that the provisions of the preceding sentence are intended to induce the Lenders to permit such Persons to be secured parties under this Agreement and are being relied upon by the Lenders as consideration therefor. (b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall or shall be construed to (i) result in the security interest in the Collateral securing the Equally and Ratably Secured Notes Obligations less than equally and ratably with the Liens securing the Obligations or (ii) modify or affect the rights of the holders of the Equally and Ratably Secured Notes Obligations to receive the pro rata share specified in Section 7.3 of any proceeds of any collection or sale of Collateral. (c) The parties hereto agree that the Equally and Ratably Secured Notes Obligations and the Secured Obligations are, and will be, equally and ratably secured with each other by the Liens on the Collateral. Any and all rights not herein expressly given to the TWC Notes Trustee or the TWCE Notes Trustee are expressly reserved to the Administrative Agent and the Secured Parties other than the holders of the Equally and Ratably Secured Notes Obligations. 36

IN WITNESS WHEREOF, each Grantor and the Administrative Agent has caused this Agreement to be duly authenticated as of the date first above written by executing and delivering the Restatement Agreement Amendment No. 2 to which this Agreement is attached.